EXHIBIT 99.1

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

by and among

PEMSTAR INC.,

as Borrower

and

WACHOVIA CAPITAL FINANCE CORPORATION (CENTRAL), formerly known as

Congress Financial Corporation (Central),

as Administrative and Collateral Agent

and

WACHOVIA CAPITAL MARKETS, LLC,

as Arranger

and

THE LENDERS FROM TIME TO TIME PARTY HERETO,

as Lenders

Dated: July 3, 2006

8.5	Tax Returns.	68
8.6	Litigation.	68
8.7	Compliance with Other Agreements and Applicable Laws.	68
8.8	Environmental Compliance.	69
8.9	Employee Benefits.	69
8.10	Bank Accounts.	70
8.11	Intellectual Property.	70
8.12	Subsidiaries, Affiliates; Capitalization; Solvency.	71
8.13	Labor Disputes.	71
8.14	Restrictions on Subsidiaries.	71
8.15	Material Contracts.	71
8.16	Payable Practices.	72
8.17	Accuracy and Completeness of Information.	72
8.18	Survival of Warranties; Cumulative.	72
Section 9.	AFFIRMATIVE AND NEGATIVE COVENANTS	72
9.1	Maintenance of Existence.	72
9.2	New Collateral Locations.	73
9.3	Compliance with Laws, Regulations, Etc.	73
9.4	Payment of Taxes and Claims.	74
9.5	Insurance.	74
9.6	Financial Statements and Other Information.	75
9.7	Sale of Assets, Consolidation, Merger, Dissolution Etc.	76
9.8	Encumbrances.	79
9.9	Indebtedness.	80
9.10	Loans and Investments, Etc.	83
9.11	Dividends and Redemptions.	85
9.12	Transactions with Affiliates.	86
9.13	Compliance with ERISA.	86
9.14	End of Fiscal Years; Fiscal Quarters.	86
9.15	Change in Business.	87
9.16	Limitations on Restrictions Affecting Subsidiaries.	87
9.17	Minimum EBITDA.	87
9.18	Minimum Excess Availability.	87
9.19	Capital Expenditures.	87
9.20	License Agreements.	88
9.21	After Acquired Real Property.	88
9.22	Costs and Expenses.	89
9.23	Further Assurances.	89
Section 10.	EVENTS OF DEFAULT AND REMEDIES	90
10.1	Events of Default.	90
10.2	Remedies.	92
Section 11.	JURY TRIAL WAIVER, OTHER WAIVERS AND CONSENTS; GOVERNING LAW	96
11.1	Governing Law; Choice of Forum; Service Process; Jury Trial Waiver.	96
11.2	Waiver of Notices.	97
11.3	Amendments and Waivers.	97

11.4	Waiver of Counterclaims.	100
11.5	Indemnification.	100
Section 12.	THE AGENT	101
12.1	Appointment, Powers and Immunities.	101
12.2	Reliance By Agent.	101
12.3	Events of Default.	101
12.4	Wachovia in its Individual Capacity.	102
12.5	Indemnification.	102
12.6	Non-Reliance on Agent and Other Lenders.	102
12.7	Failure to Act.	103
12.8	Additional Loans.	103
12.9	Concerning the Collateral and the Related Financing Agreements.	104
12.10	Field Audit, Examination Reports and other Information; Disclaimer by Lenders.	104
12.11	Collateral Matters.	104
12.12	Agency for Perfection.	106
12.13	Successor Agent.	106
Section 13.	ACKNOWLEDGMENT AND RESTATEMENT	107
13.1	Existing Obligations.	107
13.2	Acknowledgment of Security Interests.	107
13.3	Existing Agreement.	107
13.4	Restatement.	107
Section 14.	TERM OF AGREEMENT; MISCELLANEOUS	108
14.1	Term.	108
14.2	Interpretative Provisions.	109
14.3	Notices.	111
14.4	Partial Invalidity.	112
14.5	Confidentiality.	112
14.6	Successors.	113
14.7	Assignments; Participations.	113
14.8	Tranche B Lender Purchase Option.	116
14.9	Entire Agreement.	118
14.10	Counterparts, Etc.	118

INDEX TO

EXHIBITS AND SCHEDULES

Exhibit A	Form of Assignment and Acceptance

Exhibit B	Information Certificate

Exhibit C	Form of Compliance Certificate

Exhibit D	Form of Borrowing Base Certificate

Exhibit E	Conditions to Tranche B Borrowing Base Increase

Schedule 1	Commitments

Schedule 1.33	List of US Companies with Foreign Subsidiaries with Eligible Accounts

Schedule 9.17(a)	Minimum EBITDA for Borrower and all Subsidiaries

Schedule 9.17(b)	Minimum EBITDA for Borrower and Domestic Subsidiaries

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This Amended and Restated Loan and Security Agreement dated July 3, 2006 is entered into by and among PEMSTAR Inc., a Minnesota corporation (“Borrower”), the parties hereto from time to time as lenders, whether by execution of this Agreement or an Assignment and Acceptance (each individually, a “Lender” and collectively, “Lenders”), Wachovia Capital Finance Corporation (Central), formerly known as Congress Financial Corporation (Central), an Illinois corporation, in its capacity as Administrative Agent for Lenders (in such capacity, “Agent”) and Wachovia Capital Markets, LLC, a Delaware limited liability company, in its capacity as Arranger for Lenders (in such capacity, “Arranger”).

WITNESSETH:

WHEREAS, Borrower, Lenders and Agent are parties to the Loan and Security Agreement, dated as of April 25, 2003, by and among them, pursuant to which Lenders have made and may make loans and provide other financial accommodations to Borrower;

WHEREAS, Borrower has requested that Agent and Lenders amend and restate the Loan Agreement pursuant to and in accordance with the terms and conditions set forth herein; and

WHEREAS, each Lender is willing to agree (severally and not jointly) to amend and restate the Loan Agreement and to make such loans and provide such financial accommodations to Borrower on a pro rata basis according to its Commitment (as defined below) on the terms and conditions set forth herein and Agent is willing to act as agent for Lenders on the terms and conditions set forth herein and the other Financing Agreements;

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1. DEFINITIONS

For purposes of this Agreement, the following terms shall have the respective meanings given to them below:

1.1 “Accounts” shall mean all present and future rights of Borrower to payment of a monetary obligation, whether or not earned by performance, which is not evidenced by chattel paper or an instrument, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, (c) for a secondary obligation incurred or to be incurred, or (d) arising out of the use of a credit or charge card or information contained on or for use with the card.

1.2 “Adjusted Eurodollar Rate” shall mean, with respect to each Interest Period for any Eurodollar Rate Loan, the rate per annum (rounded upwards, if necessary, to the next one-sixteenth (1/16) of one (1%) percent) determined by dividing (a) the Eurodollar Rate for such Interest Period by (b) a percentage equal to: (i) one (1) minus (ii) the Reserve Percentage. For purposes hereof, “Reserve Percentage” shall mean the reserve percentage, expressed as a decimal, prescribed by any United States or foreign banking authority for determining the reserve requirement which is or would be applicable to deposits of United States dollars in a non-United States or an international banking office of Reference Bank used to fund a Eurodollar Rate Loan or any Eurodollar Rate Loan made with the proceeds of such deposit, whether or not the Reference Bank actually holds or has made any such deposits or loans. The Adjusted Eurodollar Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

1.3 “Affiliate” shall mean, with respect to a specified Person, any other Person which directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such Person, and without limiting the generality of the foregoing, includes (a) any Person which beneficially owns or holds five (5%) percent or more of any class of Voting Stock of such Person or other equity interests in such Person, (b) any Person of which such Person beneficially owns or holds five (5%) percent or more of any class of Voting Stock or in which such Person beneficially owns or holds five (5%) percent or more of the equity interests and (c) any director or executive officer of such Person. For the purposes of this definition, the term “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by agreement or otherwise.

1.4 “Agent” shall mean Wachovia Capital Finance Corporation (Central), formerly known as Congress Financial Corporation (Central), in its capacity as agent on behalf of Lenders pursuant to the terms hereof and any replacement or successor agent hereunder.

1.5 “Agent Payment Account” shall mean account no. 5000000030266 of Agent at Wachovia or such other account of Agent as Agent may from time to time designate to Borrower as the Agent Payment Account for purposes of this Agreement and the other Financing Agreements.

1.6 “Applicable Margin” shall mean, at any time, as to the Interest Rate for Prime Rate Loans and the Interest Rate for Eurodollar Rate Loans, the applicable percentage (on a per annum basis) set forth below if the Quarterly Average Excess Availability for the immediately preceding fiscal quarter is at or within the amounts indicated for such percentage:

Quarterly Average Excess Availability	Applicable Prime Rate Margin	Applicable Eurodollar Rate Margin
(a) $15,000,000 or more	0%	2.0%
(b) Greater than or equal to $10,000,000 and less than $15,000,000	0.25%	2.25%
(c) Greater than or equal to $5,000,000 and less than $10,000,000	0.50%	2.50%
(d) Less than $5,000,000	0.75%	2.75%

provided, that, (i) the Applicable Margin shall be calculated and established once each fiscal quarter for both Prime Rate Loans and Eurodollar Rate Loans (including any Eurodollar Rate Loans for which the duration of applicable Interest Period continues after the end of the applicable fiscal quarter), commencing with the fiscal quarter ending September 30, 2006, and shall remain in effect until adjusted thereafter at the end of the next quarter and (ii) the Applicable Margin through the last day of September 2006 shall be the amount for Tier (a) set forth above

1.7 “Approved Fund” shall mean with respect to any Lender that is a fund or similar investment vehicle that makes or invests in commercial loans, any other fund or similar investment vehicle that invests in commercial loans which is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

1.8 “Assignment and Acceptance” shall mean an Assignment and Acceptance substantially in the form of Exhibit A attached hereto (with blanks appropriately completed) delivered to Agent in connection with an assignment of a Lender’s interest hereunder in accordance with the provisions of Section 14.7 hereof.

1.9 “Bank Products” shall mean any one or more of the following types or services or facilities provided to Borrower by Agent, any Affiliate of Agent, any Lender, any Affiliate of any Lender or any other financial institution acceptable to Agent (and in each case as to any such Affiliate, Lender, Affiliate of any Lender or other financial institution only to the extent approved by Agent): (a) credit cards or (b) cash management or related services, including (i) the automated clearinghouse transfer of funds for the account of Borrower pursuant to agreement or overdraft for any accounts of Borrower maintained at Agent, any Affiliate of Agent, any Lender or any Affiliate of any Lender (in each case to the extent approved by Agent) that are subject to the control of Agent pursuant to any Deposit Account Control Agreement to which Agent, such Affiliate of Agent, Lender or Affiliate of Lender is a party, as applicable, and (ii) controlled disbursement services and (c) Hedge Agreements if and to the extent permitted hereunder.

1.10 “Blocked Accounts” shall have the meaning set forth in Section 6.3 hereof.

1.11 “Borrowing Base” shall mean, at any time, the amount equal to:

(a) the amount equal to: (i) eighty-five (85%) percent of the Net Amount of the Eligible Accounts, plus (ii) the lesser of (A) the Inventory Loan Limit or (B) thirty-five (35%) percent multiplied by the Value of the Eligible Inventory or (C) eighty-five (85%) percent of the Net Recovery Percentage multiplied by the Value of such Eligible Inventory, minus

(b) Reserves.

For purposes only of applying the Inventory Loan Limit, Agent may treat the then undrawn amounts of outstanding Letter of Credit Accommodations for the purpose of purchasing Eligible Inventory as Revolving Loans to the extent Agent is in effect basing the issuance of the Letter of Credit Accommodations on the Value of the Eligible Inventory being purchased with such Letter of Credit Accommodations. In determining the actual amounts of such Letter of Credit

Accommodations to be so treated for purposes of the sublimit, the outstanding Revolving Loans and Reserves shall be attributed first to any components of the lending formulas set forth above that are not subject to such sublimit, before being attributed to the components of the lending formulas subject to such sublimit. The amounts of Eligible Inventory shall, at Agent’s option, be determined based on the lesser of the amount of Inventory set forth in the general ledger of Borrower or the perpetual inventory record maintained by Borrower.

1.12 “Borrowing Base Certificate” shall mean a certificate substantially in the form of Exhibit B hereto, as such form may from time to time be modified by Agent, which is duly completed (including all schedules thereto) and executed by the chief financial officer, treasurer or controller of Borrower and delivered to Agent.

1.13 “Business Day” shall mean any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the State of Illinois, or the State of North Carolina, and a day on which Agent is open for the transaction of business, except that if a determination of a Business Day shall relate to any Eurodollar Rate Loans, the term Business Day shall also exclude any day on which banks are closed for dealings in dollar deposits in the London interbank market or other applicable Eurodollar Rate market.

1.14 “Capital Expenditures” shall mean all expenditures for, or contracts for expenditures for, any fixed or capital assets or improvements, or for replacements, substitutions or additions thereto, which have a useful life of more than one (1) year, including, but not limited to, the direct or indirect acquisition of such assets by way of offset items or otherwise and shall include the principal amount of payments under Capital Leases during the applicable period.

1.15 “Capital Leases” shall mean, as applied to any Person, any lease of (or any agreement conveying the right to use) any property (whether real, personal or mixed) by such Person as lessee which in accordance with GAAP, is required to be reflected as a liability on the balance sheet of such Person.

1.16 “Capital Stock” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person’s capital stock or partnership, limited liability company or other equity interests at any time outstanding, and any and all rights, warrants or options exchangeable for or convertible into such capital stock or other interests (but excluding any debt security that is exchangeable for or convertible into such capital stock).

1.17 “Cash Equivalents” shall mean, at any time, (a) any evidence of Indebtedness with a maturity date of ninety (90) days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof; provided, that, the full faith and credit of the United States of America is pledged in support thereof; (b) certificates of deposit or bankers’ acceptances with a maturity of ninety (90) days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $250,000,000; (c) commercial paper (including variable rate demand notes) with a maturity of ninety (90) days or less issued by a corporation (except an Affiliate of Borrower) organized under the laws of any State of the United States of America or the District of Columbia and rated at least A-1 by Standard & Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc. or at least P-1 by Moody’s Investors Service, Inc.; (d) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (a) above entered into with any financial institution having combined capital and surplus and undivided profits of not less than $250,000,000; (e) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States of America or issued by any governmental agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within ninety (90) days or less from the date of acquisition; provided, that, the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions with Securities Dealers and Others, as adopted by the Comptroller of the Currency on October 31, 1985; and (f) investments in money market funds and mutual funds which invest substantially all of their assets in securities of the types described in clauses (a) through (e) above.

1.18 “Change of Control” shall mean (a) the transfer (in one transaction or a series of transactions) of all or substantially all of the assets of Borrower or any Obligor to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), other than as permitted in Section 9.7 hereof; (b) the liquidation or dissolution of Borrower or any Obligor or the adoption of a plan by the stockholders of Borrower or any Obligor relating to the dissolution or liquidation of Borrower or any Obligor, other than as permitted in Section 9.7 hereof; (c) the acquisition by any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act) of beneficial ownership, directly or indirectly, of a majority of the voting power of the total outstanding Voting Stock of Borrower or any Obligor or the Board of Directors of Borrower or any Obligor; or (d) during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Borrower or any Obligor (together with any new directors whose nomination for election by the stockholders of Borrower or any Obligor, as the case may be, was approved by a vote of at least fifty-one (51%) percent of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Borrower or any Obligor then still in office.

1.19 “Chiptronics” shall mean TMC, Inc., d/b/a Chiptronics, Inc., a North Dakota corporation, and its successors and assigns.

1.20 “Chiptronics Collection Account” shall mean the “Collection Account” as such term is defined in the Chiptronics Control Agreement.

1.21 “Chiptronics Control Agreement” shall mean the Deposit Account Control Agreement, dated April 25, 2003, by and among Bank, Chiptronics, Borrower and Agent, as amended pursuant to Amendment No. 1 to Deposit Account Control Agreement dated September 20, 2004 and Amendment No. 2 to Deposit Account Control Agreement dated June 27, 2005, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.22 “Code” shall mean the Internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

1.23 “Collateral” shall have the meaning set forth in Section 5.1 hereof.

1.24 “Collateral Access Agreement” shall mean an agreement in writing, in form and substance satisfactory to Agent, from any lessor of premises to Borrower, or any other person to whom any Collateral is consigned or who has custody, control or possession of any such Collateral or is otherwise the owner or operator of any premises on which any of such Collateral is located.

1.25 “Commitments” shall mean, collectively, the Revolving Loan Commitments and the Tranche B Loan Commitment.

1.26 “Consolidated Net Income” shall mean, with respect to any Person for any period, the aggregate of the net income (loss) of such Person and its Subsidiaries, on a consolidated basis, for such period (excluding to the extent included therein any extraordinary or non-recurring gains and extraordinary non-cash charges to property, plant and equipment or goodwill) after deducting all charges which should be deducted before arriving at the net income (loss) for such period and after deducting the Provision for Taxes for such period, all as determined in accordance with GAAP; provided, that, (a) the net income of any Person that is not a wholly-owned Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid or payable to such Person or a wholly-owned Subsidiary of such Person; (b) except to the extent included pursuant to the foregoing clause, the net income of any Person accrued prior to the date it becomes a wholly-owned Subsidiary of such Person or is merged into or consolidated with such Person or any of its wholly-owned Subsidiaries or that Person’s assets are acquired by such Person or by any of its wholly-owned Subsidiaries shall be excluded; (c) the effect of any change in accounting principles adopted by such Person or its Subsidiaries after the date hereof shall be excluded; (d) net income shall exclude interest accruing, but not paid on indebtedness owing to a Subsidiary or parent corporation of such Person, which is subordinated in right of payment to the payment in full of the Obligations, on terms and conditions acceptable to Lender; and (e) the net income (if positive) of any wholly-owned Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such wholly-owned Subsidiary to such Person or to any other wholly-owned Subsidiary of such Person is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such wholly-owned Subsidiary shall be excluded. For the purposes of this definition, net income excludes any gain and non-cash loss (but not any cash loss) together with any related Provision for Taxes for such gain and non-cash loss (but not any cash loss) realized upon the sale or other disposition of any assets that are not sold in the ordinary course of business (including, without limitation, dispositions pursuant to sale and leaseback transactions) or of any Capital Stock of such Person or a Subsidiary of such Person.

1.27 “Credit Facility” shall mean the Revolving Loans and Letter of Credit Accommodations provided to or for the benefit of Borrower pursuant to Sections 2.1 and 2.2 hereof.

1.28 “Default” shall mean an act, condition or event which with notice or passage of time or both would constitute an Event of Default.

1.29 “Defaulting Lender” shall have the meaning set forth in Section 6.9 hereof.

1.30 “Deposit Account Control Agreement” shall mean an agreement in writing, in form and substance satisfactory to Agent, by and among Agent, Borrower or the Obligor with a deposit account at any bank and the bank at which such deposit account is at any time maintained which provides that such bank will comply with instructions originated by Agent directing disposition of the funds in the deposit account without further consent by Borrower or such Obligor and has such other terms and conditions as Agent may require.

1.31 “Early Termination Fee” shall mean the fee payable by Borrower pursuant to Section 14.1(c) hereof.

1.32 “EBITDA” shall mean, as to any Person, with respect to any period, an amount equal to: (a) the Consolidated Net Income of such Person for such period, plus (b) depreciation and amortization for such period (to the extent deducted in the computation of Consolidated Net Income of such Person), all in accordance with GAAP, plus (c) Interest Expense for such period (to the extent deducted in the computation of Consolidated Net Income of such Person), plus (d) the Provision of Taxes for such period (to the extent deducted in the computation of Consolidated Net Income of such Person). For purposes of Section 9.17(b) hereof, corporate expenses shall be allocated to Borrower and its Subsidiaries other than Foreign Subsidiaries in a manner consistent with the current practices of Borrower as of the date hereof.

1.33 “Eligible Accounts” shall mean Accounts created by Borrower which are and continue to be acceptable to Agent based on the criteria set forth below. In general, Accounts shall be Eligible Accounts if:

(a) such Accounts arise from the actual and bona fide sale and delivery of goods by Borrower or rendition of services by Borrower in the ordinary course of its business which transactions are completed in accordance with the terms and provisions contained in any documents related thereto (but in no event shall Eligible Accounts include Accounts arising from the sale of goods or rendition of services on or after the termination of any contract for the sale of goods or rendition of services between Borrower and the account debtor or any notice of termination sent by either party thereto);

(b) such Accounts are not unpaid more than the earlier of sixty (60) days after the original due date for them or ninety (90) days after the date of the original invoice for them;

(c) such Accounts comply with the terms and conditions contained in Section 7.2(b) hereof;

(d) such Accounts do not arise from sales on consignment, guaranteed sale, sale and return, sale on approval, or other terms under which payment by the account debtor may be conditional or contingent;

(e) (i) the chief executive office of the account debtor with respect to such Accounts is located in the United States of America or Canada (provided, that, at any time promptly upon Agent’s request, Borrower shall execute and deliver, or cause to be executed and delivered, such other agreements, documents and instruments as may be required by Agent to perfect the security interests of Agent in those Accounts of an account debtor with its chief executive office or principal place of business in Canada in accordance with the applicable laws of the Province of Canada in which such chief executive office or principal place of business is located and take or cause to be taken such other and further actions as Agent may request to enable Agent as secured party with respect thereto to collect such Accounts under the applicable Federal or Provincial laws of Canada) or (ii) if the chief executive office and principal place of business of the account debtor with respect to such Accounts is located other than in the United States of America or Canada (other than if such account debtor is a subsidiary of a corporation listed on Schedule 1.33 hereto), then at Agent’s option, if either: (A) the account debtor has delivered to Borrower an irrevocable letter of credit issued or confirmed by a bank satisfactory to Agent and payable only in the United States of America and in U.S. dollars, sufficient to cover such Account, in form and substance satisfactory to Agent and if required by Agent, the original of such letter of credit has been delivered to Agent or Agent’s agent and the issuer thereof, and Borrower has complied with the terms of Section 5.2(f) hereof with respect to the assignment of the proceeds of such letter of credit to Agent or naming Agent as transferee beneficiary thereunder, as Agent may specify, or (B) such Account is subject to credit insurance payable to Agent issued by an insurer and on terms and in an amount acceptable to Agent, or (C) such Account is otherwise acceptable in all respects to Agent (subject to such lending formula with respect thereto as Agent may determine) or (iii) if the chief executive office and principal place of business of the account debtor with respect to such Accounts is located other than in the United States of America or Canada and such account debtor is a subsidiary of a corporation listed on Schedule 1.33 hereto, provided, that, in no event shall the aggregate amount of all such Accounts owing by all of such account debtors that shall be deemed to be Eligible Accounts at any one time exceed $2,000,000;

(f) such Accounts do not consist of progress billings (such that the obligation of the account debtors with respect to such Accounts is conditioned upon Borrower’s satisfactory completion of any further performance under the agreement giving rise thereto) or such Accounts do not consist of Accounts of Borrower’s Engineering Services business unit based on percentage of completion accounting, or bill and hold invoices or retainage invoices, except as to bill and hold invoices, if Agent shall have received an agreement in writing from the account debtor, in form and substance satisfactory to Agent, confirming the unconditional obligation of the account debtor to take the goods related thereto and pay such invoice;

(g) the account debtor with respect to such Accounts has not asserted a counterclaim, defense or dispute and is not owed any amounts that may give rise to any right of setoff or recoupment against such Accounts (but the portion of the Accounts of such account debtor in excess of the amount at any time and from time to time owed by Borrower to such account debtor or claimed owed by such account debtor may be deemed Eligible Accounts),

(h) there are no facts, events or occurrences which would impair the validity, enforceability or collectability of such Accounts or reduce the amount payable or delay payment thereunder;

(i) such Accounts are subject to the first priority, valid and perfected security interest of Agent and any goods giving rise thereto are not, and were not at the time of the sale thereof, subject to any liens except those permitted in this Agreement that are subject to an intercreditor agreement in form and substance satisfactory to Agent between the holder of such security interest or lien and Agent;

(j) neither the account debtor nor any officer or employee of the account debtor with respect to such Accounts is an officer, employee, agent or other Affiliate of Borrower or any Obligor;

(k) the account debtors with respect to such Accounts are not any foreign government, the United States of America, any State, political subdivision, department, agency or instrumentality thereof, unless, if the account debtor is the United States of America, any State, political subdivision, department, agency or instrumentality thereof, upon Agent’s request, the Federal Assignment of Claims Act of 1940, as amended or any similar State or local law, if applicable, has been complied with in a manner satisfactory to Agent;

(l) there are no proceedings or actions which are threatened or pending against the account debtors with respect to such Accounts which might result in any material adverse change in any such account debtor’s financial condition (including, without limitation, any bankruptcy, dissolution, liquidation, reorganization or similar proceeding);

(m) the aggregate amount of such Accounts owing by a single account debtor (other than Chiptronics, ONE, Computer Sciences Corporation, General Dynamics, Inc., IBM Corporation and Applied Materials, Inc.) do not constitute more than ten (10%) percent of the aggregate amount of all otherwise Eligible Accounts and the aggregate amount of such Accounts owing by Chiptronics do not constitute more than the percentage set forth in Section 1.33(n) below of all otherwise Eligible Accounts, and the aggregate amount of such Accounts owing by Computer Sciences Corporation and General Dynamics, Inc. do not exceed more than fifteen (15%) percent of all otherwise Eligible Accounts, and the aggregate amount of such Accounts owing by IBM Corporation plus such Accounts owing by ONE do not exceed more than sixty (60%) percent of all otherwise Eligible Accounts and the aggregate amount of such Accounts owing by Applied Materials, Inc. do not exceed more than twenty (20%) percent of all otherwise Eligible Accounts (but in each case the portion of the Accounts not in excess of the applicable percentages may be deemed Eligible Accounts);

(n) the aggregate amount of such Accounts owing by Chiptronics satisfy each of the following additional conditions: (i) in no event shall Accounts owing by Chiptronics to Borrower that exceed the lesser of: (A) $13,000,000 or (B) the amount equal to eighteen (18%) percent of all Eligible Accounts, be deemed to be Eligible Accounts, (ii) in no event shall the aggregate amount of Accounts owing by Chiptronics to Borrower that are deemed to be Eligible

Accounts exceed the amount equal to ninety-eight (98%) percent of the amount of the accounts owing to Chiptronics from its customers (net of sales, excise or similar taxes included in the amount thereof and returns, discounts, claims, credits and allowances) that have received a written notice, in form and substance satisfactory to Agent, of the security interest and lien of Agent in such accounts owing to Chiptronics with instructions to make payments to a deposit account subject to a Deposit Account Control Agreement and that if owned by Borrower would constitute Eligible Accounts, (iii) Agent shall have received a guarantee by Chiptronics of the Obligations, duly authorized, executed and delivered by it, in form and substance satisfactory to Agent, and such guarantee shall be in full force and effect and Chiptronics shall not have revoked or terminated such guarantee or purported to revoke or terminate such guarantee or claimed that it has no liability thereunder or raised any defenses or counterclaims with respect thereto, (iv) Agent shall at all times have a first priority security interest in and lien upon the accounts and related assets of Chiptronics pursuant to a security agreement by Chiptronics in favor of Agent, duly authorized, executed and delivered by Chiptronics, in form and substance satisfactory to Agent, (v) all payments by account debtors or other obligors in respect of accounts, payment intangibles and supporting obligations in respect thereof of Chiptronics shall be made directly to a deposit account that is subject to a Deposit Account Control Agreement that has been duly authorized, executed and delivered by the bank at which such deposit account is maintained, Chiptronics and Borrower;

(o) such Accounts are not owed by an account debtor who has Accounts unpaid more than the earlier of sixty (60) days after the original due date for them or ninety (90) days after the original invoice date for them which constitute more than fifty (50%) percent of the total Accounts of such account debtor;

(p) the account debtor is not located in a state requiring the filing of a Notice of Business Activities Report or similar report in order to permit Borrower to seek judicial enforcement in such State of payment of such Account, unless Borrower has qualified to do business in such state or has filed a Notice of Business Activities Report or equivalent report for the then current year or such failure to file and inability to seek judicial enforcement is capable of being remedied without any material delay or material cost;

(q) such Accounts do not arise from the initial setup costs to produce circuit boards (sometimes referred to as “tooling”), unless such Accounts arise from the final billing for such setup costs and Agent has received evidence, in form and substance satisfactory to Agent, that such tooling has been unconditionally and finally accepted by the account debtor with respect thereto;

(r) such Accounts are owed by account debtors whose total indebtedness to Borrower does not exceed the credit limit with respect to such account debtors as determined by Borrower from time to time, to the extent such credit limit as to any account debtor is established consistent with the current practices of Borrower as of the date hereof and such credit limit is acceptable to Agent in good faith (but the portion of the Accounts not in excess of such credit limit may be deemed Eligible Accounts); and

(s) such Accounts are owed by account debtors deemed creditworthy at all times by Agent in good faith.

(t) as to Accounts owing by ONE, such Accounts satisfy each of the following additional conditions: (i) in no event shall the aggregate amount of Accounts owing by ONE to Borrower that are deemed to be Eligible Accounts exceed the amount of the accounts owing to ONE from IBM (net of sales, excise or similar taxes included in the amount thereof and returns, discounts, claims, credits and allowances) that if owing by IBM to Borrower would constitute Eligible Accounts, (ii) Agent shall have received evidence, in form and substance satisfactory to it, the IBM has received a written notice, in form and substance satisfactory to Agent, of the security interest and lien of Agent in such accounts owing to ONE with instructions to make payments to a deposit account subject to a Deposit Account Control Agreement, (iii) Agent shall have received a limited non-recourse guarantee by ONE of the Obligations, duly authorized, executed and delivered by it, in form and substance satisfactory to Agent, and such guarantee shall be in full force and effect and ONE shall not have revoked or terminated such guarantee or purported to revoke or terminate such guarantee or claimed that it has no liability thereunder or raised any defenses or counterclaims with respect thereto, (iv) Agent shall at all times have a first priority security interest in and lien upon the accounts and related assets of ONE pursuant to a security agreement by ONE in favor of Agent, duly authorized, executed and delivered by ONE, in form and substance satisfactory to Agent, (v) Agent shall have received an opinion from counsel to ONE addressed to Agent in form and substance satisfactory to Agent, with respect to the validity and enforceability of such guarantee and security agreement and related matters as Agent may request, (vi) all payments by account debtors or other obligors in respect of accounts, payment intangibles and supporting obligations in respect thereof of ONE shall be made directly to a deposit account that is subject to a Deposit Account Control Agreement that has been duly authorized, executed and delivered by the bank at which such deposit account is maintained, ONE and Borrower;

The criteria for Eligible Accounts set forth above may only be changed and any new criteria for Eligible Accounts may only be established by Agent in good faith based on either: (i) an event, condition or other circumstance arising after the date hereof, or (ii) an event, condition or other circumstance existing on the date hereof to the extent Agent has no written notice thereof from Borrower prior to the date hereof, in either case under clause (i) or (ii) which adversely affects or could reasonably be expected to adversely affect the Accounts in the good faith determination of Agent. Any Accounts which are not Eligible Accounts shall nevertheless be part of the Collateral.

1.34 “Eligible Inventory” shall mean Inventory consisting of finished goods held for resale in the ordinary course of the business of Borrower and raw materials for such finished goods, in each case which are acceptable to Agent based on the criteria set forth below. In general, Eligible Inventory shall not include (a) work-in-process; (b) components which are not part of finished goods; (c) spare parts for equipment; (d) packaging and shipping materials; (e) supplies used or consumed in Borrower’s business; (f) Inventory at premises other than those owned or leased and controlled by Borrower; provided, that, (i) as to locations which are leased by Borrower, if Agent shall not have received a Collateral Access Agreement from the owner and lessor with respect to such location, duly authorized, executed and delivered by such owner and lessor (or Agent shall determine to accept a Collateral Access Agreement that does not include all required provisions or provisions in the form otherwise required by Agent), Agent may, at its option, establish such Reserves in respect of amounts at any time due or to become due to the owner and lessor thereof as Agent shall determine, and (ii) as to locations owned and operated by a third person, if Agent shall not have received a Collateral Access Agreement from the owner and operator with respect to such location, duly authorized, executed and delivered by such owner and operator (or Agent shall determine to accept a Collateral Access Agreement that does not include all required provisions or provisions in the form otherwise required by Agent), Agent may, at its option, establish such Reserves in respect of amounts at any time due or to become due to the owner and operator thereof as Agent shall determine, provided that, in addition, if required by Agent, in order for such Inventory at locations owned and operated by a third person to be Eligible Inventory, Agent shall have received: (A) UCC financing statements between the owner and operator, as consignee or bailee and Borrower, as consignor or bailor, in form and substance satisfactory to Agent, which are duly assigned to Agent and (B) a written notice to any lender to the owner and operator of the first priority security interest in such Inventory of Agent; (g) Inventory subject to a security interest or lien in favor of any Person other than Agent except those permitted in this Agreement that are subject to an intercreditor agreement in form and substance satisfactory to Agent between the holder of such security interest or lien and Agent; (h) bill and hold goods; (i) unserviceable, obsolete or slow moving Inventory; (j) Inventory which is not subject to the first priority, valid and perfected security interest of Agent; (k) returned, damaged and/or defective Inventory (including subassembly parts); (l) Inventory purchased or sold on consignment; (m) Inventory located outside the United States of America; (n) Inventory produced for or on behalf of a customer that has (i) terminated its arrangements with Borrower or (ii) either given notice to Borrower or to whom Borrower has given notice of its intention to terminate its arrangements with Borrower and (o) as to Inventory consisting of raw materials and finished goods, the amount of the Inventory on hand for any customer that exceeds the amount equal to the sum of (i) the amount of Inventory that such customer projects will be purchased by such customer from Borrower in the forecasts of such purchases that have been provided by such customer to Borrower for the time period consistent with such customer’s current practices as of the date hereof (or such shorter time period as the customer or Borrower may elect) plus (ii) the amount of the Inventory then on hand subject to existing valid and binding purchase orders received by Borrower from such customer. The criteria for Eligible Inventory set forth above may only be changed and any new criteria for Eligible Inventory may only be established by Agent in good faith based on either: (i) an event, condition or other circumstance arising after the date hereof, or (ii) an event, condition or other circumstance existing on the date hereof to the extent Agent has no written notice thereof from Borrower prior to the date hereof, in either case under clause (i) or (ii) which adversely affects or could reasonably be expected to adversely affect the Inventory in the good faith determination of Agent. Any Inventory which is not Eligible Inventory shall nevertheless be part of the Collateral.

1.35 “Eligible Transferee” shall mean (a) any Lender; (b) the parent company of any Lender and/or any Affiliate of such Lender which is at least fifty (50%) percent owned by such Lender or its parent company; (c) any person (whether a corporation, partnership, trust or otherwise) that is engaged in the business of making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business that Agent determines in good faith has the capability of making revolving loans and is administered or managed by a Lender or with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor, that together with affiliated funds has total assets in excess of

$100,000,000 that Agent determines in good faith has the capability of making revolving loans and in each case is approved by Agent; and (d) any other commercial bank, financial institution or “accredited investor” (as defined in Regulation D under the Securities Act of 1933) that has total assets in excess of $100,000,000 and is approved by Agent, provided, that, (i) neither Borrower nor any Obligor or any Affiliate of Borrower or any Obligor shall qualify as an Eligible Transferee and (ii) no Person to whom any Indebtedness which is in any way subordinated in right of payment to any other Indebtedness of Borrower or any Obligor shall qualify as an Eligible Transferee, except as Agent may otherwise specifically agree.

1.36 “Enforcement Action” shall mean the exercise by Agent (or its assignee or designee) in good faith and in a commercially reasonable manner of any of its material enforcement rights and remedies as a secured creditor hereunder or under the other Financing Agreements, applicable law or otherwise, in respect of any of the Collateral, at any time following the occurrence of an Event of Default (including, without limitation, the demand for the immediate payment of all or any portion of the Obligations, the solicitation of bids from third parties to conduct the liquidation or collection of any of the Collateral, the engagement or retention of sales brokers, marketing agents, investment bankers, accountants, appraisers, auctioneers or other third parties for the purposes of valuing, marketing, promoting and selling any of the Collateral, making a motion seeking to lift the automatic stay in any bankruptcy or insolvency proceeding, or opposing the sale of assets constituting Collateral in any bankruptcy or insolvency proceeding, the commencement of any action to foreclose on the security interests or liens of Agent in all or any material portion of the Collateral or commencement of any legal proceedings or actions against Borrower or with respect to all or any portion of the Collateral).

1.37 “Environmental Laws” shall mean all foreign, Federal, State and local laws (including common law), legislation, rules, codes, licenses, permits (including any conditions imposed therein), authorizations, judicial or administrative decisions, injunctions or agreements between Borrower and any Governmental Authority, (a) relating to pollution and the protection, preservation or restoration of the environment (including air, water vapor, surface water, ground water, drinking water, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, (b) relating to the exposure to, or the use, storage, recycling, treatment, generation, manufacture, processing, distribution, transportation, handling, labeling, production, release or disposal, or threatened release, of Hazardous Materials, or (c) relating to all laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials. The term “Environmental Laws” includes (i) the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Water Act, the Federal Clean Air Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Federal Safe Drinking Water Act of 1974, (ii) applicable state counterparts to such laws and (iii) any common law or equitable doctrine that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Materials.

1.38 “Equipment” shall mean all of Borrower’s now owned and hereafter acquired equipment, wherever located, including machinery, data processing and computer equipment (whether owned or licensed and including embedded software), vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.

1.39 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, together with all rules, regulations and interpretations thereunder or related thereto.

1.40 “ERISA Affiliate” shall mean any person required to be aggregated with Borrower or any of its Subsidiaries under Sections 414(b), 414(c), 414(m) or 414(o) of the Code.

1.41 “ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Plan; (b) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (c) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (d) the filing pursuant to Section 412 of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the occurrence of a “prohibited transaction” with respect to which Borrower, or any of its Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which Borrower or any of its Subsidiaries could otherwise be liable; (f) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan or a cessation of operations which is treated as such a withdrawal or notification that a Multiemployer Plan is in reorganization; (g) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the Pension Benefit Guaranty Corporation to terminate a Plan; (h) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (i) the imposition of any liability under Title IV of ERISA, other than the Pension Benefit Guaranty Corporation premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate in excess of $100,000 and (j) any other event or condition with respect to a Plan including any Plan subject to Title IV of ERISA maintained, or contributed to, by any ERISA Affiliate that could reasonably be expected to result in liability of Borrower in excess of $500,000.

1.42 “Eurodollar Rate” shall mean with respect to the Interest Period for a Eurodollar Rate Loan, the interest rate per annum equal to the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the next one-sixteenth (1/16) of one (1%) percent) at which Reference Bank is offered deposits of United States dollars in the London interbank market (or other Eurodollar Rate market selected by Borrower and approved by Agent) on or about 9:00 a.m. (New York City time) two (2) Business Days prior to the commencement of such Interest Period in amounts substantially equal to the principal amount of the Eurodollar Rate Loans requested by and available to Borrower in accordance with this Agreement, with a maturity of comparable duration to the Interest Period selected by or on behalf of Borrower.

1.43 “Eurodollar Rate Loans” shall mean any Revolving Loans or portion thereof on which interest is payable based on the Adjusted Eurodollar Rate in accordance with the terms hereof.

1.44 “Event of Default” shall mean the occurrence or existence of any event or condition described in Section 10.1 hereof.

1.45 “Excess Availability” shall mean the amount, as determined by Agent, calculated at any date, equal to: (a) the lesser of: (i) the Borrowing Base and (ii) the Revolving Loan Limit (in each case under (i) or (ii) after giving effect to any Reserves other than any Reserves in respect of Letter of Credit Accommodations), minus (b) the sum of: (i) the amount of all then outstanding and unpaid Obligations arising pursuant to the Revolving Loans, plus (ii) the amount of all Reserves then established in respect of Letter of Credit Accommodations, plus (iii) the aggregate amount of all then outstanding and unpaid trade payables and other obligations of Borrower which are outstanding more than sixty (60) days past due as of the end of the immediately preceding month or at Agent’s option, as of a more recent date based on such reports as Agent may from time to time specify (other than trade payables or other obligations being contested or disputed by Borrower in good faith), plus (iv) without duplication, the amount of checks issued by Borrower to pay trade payables and other obligations which are more than sixty (60) days past due as of the end of the immediately preceding month or at Agent’s option, as of a more recent date based on such reports as Agent may from time to time specify (other than trade payables or other obligations being contested or disputed by Borrower in good faith), but not yet sent.

1.46 “Exchange Act” shall mean the Securities Exchange Act of 1934, together with all rules, regulations and interpretations thereunder or related thereto.

1.47 “Existing Agreement” shall mean the Loan and Security Agreement, dated as of April 25, 2003, by and among Agent, Lenders and Borrower.

1.48 “Fee Letter” shall mean the amended and restated letter agreement, dated on or about the date hereof, between Borrower and Agent, setting forth certain fees payable by Borrower to Agent for the benefit of itself and Lenders, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced

1.49 “Financing Agreements” shall mean, collectively, this Agreement and all notes, guarantees, security agreements, deposit account control agreements, investment property control agreements, intercreditor agreements and all other agreements, documents and instruments now or at any time hereafter executed and/or delivered by Borrower or any Obligor in connection with this Agreement, provided, that, in no event shall the term Financing Agreements be deemed to include any Hedge Agreement.

1.50 “Foreign Subsidiary” shall mean any Subsidiary of Borrower organized or incorporated under the laws of any jurisdiction outside the United States of America and which has substantially all of its assets outside the United States of America.

1.51 “Foreign Subsidiary Collateral” shall mean sixty-six (66%) percent of the issued and outstanding shares of Capital Stock of the direct Subsidiaries of Borrower which are Foreign Subsidiaries or any other shares of Capital Stock of such Foreign Subsidiaries which are at any time pledged to Agent by Borrower.

1.52 “Funded Debt” shall mean, with respect to any person, any Indebtedness of such person and its Subsidiaries (without duplication) consisting of any liability (a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof) or evidenced by bonds, notes, debentures or similar instruments; (b) representing the balance deferred and unpaid of the purchase price of any property or services (except any such balance that constitutes an account payable to a trade creditor (whether or not an Affiliate) created, incurred, assumed or guaranteed by such Person in the ordinary course of business of such Person in connection with obtaining goods, materials or services that is not overdue by more than ninety (90) days, unless the trade payable is being contested in good faith); and (c) all obligations as lessee under leases which have been, or should be, in accordance with GAAP recorded as Capital Leases.

1.53 “GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board which are applicable to the circumstances as of the date of determination consistently applied, except that, for purposes of Section 9.17 hereof and the calculation of the Leverage Ratio or any component thereof, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements delivered to Agent prior to the date hereof.

1.54 “Governmental Authority” shall mean any nation or government, any state, province, or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

1.55 “Hazardous Materials” shall mean any hazardous, toxic or dangerous substances, materials and wastes, including hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including any that are or become classified as hazardous or toxic under any Environmental Law).

1.56 “Hedge Agreement” shall mean an agreement between Borrower and any Affiliate of Agent or any other financial institution acceptable to Agent that is a rate swap agreement, basis swap, forward rate agreement, commodity swap, interest rate option, forward foreign exchange agreement, spot foreign exchange agreement, rate cap agreement rate, floor agreement, rate collar agreement, currency swap agreement, cross-currency rate swap agreement, currency option, any other similar agreement (including any option to enter into any of the foregoing or a master agreement for any of the foregoing together with all supplements thereto) for the purpose of protecting against or managing exposure to fluctuations in interest or exchange rates, currency valuations or commodity prices; sometimes being collectively referred to herein as “Hedge Agreements”.

1.57 “Indebtedness” shall mean, with respect to any Person, any liability, whether or not contingent, (a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof) or evidenced by bonds, notes, debentures or similar instruments; (b) representing the balance deferred and unpaid of the purchase price of any property or services (except any such balance that constitutes an account payable to a trade creditor (whether or not an Affiliate) created, incurred, assumed or guaranteed by such Person in the ordinary course of business of such Person in connection with obtaining goods, materials or services that is not overdue by more than ninety (90) days, unless the trade payable is being contested in good faith); (c) all obligations as lessee under leases which have been, or should be, in accordance with GAAP recorded as Capital Leases; (d) any contractual obligation, contingent or otherwise, of such Person to pay or be liable for the payment of any indebtedness described in this definition of another Person, including, without limitation, any such indebtedness, directly or indirectly guaranteed, or any agreement to purchase, repurchase, or otherwise acquire such indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof, or to maintain solvency, assets, level of income, or other financial condition; (e) all obligations with respect to redeemable stock and redemption or repurchase obligations under any Capital Stock or other equity securities issued by such Person; (f) all reimbursement obligations and other liabilities of such Person with respect to surety bonds (whether bid, performance or otherwise), letters of credit, banker’s acceptances, drafts or similar documents or instruments issued for such Person’s account; (g) all indebtedness of such Person in respect of indebtedness of another Person for borrowed money or indebtedness of another Person otherwise described in this definition which is secured by any consensual lien, security interest, collateral assignment, conditional sale, mortgage, deed of trust, or other encumbrance on any asset of such Person, whether or not such obligations, liabilities or indebtedness are assumed by or are a personal liability of such Person, all as of such time; (h) all obligations, liabilities and indebtedness of such Person (marked to market) arising under swap agreements, cap agreements and collar agreements and other agreements or arrangements designed to protect such person against fluctuations in interest rates or currency or commodity values; and (i) all obligations owed by such Person under License Agreements with respect to non-refundable, advance or minimum guarantee royalty payments.

1.58 “Information Certificate” shall mean the Information Certificate of Borrower constituting Exhibit C hereto containing material information with respect to Borrower, its businesses and assets provided by or on behalf of Borrower to Agent in connection with the preparation of this Agreement and the other Financing Agreements and the financing arrangements provided for herein.

1.59 “Intellectual Property” shall mean Borrower’s now owned and hereafter arising or acquired: patents, patent rights, patent applications, patent registrations, copyrights, works which are the subject matter of copyrights, copyright applications, copyright registrations, trademarks, trade names, trade styles, trademark and service mark applications, trademark registrations and licenses and rights to use any of the foregoing; all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing; all rights to sue for past, present and future infringement of any of the foregoing; inventions, trade secrets, formulae, processes, compounds, drawings, designs, blueprints, surveys, reports, manuals, and operating standards; goodwill (including any goodwill associated with any trademark or the license of any trademark); customer and other lists in whatever form maintained; trade secret rights, copyright rights, rights in works of authorship, domain names and domain name registration; software and contract rights relating to computer software programs, in whatever form created or maintained.

1.60 “Interest Expense” shall mean, for any period, as to any Person, as determined in accordance with GAAP, the total interest expense of such Person, whether paid or accrued during such period (including the interest component of Capital Leases for such period), including, without limitation, discounts in connection with the sale of any Accounts, but excluding interest paid in property other than cash and any other interest expense not payable in cash.

1.61 “Interest Period” shall mean for any Eurodollar Rate Loan, a period of approximately one (1), two (2), or three (3) months duration as Borrower may elect, the exact duration to be determined in accordance with the customary practice in the applicable Eurodollar Rate market; provided, that, Borrower may not elect an Interest Period which will end after the last day of the then-current term of this Agreement.

1.62 “Interest Rate” shall mean,

(a) Subject to clauses (b) and (c) of this definition below:

(i) as to Prime Rate Loans, a rate equal to one and one-quarter (1 1/4%) percent in excess of the Prime Rate calculated on a per annum basis,

(ii) as to Eurodollar Rate Loans, a rate equal to three and one-quarter (3 1/4%) percent in excess of the Adjusted Eurodollar Rate calculated on a per annum basis (in each case, based on the Eurodollar Rate applicable for the Interest Period selected by Borrower, as in effect three (3) Business Days after the date of receipt by Agent of the request of or on behalf of Borrower for such Eurodollar Rate Loans in accordance with the terms hereof, whether such rate is higher or lower than any rate previously quoted to Borrower).

(b) Subject to clause (c) of this definition below, effective as of the first (1st) day of the second month of each fiscal quarter (commencing with the fiscal quarter ending on or about September 30, 2006), the Interest Rate payable by Borrower shall be increased or decreased, as the case may be, (i) as to Prime Rate Loans, to the rate equal to the Applicable Margin on a per annum basis in excess of the Prime Rate, and (ii) as to Eurodollar Rate Loans, to the rate equal to the Applicable Margin on a per annum basis in excess of the Adjusted Eurodollar Rate.

(c) Notwithstanding anything to the contrary contained in clauses (a) and (b) of this definition, the Applicable Margin otherwise used to calculate the Interest Rate for Prime Rate Loans and Eurodollar Rate Loans shall be the highest percentage set forth in the definition of the term Applicable Margin for each category of Loans (without regard to the amount of Quarterly Average Excess Availability) plus two (2%) percent per annum, at Agent’s option, without notice, (i) for the period (A) from and after the effective date of termination or non-renewal hereof until Agent and Revolving Loan Lenders have received full and final payment of all outstanding and unpaid Obligations which are not contingent and cash collateral or letter of credit, as Agent may specify, in the amounts and on the terms required under Section 14.1 hereof for contingent Obligations (notwithstanding entry of a judgment against Borrower) and (B) from and after the date of the occurrence of an Event of Default and for so long as such Event of Default is continuing as determined by Agent and (ii) on Loans to Borrower at any time outstanding in excess of the Borrowing Base or the Maximum Credit (whether or not such excess(es) arise or are made with or without Agent’s or any Revolving Loan Lender’s knowledge or consent and whether made before or after an Event of Default).

1.63 “Inventory” shall mean all of Borrower’s now owned and hereafter existing or acquired goods, wherever located, which (a) are leased by Borrower as lessor; (b) are held by Borrower for sale or lease or to be furnished under a contract of service; (c) are furnished by Borrower under a contract of service; or (d) consist of raw materials, work in process, finished goods or materials used or consumed in its business.

1.64 “Inventory Loan Limit” shall mean $15,000,000.

1.65 “Investment Property Control Agreement” shall mean an agreement in writing, in form and substance satisfactory to Agent, by and among Agent, Borrower and any securities intermediary, commodity intermediary or other person who has custody, control or possession of any investment property of Borrower acknowledging that such securities intermediary, commodity intermediary or other person has custody, control or possession of such investment property on behalf of Agent, that it will comply with entitlement orders originated by Agent with respect to such investment property, or other instructions of Agent, or (as the case may be) apply any value distributed on account of any commodity contract as directed by Agent, in each case, without the further consent of Borrower and including such other terms and conditions as Agent may require.

1.66 “Lenders” shall mean, collectively, the Revolving Loan Lenders and the Tranche B Loan Lender (sometimes being referred to individually as a “Lender”).

1.67 “Letter of Credit Accommodations” shall mean, collectively, the letters of credit, merchandise purchase or other guarantees which are from time to time either (a) issued or opened by Agent or any Lender for the account of Borrower or any Obligor or (b) with respect to which Agent or Lenders have agreed to indemnify the issuer or guaranteed to the issuer the performance by Borrower or any Obligor of its obligations to such issuer; sometimes being referred to herein individually as “Letter of Credit Accommodation”.

1.68 “Leverage Ratio” shall mean, at any time, as to Borrower and its Subsidiaries (on a consolidated basis), the ratio of: (a) the Funded Debt of Borrower and its Subsidiaries (on a consolidated basis) as of such time (and including for this purpose, (i) the Indebtedness of Borrower evidenced by or arising under the Subordinated Notes, (ii) all Funded Debt of any Subsidiary of Borrower, and (iii) the Obligations) to (b) the EBITDA of Borrower and its Subsidiaries (on a consolidated basis) for the four (4) immediately preceding fiscal quarters of such Person (treated as a single accounting period). For purposes hereof, Funded Debt shall include intercompany Indebtedness owing by Borrower or any Subsidiary of Borrower to another Subsidiary or to Borrower on a net basis.

1.69 “License Agreements” shall have the meaning set forth in Section 8.11 hereof.

1.70 “Loans” shall mean the Revolving Loans and the Tranche B Loans (sometimes referred to individually as a “Loan”).

1.71 “Material Adverse Effect” shall mean a material adverse effect on (a) the financial condition, business, performance or operations of Borrower or the legality, validity or enforceability of this Agreement or any of the other Financing Agreements; (b) the legality, validity, enforceability, perfection or priority of the security interests and liens of Agent upon the Collateral; (c) the Collateral or its value, (d) the ability of Borrower to repay the Obligations or of Borrower to perform its obligations under this Agreement or any of the other Financing Agreements as and when to be performed; or (e) the ability of Agent or any Lender to enforce the Obligations or realize upon the Collateral or otherwise with respect to the rights and remedies of Agent and Lenders under this Agreement or any of the other Financing Agreements.

1.72 “Material Contract” shall mean (a) any contract or other agreement (other than the Financing Agreements), written or oral, of Borrower involving monetary liability of or to any Person in an amount in excess of $1,000,000 in any fiscal year and (b) any other contract or other agreement (other than the Financing Agreements), whether written or oral, to which Borrower is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto would have a Material Adverse Effect.

1.73 “Maturity Date” shall mean October 19, 2010.

1.74 “Maximum Credit” shall mean, at any time, the Revolving Loan Limit as then in effect plus the Tranche B Borrowing Base as then in effect.

1.75 “Mortgages” shall mean, individually and collectively, each of the following (as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced): (a) the Mortgage, Security Agreement and Assignment of Rents and Leases, dated April 25, 2003, by Borrower in favor of Agent with respect to the Real Property and related assets of Borrower located in Rochester, Minnesota as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced and (b) the Mortgage, Security Agreement and Assignment of Rents and Leases, dated April 25, 2003, by Borrower in favor of Agent with respect to the Real Property and related assets of Borrower located in Dunseith, North Dakota. For purposes of the Mortgages, the term “Borrowers” shall mean Borrower.

1.76 “Multiemployer Plan” shall mean a “multi-employer plan” as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding six (6) years contributed to by Borrower or any ERISA Affiliate.

1.77 “Net Amount of Eligible Accounts” shall mean the gross amount of the Eligible Accounts less (a) sales, excise or similar taxes included in the amount thereof and (b) returns, discounts, claims, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed with respect thereto.

1.78 “Net Proceeds” shall mean the aggregate cash proceeds payable to Borrower or any Subsidiary of Borrower in respect of any sale, lease, transfer or other disposition of any assets or properties, or interest in assets and properties or as proceeds of any loans or other financial accommodations provided to Borrower or any Subsidiary of Borrower, in each case net of the direct costs relating to such sale, lease, transfer or other disposition or loans or other financial accommodation (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), and amounts applied to the repayment of indebtedness secured by lien on the asset or assets that are the subject of such sale or other disposition required to be repaid in connection with such transaction. Net Proceeds shall exclude any non-cash proceeds received from any sale or other disposition, but shall include such proceeds when and as converted by Borrower or any Subsidiary of Borrower to cash or other immediately available funds.

1.79 “Net Recovery Percentage” shall mean the fraction, expressed as a percentage, (a) the numerator of which is the amount equal to the amount of the recovery in respect of the Inventory at such time a “net orderly liquidation value—existing channels” basis as set forth in the most recent acceptable appraisal of Inventory received by Agent in accordance with Section 7.3 hereof, net of operating expenses, liquidation expenses and commissions, and (b) the denominator of which is the applicable original cost of the aggregate amount of the Inventory subject to such appraisal.

1.80 “Obligations” shall mean (a) any and all Loans, Letter of Credit Accommodations and all other obligations, liabilities and indebtedness of every kind, nature and description owing by Borrower to Agent or any Lender and/or any of their Affiliates, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under this Agreement or any of the other Financing Agreements, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any case with respect to Borrower under the United States Bankruptcy Code or any similar statute (including the payment of interest and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, or secured or unsecured and (b) for purposes only of Section 5.1 hereof and subject to the priority in right of payment set forth in Section 6.4 hereof, all obligations, liabilities and indebtedness of every kind, nature and description owing by Borrower to Agent or any Bank Product Provider arising under or pursuant to any Bank Products, whether now existing or hereafter arising, provided, that, (i) as to any obligations, liabilities and indebtedness arising under or pursuant to a Hedge Agreement, such obligations, liabilities and indebtedness shall only be included within the Obligations if upon Agent’s request, Agent shall have entered into an agreement, in form and substance reasonably satisfactory to Agent, with the Bank Product Provider that is a counterparty to such Hedge Agreement, as acknowledged and agreed to by Borrower, providing for the delivery to Agent by such counterparty of information with respect to the amount of such obligations and providing for the other rights of Agent and such Bank Product Provider in connection with such arrangements and (ii) as to any obligations, liabilities and indebtedness arising under or pursuant to a Bank Product, such obligations, liabilities and indebtedness shall only be included within the Obligations, if Borrower and the applicable Bank Product Provider, other than Wachovia and its Affiliates, shall have delivered written notice to Agent that (A) such Bank Product Provider has entered into a transaction to provide Bank Products to Borrower and (B) the obligations arising pursuant to such Bank Products provided to Borrower constitute Obligations entitled to the benefits of the security interest of Agent granted hereunder, and Agent shall have approved and accepted such notice in writing and (iii) in no event shall any Bank Product Provider to whom such obligations, liabilities or indebtedness are owing be deemed a Lender for purposes hereof to the extent of and as to such obligations, liabilities or indebtedness other than for purposes of Section 5.1 hereof and other than for purposes of Sections 12.1, 12.2, 12.3(b), 12.6, 12.7, 12.9, 12.12 and 14.6 hereof and in no event shall such obligations, liabilities or indebtedness be included in the Obligations to the extent that the effect is that the value of the Collateral (as determined by Agent) is less than the Obligations (provided, that, any such obligations, liabilities or indebtedness for which a Reserve has not been established shall be deemed to not constitute Obligations in such event prior to any such obligations, liabilities or indebtedness for which a Reserve has been established) and in no event shall the approval of any such person be required in connection with the release or termination of any security interest or lien of Agent.

1.81 “Obligor” shall mean any guarantor, endorser, acceptor, surety or other person liable on or with respect to the Obligations or who is the owner of any property which is security for the Obligations, other than Borrower.

1.82 “ONE” shall mean Oneida Nation Electronics, a corporation existing under the laws of the Oneida Tribe of Indians of Wisconsin, and its successors and assigns.

1.83 “Participant” shall mean any financial institution that acquires and holds a participation in the interest of any Lender in any of the Loans and Letter of Credit Accommodations in conformity with the provisions of Section 14.7 hereof governing participations.

1.84 “Payment Allocation Agreement” shall mean the Payment Allocation Agreement, dated June 27, 2005, by and among Chiptronics, Borrower and Agent, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.85 “Person” or “person” shall mean any individual, sole proprietorship, partnership, corporation (including any corporation which elects subchapter S status under the Code), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

1.86 “Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) which Borrower or any Obligor sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a Multiemployer Plan has made contributions at any time during the immediately preceding six (6) plan years.

1.87 “Prime Rate” shall mean the rate from time to time publicly announced by Wachovia Bank, National Association, or its successors, as its prime rate, whether or not such announced rate is the best rate available at such bank.

1.88 “Prime Rate Loans” shall mean any Revolving Loans or portion thereof on which interest is payable based on the Prime Rate in accordance with the terms thereof.

1.89 “Priority Event” shall mean the occurrence of any one or more of the following: (a) the occurrence and continuance of an Event of Default under Section 10.1(a)(i) hereof with respect to Borrower’s failure to pay any of the Obligations arising pursuant to the Revolving Loans (including principal, interest, fees and expenses attributable thereto); (b) the occurrence and continuance of an Event of Default under Sections 10.1(g) or 10.1(h) hereof; (c) the occurrence of any other Event of Default and the acceleration by Agent of the payment of all or a material portion of the Obligations; or (d) Agent shall have received a Tranche B Loan Action Default Notice.

1.90 “Pro Rata Share” shall mean:

(a) with respect to a Revolving Loan Lender’s obligation to make Revolving Loans and to acquire interests in Letter of Credit Accommodations and receive payments of interest and principal with respect thereto, the fraction (expressed as a percentage) the numerator of which is such Revolving Loan Lender’s Commitment and the denominator of which is the aggregate amount of all of the Revolving Commitments of Lenders, as adjusted from time to time in accordance with the provisions of Section 14.7 hereof; provided, that, if the Commitments have been terminated, the numerator shall be the unpaid amount of such Revolving Loan Lender’s Revolving Loans and its interest in the Letter of Credit Accommodations and the denominator shall be the aggregate amount of all unpaid Revolving Loans and Letter of Credit Accommodations.

(b) with respect to the Tranche B Loan Lender’s obligations to make the Tranche B Loans and receive payments of principal, interest, fees, costs and expenses with respect thereto, one hundred (100%) percent;

(c) with respect to all other matters as to a particular Lender (including the indemnification obligations arising under Section 11.5 hereof and the voting rights set forth in Section 11.3 hereof), the fraction (expressed as a percentage) the numerator of which is the aggregate amount of all of such Lender’s Commitments and the denominator of which is the aggregate amount of all of the Commitments of all Lenders; provided, that, if the Revolving Loan Commitments have been terminated, the numerator shall be the unpaid amount of each Lender’s Loans (and in the case of Revolving Loan Lenders, its interest in the Letter of Credit Accommodations) and the denominator shall be the aggregate amount of all unpaid Revolving Loans, Letter of Credit Accommodations and the Tranche B Loans.

1.91 “Provision for Taxes” shall mean an amount equal to all taxes imposed on or measured by net income, whether Federal, State, Provincial, county or local, and whether foreign or domestic, that are paid or payable by any Person in respect of any period in accordance with GAAP.

1.92 “Quarterly Average Excess Availability” shall mean, at any time, the daily average of the aggregate amount of the Excess Availability for the immediately preceding fiscal quarter as calculated by Agent in good faith.

1.93 “Real Property” shall mean all now owned and hereafter acquired real property of Borrower, including leasehold interests, together with all buildings, structures, and other improvements located thereon and all licenses, easements and appurtenances relating thereto, wherever located, including the real property and related assets more particularly described in the Mortgages.

1.94 “Receivables” shall mean all of the following now owned or hereafter arising or acquired property of Borrower: (a) all Accounts; (b) all interest, fees, late charges, penalties, collection fees and other amounts due or to become due or otherwise payable in connection with any Account; (c) all payment intangibles of Borrower; (d) letters of credit, indemnities, guarantees, security or other deposits and proceeds thereof issued payable to Borrower or otherwise in favor of or delivered to Borrower in connection with any Account; or (e) all other accounts, contract rights, chattel paper, instruments, notes, general intangibles and other forms of obligations owing to Borrower, whether from the sale and lease of goods or other property, licensing of any property (including Intellectual Property or other general intangibles), rendition of services or from loans or advances by Borrower or to or for the benefit of any third person (including loans or advances to any Affiliates or Subsidiaries of Borrower) or otherwise associated with any Accounts, Inventory or general intangibles of Borrower (including, without limitation, choses in action, causes of action, tax refunds, tax refund claims, any funds which may become payable to Borrower in connection with the termination of any Plan or other employee benefit plan and any other amounts payable to Borrower from any Plan or other employee benefit plan, rights and claims against carriers and shippers, rights to indemnification, business interruption insurance and proceeds thereof, casualty or any similar types of insurance and any proceeds thereof and proceeds of insurance covering the lives of employees on which Borrower is a beneficiary).

1.95 “Records” shall mean all of Borrower’s present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of Borrower with respect to the foregoing maintained with or by any other person).

1.96 “Reference Bank” shall mean Wachovia Bank, National Association, or such other bank as Agent may from time to time designate.

1.97 “Register” shall have the meaning set forth in Section 14.7 hereof.

1.98 “Registered Tranche B Loan” shall have the meaning set forth in Section 2.4(f) hereof.

1.99 “Registered Tranche B Loan Note” shall have the meaning set forth in Section 2.4(f) hereof.

1.100 “Required Lenders” shall mean, at any time, those Lenders whose Pro Rata Shares aggregate sixty-six and two-thirds (66 2/3%) percent or more of the aggregate of the Commitments of all Lenders, or if the Commitments shall have been terminated, Lenders to whom at least sixty-six and two-thirds (66 2/3%) percent of the then outstanding Obligations are owing.

1.101 “Required Revolving Loan Lenders” shall mean, at any time, those Revolving Loan Lenders whose Pro Rata Shares of the Revolving Loans aggregate sixty-six and two-thirds (66 2/3%) percent or more of the aggregate of the Commitments of all Revolving Loan Lenders, or if the Revolving Loan Commitments shall have been terminated, Revolving Lenders to whom at least sixty-six and two-thirds (66 2/3%) percent of the then outstanding Obligations arising pursuant to the Revolving Loans are owing.

1.102 “Reserves” shall mean as of any date of determination, such amounts as Agent may from time to time establish and revise in good faith reducing the amount of Revolving Loans and Letter of Credit Accommodations which would otherwise be available to Borrower under the lending formula(s) provided for herein: (a) to reflect events, conditions, contingencies or risks which, as determined by Agent in good faith, adversely affect, or would have a reasonable likelihood of adversely affecting, either (i) the Collateral or any other property which is security for the Obligations or its value or (ii) the assets, business or prospects of Borrower or any Obligor or (iii) the security interests and other rights of Agent or any Lender in the Collateral (including the enforceability, perfection and priority thereof) or (b) to reflect Agent’s good faith belief that any collateral report or financial information furnished by or on behalf of Borrower or any Obligor to Agent is or may have been incomplete, inaccurate or misleading in any material respect or (c) to reflect outstanding Letter of Credit Accommodations as provided in Section 2.2 hereof or (d) in respect of any state of facts which Agent determines in good faith constitutes a Default or an Event of Default. Without limiting the generality of the foregoing, Reserves may be established to reflect(i) that dilution with respect to the Accounts, or at Agent’s option, a division or location of Borrower as currently operated by Borrower (based on the ratio of the aggregate amount of non-cash reductions in Accounts for any period to the aggregate dollar amount of the sales of Borrower for such period) as calculated by Agent for any period is or is reasonably anticipated to be greater than five (5%) percent or (ii) that the number of days of the turnover of the Inventory for any period has adversely changed or (iii) the liquidation value of the Eligible Inventory, or any category thereof, has decreased, including any decrease attributable to a change in the nature, quality or mix of the Inventory or (iv) obligations, liabilities or indebtedness (contingent or otherwise) of Borrower to any Bank Product Provider arising under or in connection with any Bank Products of Borrower with a Bank Product Provider or as such Affiliate or Person may otherwise require in connection therewith to the extent that such obligations, liabilities or indebtedness constitute Obligations or otherwise receive the benefit of the security interest of Lender in any Collateral. To the extent Agent may revise the lending formulas used to determine the Borrowing Base or establish new criteria or revise existing criteria for Eligible Accounts or Eligible Inventory so as to address any circumstances, condition, event or contingency in a manner satisfactory to Agent, Agent shall not establish a Reserve for the same purpose. The amount of any Reserve established by Agent shall have a reasonable relationship to the event, condition or other matter which is the basis for such reserve as determined by Agent in good faith. Without limiting the generality of the foregoing, the Revolving Loans and Letter of Credit Accommodations otherwise available to Borrower shall, at Agent’s option, be subject to a special reserve, in an amount up to any unpaid interest, fees, costs, expenses or other charges with respect to the Tranche B Loans.

1.103 “Revolving Loan Commitment” shall mean, with respect to each Revolving Loan Lender, the principal amount set forth on Schedule 1 hereto for such Lender or for any party becoming a Revolving Loan Lender after the date hereof the amount of such Lender’s Commitment as set forth on Schedule 1 to the Assignment and Acceptance Agreement pursuant to which such Lender may become a Lender hereunder in accordance with the provisions of Section 14.7 hereof; as the same may be adjusted in accordance with the terms hereof; sometimes being collectively referred to as “Revolving Loan Commitments”.

1.104 “Revolving Loan Lender” shall mean a Lender with a Revolving Loan Commitment; sometimes being referred to herein collectively as “Revolving Loan Lenders”.

1.105 “Revolving Loan Limit” shall mean, at any time, the amount equal to $45,000,000.

1.106 “Revolving Loans” shall mean the loans now or hereafter made by or on behalf of any Revolving Lender or by Agent or the account of any Revolving Lender or a revolving basis pursuant to Credit Facility (involving advances, repayment and readvances) as set forth in Section 2.1 hereof.

1.107 “Rochester IRB Agreements” shall mean, collectively, the Rochester 1997 IRB Agreements and the Rochester 1998 IRB Agreements.

1.108 “Rochester IRB Collateral” shall mean the cash collateral pledged by Borrower to U.S. Bank National Association held in account no. 30001301540830 at U.S. Bank National Association in the name of US Bank National Association Business Credit to secure the obligations of Borrower under the Rochester IRB Agreements.

1.109 “Rochester 1997 IRB Agreements” shall mean, collectively, the following (as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced): (a) the Loan Agreement, dated as of May 1, 1997, between the City of Rochester, Minnesota and Borrower; (b) the Indenture of Trust, dated as of May 1, 1997, between the City of Rochester, Minnesota, as issuer and First Trust National Association, as trustee; (c) Letter of Credit No. 76626, dated May 1, 1997, issued by First Bank National Association payable to First Trust National Association as trustee; (d) the Letter of Credit and Reimbursement Agreement, dated as of May 1, 1997, by and among Borrower, First Bank National Association and First Trust National Association as trustee; and (e) all agreements, documents and instruments at any time executed and/or delivered by Borrower in connection with any of the foregoing.

1.110 “Rochester 1998 IRB Agreements” shall mean, collectively, the following (as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced): (a) the Loan Agreement, dated as of June 1, 1998, between the City of Rochester, Minnesota and Borrower; (b) the Indenture of Trust, dated as of June 1, 1998, between the City of Rochester, Minnesota, as issuer and U.S. Bank Trust National Association, as trustee; (c) Letter of Credit No. SLCMMSP00109, dated June 4, 1998, issued by U.S. Bank National Association payable to U.S. Bank Trust National Association as trustee; (d) the Letter of Credit and Reimbursement Agreement, dated as of June 1, 1998, by and among Borrower, U.S. Bank National Association and U.S. Bank Trust National Association as trustee; and (e) all agreements, documents and instruments at any time executed and/or delivered by Borrower in connection with any of the foregoing.

1.111 “Secured Parties” shall mean, collectively, together with their respective successors and assigns: (a) Agent; (b) Lenders; (c) the issuer of Letter of Credit Accommodations; and (d) the provider of Bank Products to the extent permitted hereunder.

1.112 “Security State Bank” shall mean Security State Bank and its successors and assigns.

1.113 “Solvent” shall mean, at any time with respect to any Person, that at such time such Person (a) is able to pay its debts as they mature and has (and has a reasonable basis to believe it will continue to have) sufficient capital (and not unreasonably small capital) to carry on its business consistent with its practices as of the date hereof, and (b) the assets and properties of such Person at a fair valuation (and including as assets for this purpose at a fair valuation all rights of subrogation, contribution or indemnification arising pursuant to any guarantees given by such Person) are greater than the Indebtedness of such Person, and including subordinated and contingent liabilities computed at the amount which, such person has a reasonable basis to believe, represents an amount which can reasonably be expected to become an actual or matured liability (and including as to contingent liabilities arising pursuant to any guarantee the face amount of such liability as reduced to reflect the probability of it becoming a matured liability).

1.114 “Special Agent Advances” shall have the meaning set forth in Section 12.11 hereof.

1.115 “Subordinated Notes” shall mean the Subordinated Convertible Notes, dated May 10, 2002, issued by Borrower in the original aggregate principal amount of $5,000,000 pursuant to the Subordinated Note Agreements, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.116 “Subordinated Note Agreements” shall mean, collectively, the following (as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced): (a) the Securities Purchase Agreement, dated as of May 3, 2002, by and among Borrower, Smithfield Fiduciary LLC and Citadel Equity Fund Ltd., with each purchasing the principal amount of $2,500,000; (b) the Subordinated Notes; (c) the letter agreement, dated as of May 8, 2002, by and among Borrower, Smithfield Fiduciary LLC and Citadel Equity Fund, Ltd.; (d) the Warrants; (e) the Amendment and Termination Agreement, dated as of July 18, 2002, by and among Borrower, Smithfield Fiduciary LLC and Citadel Equity Fund Ltd.; and (f) all other agreements, documents and instruments now or at any time executed and/or delivered in connection therewith.

1.117 “Subsidiary” or “subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, limited liability partnership or other limited or general partnership, trust, association or other business entity of which an aggregate of at least a majority of the outstanding Capital Stock or other interests entitled to vote in the election of the board of directors of such corporation (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency), managers, trustees or other controlling persons, or an equivalent controlling interest therein, of such Person is, at the time, directly or indirectly, owned by such Person and/or one or more subsidiaries of such Person.

1.118 “Supplemental Tranche B Availability” shall mean the lesser of: (a) $5,000,000 or (b) forty (40%) percent multiplied by the Value of Eligible Inventory.

1.119 “Tranche B Borrowing Base” shall mean the amount equal to:

(a) the lesser of:

(i) $9,000,000, or

(ii) the sum of (A) the lesser of (1) $5,000,000 and (2) the amount of the Excess Availability required to be maintained by Borrower pursuant to Section 9.18 hereof, plus (B) the lesser of (1) one hundred (100%) percent of the appraised net orderly liquidation value of Equipment and (2) $5,500,000, plus

(b) on and after the Tranche B Borrowing Base Increase Date, an amount equal to the Supplemental Tranche B Availability;

provided, that, the amount of the Tranche B Borrowing Base shall be reduced by the amount of $400,000 effective as of the first day of each month commencing July 1, 2006 and as of the first day of each month thereafter, until the first day of the month after the Tranche B Borrowing Base Increase Date, and the amount of the Tranche B Borrowing Base shall be reduced by the amount of $420,000 effective as of the first day of each month after the Tranche B Borrowing Base Increase Date and as of the first day of each month thereafter. Notwithstanding anything to the contrary contained herein the Tranche B Borrowing Base shall be $9,000,000 on the date hereof. Tranche B Loan Lender shall not adjust the Tranche B Borrowing Base pursuant to an updated net appraised orderly liquidation value of the Equipment before the earlier of June 30, 2007 and a Default or Event of Default.

1.120 “Tranche B Borrowing Base Increase Date” shall mean the date that Agent receives written notice from the Tranche B Loan Lender that each of the conditions set forth on Exhibit E hereto have been satisfied after April 20, 2007. Tranche B Loan Lender shall send such written notice upon the satisfaction of such conditions.

1.121 “Tranche B Loans” shall mean the loans made by Tranche B Loan Lender to Borrower pursuant to Section 2.4 hereof, each individually referred to herein as a “Tranche B Loan” A Tranche B Loan shall not be deemed to be either a Prime Rate Loan or a Eurodollar Rate Loan..

1.122 “Tranche B Loan Action Default” shall mean an Event of Default under Sections 10.1(a)(i), 10.1(g), 10.1(h), 10.1(j), 10.1(m) or 10.1(n), or 10.1(a)(ii) and 10.1(a)(iii) hereof (to the extent arising as a result of the failure to comply with Sections 9.7, 9.8, 9.9, 9.10, 9.11, 9.12, 9.17, 9.18, 9.19, 9.23 or 9.24 hereof) in each case after giving effect to all applicable cure periods, if any.

1.123 “Tranche B Loan Action Default Notice” shall mean a written notice executed and delivered by the Tranche B Loan Lender to Agent of a Tranche B Loan Action Default and requesting that Agent demand payment of the Obligations and commence Enforcement Actions.

1.124 “Tranche B Loan Commitment” shall mean, at any time, as to Tranche B Loan Lender, the principal amount designated as its Tranche B Loan Commitment set forth on Schedule 1 hereto.

1.125 “Tranche B Loan Fee Letter” shall mean the amended and restated letter agreement, dated of even date herewith, by and among Borrower, Tranche B Loan Lender and Agent, setting forth certain fees payable by Borrower to Agent for the benefit of Tranche B Loan Lender, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.126 “Tranche B Loan Interest Rate” shall mean a rate equal to four and three-quarters (4 3/4%) percent per annum in excess of the Prime Rate; provided, that, the Tranche B Loan Interest Rate shall be two (2%) percent per annum in excess of the then applicable Tranche B Loan Interest Rate, at the option of the Tranche B Loan Lender, after notice to Agent, for the period from and after the date of the occurrence of any Event of Default, and for so long as such Event of Default is continuing as determined by Agent.

1.127 “Tranche B Loan Lender” shall mean Ableco Finance LLC, a Delaware limited liability company, together with its successors and assigns.

1.128 “UCC” shall mean the Uniform Commercial Code as in effect in the State of Illinois, and any successor statute, as in effect from time to time (except that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of Illinois on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as Agent may otherwise determine).

1.129 “Value” shall mean, as determined by Agent in good faith, with respect to Inventory, the lower of (a) cost computed on a first-in first-out basis in accordance with GAAP or (b) market value, provided, that, for purposes of the calculation of the Borrowing Base, (i) the Value of the Inventory shall not include: (A) the portion of the value of Inventory equal to the profit earned by any Affiliate on the sale thereof to Borrower or (B) write-ups or write-downs in value with respect to currency exchange rates or (C) in the case of Inventory consisting of raw materials, any corporate overhead or other corporate or administrative costs or other costs, other than the costs attributable to payments to the sellers thereof to Borrower (sometimes referred to as “burden”) that may be added thereto and (ii) notwithstanding anything to the contrary contained herein, the cost of the Inventory shall be computed in the same manner and consistent with the most recent appraisal of the Inventory received and accepted by Agent prior to the date hereof, if any.

1.130 “Voting Stock” shall mean with respect to any Person, (a) one (1) or more classes of Capital Stock of such Person having general voting powers to elect at least a majority of the board of directors, managers or trustees of such Person, irrespective of whether at the time Capital Stock of any other class or classes have or might have voting power by reason of the happening of any contingency, and (b) any Capital Stock of such Person convertible or exchangeable without restriction at the option of the holder thereof into Capital Stock of such Person described in clause (a) of this definition.

1.131 “Wachovia” shall mean Wachovia Capital Finance Corporation (Central), formerly known as Congress Financial Corporation (Central), an Illinois corporation, in its individual capacity, and its successors and assigns.

1.132 “Warrants” shall mean, collectively, the following (as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced): (a) the Warrants, dated May 10, 2002, issued by Borrower pursuant to the Subordinated Note Agreements and (b) the Warrants, dated as of July 18, 2002, issued by Borrower pursuant to the Amendment and Termination Agreement, dated as of July 18, 2002, by and among Borrower, Smithfield Fiduciary LLC and Citadel Equity Fund, Ltd.

Section 2. CREDIT FACILITIES

2.1 Loans.

(a) Subject to and upon the terms and conditions contained herein, each Revolving Loan Lender severally (and not jointly) agrees to make its Pro Rata Share of Revolving Loans to Borrower from time to time in amounts requested by Borrower up to the amount outstanding at any time equal to the Borrowing Base at such time.

(b) Except in Agent’s discretion, with the consent of all Revolving Loan Lenders, or as otherwise provided herein, (i) the aggregate amount of the Revolving Loans and the Letter of Credit Accommodations outstanding at any time shall not exceed the Revolving Loan Limit, (ii) the aggregate principal amount of the Revolving Loans and Letter of Credit Accommodations outstanding at any time shall not exceed the Borrowing Base, (iii) the aggregate principal amount of the Loans based on the Eligible Inventory shall not exceed the Inventory Loan Limit, (iv) the aggregate principal amount of the Revolving Loans and Letter of Credit Accommodations outstanding at any time based on the Eligible Inventory shall not exceed $15,000,000 and (v) the aggregate amount of the outstanding Letter of Credit Accommodations shall not exceed the sublimit for Letter of Credit Accommodations set forth in Section 2.2(e) hereof, and (vi) the aggregate amount of the Loans and Letter of Credit Accommodations shall not exceed the Maximum Credit.

(c) In the event that (i) the aggregate amount of the Revolving Loans and Letter of Credit Accommodations outstanding exceeds the Revolving Loan Limit, (ii) the aggregate principal amount of the Loans and Letter of Credit Accommodations outstanding exceeds the Borrowing Base, (iii) the aggregate principal amount of Revolving Loans and Letter of Credit Accommodations based on the Eligible Inventory exceeds the Inventory Loan Limit, (iv) the aggregate principal amount of Revolving Loans and Letter of Credit Accommodations based on the Eligible Inventory exceeds the sublimit set forth above, (v) the aggregate amount of the outstanding Letter of Credit Accommodations exceed the sublimit for Letter of Credit Accommodations set forth in Section 2.2(e) hereof, or (vi) the aggregate amount of the Loans and Letter of Credit Accommodations exceed the Maximum Credit, such event shall not limit, waive or otherwise affect any rights of Agent or Revolving Loan Lenders in such circumstances or on any future occasions and Borrower shall, upon demand by Agent, which may be made at any time or from time to time, immediately repay to Agent the entire amount of any such excess(es) for which payment is demanded.

2.2 Letter of Credit Accommodations.

(a) Subject to and upon the terms and conditions contained herein, at the request of Borrower, Agent agrees, for the ratable risk of each Revolving Loan Lender according to its Pro Rata Share, to provide or arrange for Letter of Credit Accommodations for the account of Borrower containing terms and conditions acceptable to Agent and the issuer thereof. Any payments made by or on behalf of Agent or any Revolving Loan Lender to any issuer thereof and/or related parties in connection with the Letter of Credit Accommodations provided to or for the benefit of Borrower shall constitute additional Loans to Borrower pursuant to this Section 2 (or Special Agent Advances as the case may be).

(b) In addition to any charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations, Borrower shall pay to Agent, for the benefit of Revolving Loan Lenders, a letter of credit fee at a rate equal to two (2%) percent per annum, on the daily outstanding balance of the Letter of Credit Accommodations for the immediately preceding month (or part thereof), payable in arrears as of the first day of each succeeding month, except that Agent may, and upon the written direction of Required Revolving Loan Lenders shall, require Borrower to pay to Agent for the ratable benefit of Revolving Loan Lenders such letter of credit fee, at a rate equal to four (4%) percent per annum on such daily outstanding balance for: (i) the period from and after the date of termination hereof until Agent and Revolving Loan Lenders have received full and final payment of all Obligations (notwithstanding entry of a judgment against Borrower) and (ii) the period from and after the date of the occurrence of an Event of Default for so long as such Event of Default is continuing as determined by Agent. Such letter of credit fee shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed and the obligation of Borrower to pay such fee shall survive the termination of this Agreement.

(c) Borrower shall give Agent two (2) Business Days’ prior written notice of Borrower’s request for the issuance of a Letter of Credit Accommodation. Such notice shall be irrevocable and shall specify the original face amount of the Letter of Credit Accommodation requested, the effective date (which date shall be a Business Day) of issuance of such requested Letter of Credit Accommodation, whether such Letter of Credit Accommodations may be drawn in a single or in partial draws, the date on which such requested Letter of Credit Accommodation is to expire (which date shall be a Business Day and shall in no event be a date less than ten (10) days prior to the end of the then current term of this Agreement), the purpose for which such Letter of Credit Accommodation is to be issued, and the beneficiary of the requested Letter of Credit Accommodation. Borrower shall attach to such notice the proposed terms of the Letter of Credit Accommodation.

(d) In addition to being subject to the satisfaction of the applicable conditions precedent contained in Section 4 hereof and the other terms and conditions contained herein, no Letter of Credit Accommodations shall be available unless each of the following conditions precedent have been satisfied in a manner satisfactory to Agent: (i) Borrower shall have delivered to the proposed issuer of such Letter of Credit Accommodation at such times and in such manner as such proposed issuer may require, an application, in form and substance satisfactory to such proposed issuer and Agent, for the issuance of the Letter of Credit Accommodation and such other documents as may be required pursuant to the terms thereof, and the form and terms of the proposed Letter of Credit Accommodation shall be satisfactory to Agent and such proposed issuer, (ii) as of the date of issuance, no order of any court, arbitrator or other Governmental Authority shall purport by its terms to enjoin or restrain money center banks generally from issuing letters of credit of the type and in the amount of the proposed Letter of Credit Accommodation, and no law, rule or regulation applicable to money center banks generally and no request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over money center banks generally shall prohibit, or request that the proposed issuer of such Letter of Credit Accommodation refrain from, the issuance of letters of credit generally or the issuance of such Letter of Credit Accommodation; and (iii) the Excess Availability, prior to giving effect to any Reserves with respect to such Letter of Credit Accommodations, on the date of the proposed issuance of any Letter of Credit Accommodations, shall be equal to or greater than: (A) if the proposed Letter of Credit Accommodation is for the purpose of purchasing Eligible Inventory and the documents of title with respect thereto are consigned to the issuer, the sum of (1) the percentage equal to one hundred (100%) percent minus the then applicable percentage with respect to Eligible Inventory set forth in the definition of the term Borrowing Base multiplied by the Value of such Eligible Inventory, plus (2) freight, taxes, duty and other amounts which Agent estimates must be paid in connection with such Inventory upon arrival and for delivery to one of Borrower’s locations for Eligible Inventory within the United States of America and (B) if the proposed Letter of Credit Accommodation is for any other purpose or the documents of title are not consigned to the issuer in connection with a Letter of Credit Accommodation for the purpose of purchasing Inventory, an amount equal to one hundred (100%) percent of the face amount thereof and all other commitments and obligations made or incurred by Agent with respect thereto. Effective on the issuance of each Letter of Credit Accommodation, a Reserve shall be established in the applicable amount set forth in Section 2.2(d)(iii)(A) or Section 2.2(d)(iii)(B).

(e) Except in Agent’s discretion, with the consent of all Revolving Loan Lenders, the amount of all outstanding Letter of Credit Accommodations and all other commitments and obligations made or incurred by Agent or any Revolving Loan Lender in connection therewith shall not at any time exceed $10,000,000.

(f) Borrower shall indemnify and hold Agent and Revolving Loan Lenders harmless from and against any and all losses, claims, damages, liabilities, costs and expenses which Agent or any Revolving Loan Lender may suffer or incur in connection with any Letter of Credit Accommodations and any documents, drafts or acceptances relating thereto, including any losses, claims, damages, liabilities, costs and expenses due to any action taken by any issuer or correspondent with respect to any Letter of Credit Accommodation, except for such losses, claims, damages, liabilities, costs or expenses that are a direct result of the gross negligence or wilful misconduct of Agent or any Revolving Loan Lender as determined pursuant to a final non-appealable order of a court of competent jurisdiction. Borrower assumes all risks with respect to the acts or omissions of the drawer under or beneficiary of any Letter of Credit Accommodation and for such purposes the drawer or beneficiary shall be deemed Borrower’s agent. Borrower assumes all risks for, and agrees to pay, all foreign, Federal, State and local taxes, duties and levies relating to any goods subject to any Letter of Credit Accommodations or any documents, drafts or acceptances thereunder. Borrower hereby releases and holds Agent and Revolving Loan Lenders harmless from and against any acts, waivers, errors, delays or omissions, whether caused by Borrower, by any issuer or correspondent or otherwise with respect to or relating to any Letter of Credit Accommodation, except for the gross negligence or wilful misconduct of Agent or any Revolving Loan Lender as determined pursuant to a final, non-appealable order of a court of competent jurisdiction. The provisions of this Section 2.2(f) shall survive the payment of Obligations and the termination of this Agreement.

(g) In connection with Inventory purchased pursuant to Letter of Credit Accommodations, Borrower shall, at Agent’s request, instruct all suppliers, carriers, forwarders, customs brokers, warehouses or others receiving or holding cash, checks, Inventory, documents or instruments in which Agent holds a security interest to deliver them to Agent and/or subject to Agent’s order, and if they shall come into Borrower’s possession, to deliver them, upon Agent’s request, to Agent in their original form. Borrower shall also, at Agent’s request, designate Agent as the consignee on all bills of lading and other negotiable and non-negotiable documents.

(h) Borrower hereby irrevocably authorizes and directs any issuer of a Letter of Credit Accommodation to name Borrower as the account party therein and to deliver to Agent all instruments, documents and other writings and property received by issuer pursuant to the Letter of Credit Accommodations and to accept and rely upon Agent’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit Accommodations or the applications therefor. Nothing contained herein shall be deemed or construed to grant Borrower any right or authority to pledge the credit of Agent or any Revolving Loan Lender in any manner. Agent and Revolving Loan Lenders shall have no liability of any kind with respect to any Letter of Credit Accommodation provided by an issuer other than Agent or any Revolving Loan Lender unless Agent has duly executed and delivered to such issuer the application or a guarantee or indemnification in writing with respect to such Letter of Credit Accommodation. Borrower shall be bound by any reasonable interpretation made in good faith by Agent, or any other issuer or correspondent under or in connection with any Letter of Credit Accommodation or any documents, drafts or acceptances thereunder, notwithstanding that such interpretation may be inconsistent with any instructions of Borrower.

(i) So long as no Event of Default exists or has occurred and is continuing, Borrower may (i) approve or resolve any questions of non-compliance of documents, (ii) give any instructions as to acceptance or rejection of any documents or goods, (iii) execute any and all applications for steamship or airway guaranties, indemnities or delivery orders, and (iv) with Agent’s consent, grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents, and agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letter of Credit Accommodations, or documents, drafts or acceptances thereunder or any letters of credit included in the Collateral.

(j) At any time an Event of Default exists or has occurred and is continuing, Agent shall have the right and authority to, and Borrower shall not, without the prior written consent of Agent, (i) approve or resolve any questions of non-compliance of documents, (ii) give any instructions as to acceptance or rejection of any documents or goods, (iii) execute any and all applications for steamship or airway guaranties, indemnities or delivery orders, (iv) grant any extensions of the maturity of, time of payments for, or time of presentation of, any drafts, acceptances, or documents, and (v) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letter of Credit Accommodations, or documents, drafts or acceptances thereunder or any letters of credit included in the Collateral. Agent may take such actions either in its own name or in Borrower’s name.

(k) Any rights, remedies, duties or obligations granted or undertaken by Borrower to any issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement in favor of any issuer or correspondent relating to any Letter of Credit Accommodation, shall be deemed to have been granted or undertaken by Borrower to Agent for the ratable benefit of Revolving Loan Lenders. Any duties or obligations undertaken by Agent to any issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement by Agent in favor of any issuer or correspondent to the extent relating to any Letter of Credit Accommodation, shall be deemed to have been undertaken by Borrower to Agent for the ratable benefit of Revolving Loan Lenders and to apply in all respects to Borrower.

(l) Immediately upon the issuance or amendment of any Letter of Credit Accommodation, each Revolving Loan Lender shall be deemed to have irrevocably and unconditionally purchased and received, without recourse or warranty, an undivided interest and participation to the extent of such Revolving Loan Lender’s Pro Rata Share of the liability with respect to such Letter of Credit Accommodation (including, without limitation, all Obligations with respect thereto).

(m) Borrower is irrevocably and unconditionally obligated, without presentment, demand or protest, to pay to Agent any amounts paid by an issuer of a Letter of Credit

Accommodation with respect to such Letter of Credit Accommodation (whether through the borrowing of Loans in accordance with Section 2.2(a) hereof or otherwise). In the event that Borrower fails to pay Agent on the date of any payment under a Letter of Credit Accommodation in an amount equal to the amount of such payment, Agent (to the extent it has actual notice thereof) shall promptly notify each Revolving Loan Lender of the unreimbursed amount of such payment and each Revolving Loan Lender agrees, upon one (1) Business Day’s notice, to fund to Agent the purchase of its participation in such Letter of Credit Accommodation in an amount equal to its Pro Rata Share of the unpaid amount. The obligation of each Revolving Loan Lender to deliver to Agent an amount equal to its respective participation pursuant to the foregoing sentence is absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuance of any Event of Default, the failure to satisfy any other condition set forth in Section 4 hereof or any other event or circumstance. If such amount is not made available by a Revolving Loan Lender when due, Agent shall be entitled to recover such amount on demand from such Revolving Loan Lender with interest thereon, for each day from the date such amount was due until the date such amount is paid to Agent at the interest rate then payable by Borrower in respect of Revolving Loans that are Prime Rate Loans as set forth in Section 3.1(a) hereof.

2.3 Commitment. The aggregate amount of each Revolving Loan Lender’s Pro Rata Share of the Revolving Loans and Letter of Credit Accommodations shall not exceed the amount of such Lender’s Commitment, as the same may from time to time be amended in accordance with the provisions hereof.

2.4 Tranche B Loans.

(a) Subject to and upon the terms and conditions contained herein, Tranche B Loan Lender (i) has made the Tranche B Loans to Borrower on October 19, 2005 in an amount equal to the Tranche B Borrowing Base as in effect on the date hereof and (ii) agrees to make Tranche B Loans to Borrower on the Tranche B Borrowing Base Increase Date in an amount equal to the Supplemental Tranche B Borrowing Base as then in effect based on the most recent calculation thereof prior to the date of such Tranche B Loans. Any amounts repaid in respect of the Tranche B Loans may be reborrowed up to the amount of the Tranche B Borrowing Base as then in effect upon not less than three (3) Business Days’ prior written notice by Borrower to Tranche B Loan Lender and Agent.

(b) (i) Subject to Section 6.4 hereof, Borrower shall pay to Agent, for the benefit of Tranche B Loan Lender, interest on the outstanding principal amount of the Tranche B Loans at the Tranche B Loan Interest Rate. All interest accruing with respect to the Tranche B Loans hereunder on and after the Maturity Date or the date of any Event of Default or termination hereof shall be payable on demand in accordance with Section 6.4 hereof.

(ii) All interest charges related to the Tranche B Loans shall be (A) calculated based upon the applicable Tranche B Loan Interest Rate, (B) calculated on the basis of a three hundred sixty (360) day year and actual days elapsed and (C) paid monthly in arrears to Agent on the first day of each calendar month, or at Agent’s option, charged to Borrower’s account(s) maintained by Agent as of the first day of each calendar month subject to Section 6.4 hereof.

(iii) In no event shall charges constituting interest payable by Borrower to Agent, for the benefit of Tranche B Loan Lender, exceed the maximum amount or the rate permitted under any applicable law or regulation, and if any such part or provision of this Agreement or any of the other Financing Agreements is in contravention of any such law or regulation, such part or provision shall be deemed amended to conform thereto.

(c) In the event that the aggregate principal amount of the Tranche B Loans outstanding at any time exceeds the Tranche B Borrowing Base after giving effect to any regularly scheduled monthly reduction thereof, Borrower shall immediately repay to Tranche B Loan Lender the entire amount of any such excess, subject to the terms of Section 6.4 hereof.

(d) Borrower shall not make any prepayments in respect of the Tranche B Loans other than the mandatory prepayments required under Section 2.4(c) above; except, that, Borrower may make voluntary prepayments of the Tranche B Loans with the prior written consent of Agent as to any such prepayment or upon the satisfaction of each of the following conditions: (i) as of the date of any such prepayment and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing and (ii) immediately after giving effect to any such prepayment, Excess Availability shall be not less than $5,000,000.

(e) Borrower agrees to pay Agent for the benefit of the Tranche B Loan Lender the fees and other amounts set forth in the Tranche B Loan Fee Letter in the amounts and at the time specified therein.

(f) Agent, on behalf of Borrower, agrees to record the Tranche B Loans on the Register referred to in Section 14.7(c) hereof. Any Tranche B Loans recorded on the Register (the “Registered Tranche B Loans”) may not be evidenced by a promissory note other than a Registered Tranche B Loan Note (as defined below). Upon the registration of such Tranche B Loan, any promissory note (other than a Registered Tranche B Loan Note) evidencing the same shall be null and void and shall be returned to Borrower. Borrower agrees, at the request of Tranche B Loan Lender, to execute and deliver to Tranche B Loan Lender a promissory note in registered form reasonably acceptable to Tranche B Loan Lender to evidence such Tranche B Loans (that is, containing registered note language) and registered as provided in Section 14.7(c) hereof (a “Registered Tranche B Loan Note”), payable to the order of Tranche B Loan Lender and otherwise duly completed. Once recorded on the Register, the Obligations evidenced by such Registered Tranche B Loan Note may not be removed from the Register so long as it remains outstanding and a Registered Tranche B Loan Note may not be exchanged for a promissory note that is not a Registered Tranche B Loan Note.

Section 3. INTEREST AND FEES

3.1 Interest.

(a) Borrower shall pay to Agent, for the benefit of Revolving Loan Lenders, interest on the outstanding principal amount of the Revolving Loans at the Interest Rate. All interest accruing hereunder on and after the date of any Event of Default or termination hereof shall be payable on demand.

(b) Borrower may from time to time request Eurodollar Rate Loans or may request that Prime Rate Loans be converted to Eurodollar Rate Loans or that any existing Eurodollar Rate Loans continue for an additional Interest Period. Such request from Borrower shall specify the amount of the Eurodollar Rate Loans or the amount of the Prime Rate Loans to be converted to Eurodollar Rate Loans or the amount of the Eurodollar Rate Loans to be continued (subject to the limits set forth below) and the Interest Period to be applicable to such Eurodollar Rate Loans. Subject to the terms and conditions contained herein, three (3) Business Days after receipt by Agent of such a request from Borrower, such Eurodollar Rate Loans shall be made or Prime Rate Loans shall be converted to Eurodollar Rate Loans or such Eurodollar Rate Loans shall continue, as the case may be, provided, that, (i) no Default or Event of Default shall exist or have occurred and be continuing, (ii) no party hereto shall have sent any notice of termination of this Agreement, Borrower shall have complied with such customary procedures as are established by Agent and specified by Agent to Borrower from time to time for requests by Borrower for Eurodollar Rate Loans, (iii) no more than six (6) Interest Periods may be in effect at any one time, (iv) the aggregate amount of the Eurodollar Rate Loans must be in an amount not less than $3,000,000 or an integral multiple of $1,000,000 in excess thereof, and (v) Agent and each Revolving Loan Lender shall have determined that the Interest Period or Adjusted Eurodollar Rate is available to Agent and such Revolving Loan Lender and can be readily determined as of the date of the request for such Eurodollar Rate Loan by Borrower. Any request by or on behalf of Borrower for Eurodollar Rate Loans or to convert Prime Rate Loans to Eurodollar Rate Loans or to continue any existing Eurodollar Rate Loans shall be irrevocable. Notwithstanding anything to the contrary contained herein, Agent and Revolving Loan Lenders shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable Eurodollar Rate market to fund any Eurodollar Rate Loans, but the provisions hereof shall be deemed to apply as if Agent and Revolving Loan Lenders had purchased such deposits to fund the Eurodollar Rate Loans.

(c) Any Eurodollar Rate Loans shall automatically convert to Prime Rate Loans upon the last day of the applicable Interest Period, unless Agent has received and approved a request to continue such Eurodollar Rate Loan at least three (3) Business Days prior to such last day in accordance with the terms hereof. Any Eurodollar Rate Loans shall, at Agent’s option, upon notice by Agent to Borrower, be subsequently converted to Prime Rate Loans in the event that this Agreement shall terminate or not be renewed. Borrower shall pay to Agent, for the benefit of Revolving Loan Lenders, upon demand by Agent (or Agent may, at its option, charge any loan account of Borrower) any amounts required to compensate any Revolving Loan Lender or Participant for any loss (including loss of anticipated profits), cost or expense incurred by such person, as a result of the conversion of Eurodollar Rate Loans to Prime Rate Loans pursuant to any of the foregoing.

(d) Interest shall be payable by Borrower to Agent, for the account of Revolving Loan Lenders, monthly in arrears not later than the first day of each calendar month and shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed. The interest rate on non-contingent Obligations (other than Eurodollar Rate Loans) shall increase or decrease by an amount equal to each increase or decrease in the Prime Rate effective on the first day of the month after any change in such Prime Rate is announced based on the Prime Rate in effect on the last day of the month in which any such change occurs. In no event shall charges constituting interest payable by Borrower to Agent and Revolving Loan Lenders exceed the maximum amount or the rate permitted under any applicable law or regulation, and if any such part or provision of this Agreement is in contravention of any such law or regulation, such part or provision shall be deemed amended to conform thereto.

3.2 Fees.

(a) Borrower shall pay to Agent, for the account of Revolving Loan Lenders, monthly an unused line fee at a rate equal to three-eighths (3/8%) percent per annum calculated upon the amount by which $45,000,000 exceeds the average daily principal balance of the outstanding Revolving Loans and Letter of Credit Accommodations during the immediately preceding month (or part thereof) while this Agreement is in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be payable on the first day of each month in arrears.

(b) Borrower agrees to pay to Agent the other fees and amounts set forth in the Fee Letter and in the Tranche B Loan Fee Letter in the amounts and at the times specified therein.

3.3 Changes in Laws and Increased Costs of Loans.

(a) If after the date hereof, either (i) any change in, or in the interpretation of, any law or regulation is introduced, including, without limitation, with respect to reserve requirements, applicable to any Revolving Loan Lender or any banking or financial institution from whom any Revolving Loan Lender borrows funds or obtains credit (a “Funding Bank”), or (ii) a Funding Bank or any Revolving Loan Lender complies with any future guideline or request from any central bank or other Governmental Authority or (iii) a Funding Bank or any Revolving Loan Lender determines that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof has or would have the effect described below, or a Funding Bank or any Revolving Loan Lender complies with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, and in the case of any event set forth in this clause (iii), such adoption, change or compliance has or would have the direct or indirect effect of reducing the rate of return on any Revolving Loan Lender’s capital as a consequence of its obligations hereunder to a level below that which Revolving Loan Lender could have achieved but for such adoption, change or compliance (taking into consideration the Funding Bank’s or Revolving Loan Lender’s policies with respect to capital adequacy) by an amount deemed by such Revolving Loan Lender to be material, and the result of any of the foregoing events described in clauses (i), (ii) or (iii) is or results in an increase in the cost to any Revolving Loan Lender of funding or maintaining the Loans, the Letter of Credit Accommodations or its Commitment, then Borrower shall from time to time upon demand by Agent pay to Agent additional amounts sufficient to indemnify Revolving Loan Lenders against such increased cost on an after-tax basis (after taking into account applicable deductions and credits in respect of the amount indemnified) as to Loans, Letter of Credit Accommodations and its Commitment (but not as to loans, letter of credit accommodations or commitments to other borrowers from such Revolving Loan Lenders). A certificate as to the amount of such increased cost shall be submitted to Borrower by Agent and shall be conclusive, absent manifest error.

(b) If prior to the first day of any Interest Period, (i) Agent shall have determined in good faith (which determination shall be conclusive and binding upon Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, (ii) Agent has received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to Revolving Loan Lenders of making or maintaining Eurodollar Rate Loans during such Interest Period, or (iii) Dollar deposits in the principal amounts of the Eurodollar Rate Loans to which such Interest Period is to be applicable are not generally available in the London interbank market, Agent shall give telecopy or telephonic notice thereof to Borrower as soon as practicable thereafter, and will also give prompt written notice to Borrower when such conditions no longer exist. If such notice is given (A) any Eurodollar Rate Loans requested to be made on the first day of such Interest Period shall be made as Prime Rate Loans, (B) any Loans that were to have been converted on the first day of such Interest Period to or continued as Eurodollar Rate Loans shall be converted to or continued as Prime Rate Loans and (C) each outstanding Eurodollar Rate Loan shall be converted, on the last day of the then-current Interest Period thereof, to Prime Rate Loans. Until such notice has been withdrawn by Agent, no further Eurodollar Rate Loans shall be made or continued as such, nor shall Borrower have the right to convert Prime Rate Loans to Eurodollar Rate Loans.

(c) Notwithstanding any other provision herein, if the adoption of or any change in any law, treaty, rule or regulation or final, non-appealable determination of an arbitrator or a court or other Governmental Authority or in the interpretation or application thereof occurring after the date hereof shall make it unlawful for Agent or any Revolving Loan Lender to make or maintain Eurodollar Rate Loans as contemplated by this Agreement, (i) Agent or such Revolving Loan Lender shall promptly give written notice of such circumstances to Borrower (which notice shall be withdrawn whenever such circumstances no longer exist), (ii) the commitment of such Revolving Loan Lender hereunder to make Eurodollar Rate Loans, continue Eurodollar Rate Loans as such and convert Prime Rate Loans to Eurodollar Rate Loans shall forthwith be canceled and, until such time as it shall no longer be unlawful for such Revolving Loan Lender to make or maintain Eurodollar Rate Loans, such Revolving Loan Lender shall then have a commitment only to make a Prime Rate Loan when a Eurodollar Rate Loan is requested and (iii) such Revolving Loan Lender’s Loans then outstanding as Eurodollar Rate Loans, if any, shall be converted automatically to Prime Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Rate Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, Borrower shall pay to such Revolving Loan Lender such amounts, if any, as may be required pursuant to Section 3.3(d) below.

(d) Borrower shall indemnify Agent and each Revolving Loan Lender and to hold Agent and each Revolving Loan Lender harmless from any loss or expense which Agent or such Revolving Loan Lender may sustain or incur as a consequence of (i) default by Borrower in making a borrowing of, conversion into or extension of Eurodollar Rate Loans after Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (ii) default by Borrower in making any prepayment of a Eurodollar Rate Loan after Borrower has given a notice thereof in accordance with the provisions of this Agreement, and (iii) the making of a prepayment of Eurodollar Rate Loans on a day which is not the last day of an Interest Period with respect thereto. With respect to Eurodollar Rate Loans, such indemnification may include an amount equal to the excess, if any, of (A) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or extended, for the period from the date of such prepayment or of such failure to borrow, convert or extend to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or extend, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurodollar Rate Loans provided for herein over (B) the amount of interest (as determined by such Agent or such Revolving Loan Lender) which would have accrued to Agent or such Revolving Loan Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market. This covenant shall survive the termination or non-renewal of this Agreement and the payment of the Obligations.

Section 4. CONDITIONS PRECEDENT

4.1 Conditions Precedent to Amendment and Restatement. Each of the following is a condition precedent to the effectiveness hereof:

(a) all requisite corporate action and proceedings in connection with this Agreement and the other Financing Agreements shall be satisfactory in form and substance to Agent, and Agent shall have received all information and copies of all documents, including records of requisite corporate action and proceedings which Agent may have requested in connection therewith, such documents where requested by Agent or its counsel to be certified by appropriate corporate officers or Governmental Authority (and including a copy of the certificate of incorporation of Borrower certified by the Secretary of State (or equivalent Governmental Authority) which shall set forth the same complete corporate name of Borrower as is set forth herein and such document as shall set forth the organizational identification number of Borrower, if one is issued in its jurisdiction of incorporation);

(b) Agent shall have received, in form and substance satisfactory to Agent, all consents, waivers, acknowledgments and other agreements from third persons which Agent may deem necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the Collateral or to effectuate the provisions or purposes of this Agreement and the other Financing Agreements, including, without limitation, Collateral Access Agreements by owners and lessors of leased premises of Borrower and by processors and warehouses at which Collateral is located;

(c) the Excess Availability as determined by Agent, as of the date hereof, shall be not less than $7,000,000 after provision for payment of all fees and expense of the transactions contemplated hereby;

(d) Agent shall have received, in form and substance satisfactory to Agent, such opinion letters of counsel to Borrower with respect to the Financing Agreements and such other matters as Agent may request;

(e) Agent shall have received, in form and substance satisfactory to Agent, an amendment to the Mortgage relating to the Real Property located in the State of Minnesota, duly authorized, executed and delivered by the owner of such Real Property;

(f) Agent shall have received, in form and substance satisfactory to Agent, an endorsement (or a commitment to issue an endorsement) to the existing title insurance policy relating to the Real Property located in the State of Minnesota, (i) insuring the priority and amount of the Mortgage (as so amended) relating to such Real Property and (ii) containing any legally available endorsements, assurances or affirmative coverage requested by Agent for the protection of its interest with respect to the Mortgage (as so amended);

(g) the other Financing Agreements and all instruments and documents hereunder and thereunder shall have been duly executed and delivered to Agent, in form and substance satisfactory to Agent.

4.2 Conditions Precedent to all Loans and Letter of Credit Accommodations. Each of the following is an additional condition precedent to the Loans and/or providing Letter of Credit Accommodations to Borrower, including the initial Loans and Letter of Credit Accommodations and any future Loans and Letter of Credit Accommodations and the effectiveness hereof:

(a) all representations and warranties contained herein and in the other Financing Agreements shall be true and correct with the same effect as though such representations and warranties had been made on and as of the date of the making of each such Loan or providing each such Letter of Credit Accommodation and after giving effect thereto, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date);

(b) no law, regulation, order, judgment or decree of any Governmental Authority shall exist, and no action, suit, investigation, litigation or proceeding shall be pending or threatened in any court or before any arbitrator or Governmental Authority, which (i) purports to enjoin, prohibit, restrain or otherwise affect (A) the making of the Loans or providing the Letter of Credit Accommodations, or (B) the consummation of the transactions contemplated pursuant to the terms hereof or the other Financing Agreements or (ii) has or has a reasonable likelihood of having a Material Adverse Effect; and

(c) no Default or Event of Default shall exist or have occurred and be continuing on and as of the date of the making of such Loan or providing each such Letter of Credit Accommodation and after giving effect thereto.

Section 5. GRANT AND PERFECTION OF SECURITY INTEREST

5.1 Grant of Security Interest.

(a) To secure payment and performance of all Obligations, Borrower hereby grants to Agent, for itself and the benefit of the other Secured Parties, a continuing security interest in, a lien upon, and a right of set off against, and hereby assigns to Agent, for itself and the benefit of the other Secured Parties, as security, and hereby confirms, reaffirms and restates the prior grant thereof to Agent, for itself and Lenders, pursuant to the Existing Agreement, all personal property and real property subject to the Mortgages and fixtures, and interests in property and fixtures, of Borrower, whether now owned or hereafter acquired or existing, and wherever located (together with all other collateral security for the Obligations at any time granted to or held or acquired by Agent or any other Secured Party, collectively, the “Collateral”), including:

(i) all Accounts;

(ii) all general intangibles, including, without limitation, all Intellectual Property;

(iii) all goods, including, without limitation, Inventory and Equipment;

(iv) all Real Property and fixtures;

(v) all chattel paper, including, without limitation, all tangible and electronic chattel paper;

(vi) all instruments, including, without limitation, all promissory notes;

(vii) all documents;

(viii) all deposit accounts;

(ix) all letters of credit, banker’s acceptances and similar instruments and including all letter-of-credit rights;

(x) all supporting obligations and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Receivables and other Collateral, including (A) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, (B) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (C) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Receivables or other Collateral, including returned, repossessed and reclaimed goods, and (D) deposits by and property of account debtors or other persons securing the obligations of account debtors;

(xi) all (A) investment property (including securities, whether certificated or uncertificated, securities accounts, security entitlements, commodity contracts or commodity accounts) and (B) monies, credit balances, deposits and other property of Borrower now or hereafter held or received by or in transit to Agent, any Lender or its Affiliates or at any other depository or other institution from or for the account of Borrower, whether for safekeeping, pledge, custody, transmission, collection or otherwise;

(xii) all commercial tort claims, including, without limitation, those identified in the Information Certificate;

(xiii) to the extent not otherwise described above, all Receivables;

(xiv) all Records; and

(xv) all products and proceeds of the foregoing, in any form, including insurance proceeds and all claims against third parties for loss or damage to or destruction of or other involuntary conversion of any kind or nature of any or all of the other Collateral.

(b) Notwithstanding anything to the contrary set forth in Section 5.1(a) above, the types or items of Collateral described in such Section shall not include any rights or interests in any contract or lease covering real or personal property, as such, if under the terms of such contract or lease, the valid grant of a security interest or lien therein to Agent is prohibited and such prohibition has not been or is not waived or the consent of the other party to such contract or lease has not been or is not otherwise obtained or under applicable law such prohibition cannot be waived; provided, that, the foregoing exclusion shall in no way be construed to apply if any such prohibition is unenforceable under Sections 9-406, 9-407 or 9-408 of the UCC or other applicable law or so as to limit, impair or otherwise affect Agent’s unconditional continuing security interests in and liens upon any rights or interests of Borrower in or to monies due or to become due under any such contract or lease (including any Receivables).

5.2 Perfection of Security Interests.

(a) Borrower irrevocably and unconditionally authorizes Agent (or its agent) to file at any time and from time to time such financing statements with respect to the Collateral naming Agent or its designee as the secured party and Borrower as debtor, as Agent may require, and including any other information with respect to Borrower or otherwise required by part 5 of Article 9 of the Uniform Commercial Code of such jurisdiction as Agent may determine, together with any amendment and continuations with respect thereto, which authorization shall apply to all financing statements filed on, prior to or after the date hereof. Borrower hereby ratifies and approves all financing statements naming Agent or its designee as secured party and Borrower as debtor with respect to the Collateral (and any amendments with respect to such financing statements) filed by or on behalf of Agent prior to the date hereof and ratifies and confirms the authorization of Agent to file such financing statements (and amendments, if any). Borrower hereby authorizes Agent to adopt on behalf of Borrower any symbol required for authenticating any electronic filing. In the event that the description of the collateral in any financing statement naming Agent or its designee as the secured party and Borrower as debtor includes assets and properties of Borrower that do not at any time constitute Collateral, whether hereunder, under any of the other Financing Agreements or otherwise, the filing of such financing statement shall nonetheless be deemed authorized by Borrower to the extent of the Collateral included in such description and it shall not render the financing statement ineffective as to any of the Collateral or otherwise affect the financing statement as it applies to any of the Collateral. In no event shall Borrower at any time file, or permit or cause to be filed, any correction statement or termination statement with respect to any financing statement (or amendment or continuation with respect thereto) naming Agent or its designee as secured party and Borrower as debtor.

(b) Borrower does not have any chattel paper (whether tangible or electronic) or instruments as of the date hereof, except as set forth in the Information Certificate. In the event that Borrower shall be entitled to or shall receive any chattel paper or instrument after the date hereof, Borrower shall promptly notify Agent thereof in writing. Promptly upon the receipt thereof by or on behalf of Borrower (including by any agent or representative), Borrower shall deliver, or cause to be delivered to Agent, all tangible chattel paper and instruments that Borrower has or may at any time acquire, accompanied by such instruments of transfer or assignment duly executed in blank as Agent may from time to time specify, in each case except as Agent may otherwise agree. At Agent’s option, Borrower shall, or Agent may at any time on behalf of Borrower, cause the original of any such instrument or chattel paper to be conspicuously marked in a form and manner acceptable to Agent with the following legend referring to chattel paper or instruments as applicable: “This [chattel paper][instrument] is subject to the security interest of Wachovia Capital Finance Corporation (Central), as Agent and any sale, transfer, assignment or encumbrance of this [chattel paper][instrument] violates the rights of such secured party.”

(c) In the event that Borrower shall at any time hold or acquire an interest in any electronic chattel paper or any “transferable record” (as such term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction), Borrower shall promptly notify Agent thereof in writing. Promptly upon Agent’s request, Borrower shall take, or cause to be taken, such actions as Agent may request to give Agent control of such electronic chattel paper under Section 9-105 of the UCC and control of such transferable record under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as in effect in such jurisdiction.

(d) Borrower does not have any deposit accounts as of the date hereof, except as set forth in the Information Certificate. Borrower shall not, directly or indirectly, after the date hereof open, establish or maintain any deposit account unless each of the following conditions is satisfied: (i) Agent shall have received not less than five (5) Business Days prior written notice of the intention of Borrower to open or establish such account which notice shall specify in reasonable detail and specificity acceptable to Agent the name of the account, the owner of the account, the name and address of the bank at which such account is to be opened or established, the individual at such bank with whom Borrower is dealing and the purpose of the account, (ii) the bank where such account is opened or maintained shall be acceptable to Agent, and (iii) on or before the opening of such deposit account, Borrower shall as Agent may specify either (A) deliver to Agent a Deposit Account Control Agreement with respect to such deposit account duly authorized, executed and delivered by Borrower and the bank at which such deposit account is opened and maintained or (B) arrange for Agent to become the customer of the bank with respect to the deposit account on terms and conditions acceptable to Agent. The terms of this subsection (d) shall not apply to deposit accounts specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s salaried employees.

(e) Borrower does not own or hold, directly or indirectly, beneficially or as record owner or both, any investment property, as of the date hereof, or have any investment account, securities account, commodity account or other similar account with any bank or other financial institution or other securities intermediary or commodity intermediary as of the date hereof, in each case except as set forth in the Information Certificate.

(i) In the event that Borrower shall be entitled to or shall at any time after the date hereof hold or acquire any certificated securities, Borrower shall promptly endorse, assign and deliver the same to Agent, accompanied by such instruments of transfer or assignment duly executed in blank as Agent may from time to time specify. If any securities, now or hereafter acquired by Borrower are uncertificated and are issued to Borrower or its nominee directly by the issuer thereof, Borrower shall immediately notify Agent thereof and shall as Agent may specify, either (A) cause the issuer to agree to comply with instructions from Agent as to such securities, without further consent of Borrower or such nominee, or (B) arrange for Agent to become the registered owner of the securities.

(ii) Borrower shall not, directly or indirectly, after the date hereof open, establish or maintain any investment account, securities account, commodity account or any other similar account (other than a deposit account) with any securities intermediary or commodity intermediary unless each of the following conditions is satisfied: (A) Agent shall have received not less than five (5) Business Days prior written notice of the intention of Borrower to open or establish such account which notice shall specify in reasonable detail and specificity acceptable to Agent the name of the account, the owner of the account, the name and address of the securities intermediary or commodity intermediary at which such account is to be opened or established, the individual at such intermediary with whom Borrower is dealing and the purpose of the account, (B) the securities intermediary or commodity intermediary (as the case may be) where such account is opened or maintained shall be acceptable to Agent, and (C) on or before the opening of such investment account, securities account or other similar account with a securities intermediary or commodity intermediary, Borrower shall as Agent may specify either (1) execute and deliver, and cause to be executed and delivered to Agent, an Investment Property Control Agreement with respect thereto duly authorized, executed and delivered by Borrower and such securities intermediary or commodity intermediary or (2) arrange for Agent to become the entitlement holder with respect to such investment property on terms and conditions acceptable to Agent.

(f) Borrower is not the beneficiary or otherwise entitled to any right to payment under any letter of credit, banker’s acceptance or similar instrument as of the date hereof, except as set forth in the Information Certificate. In the event that Borrower shall be entitled to or shall receive any right to payment under any letter of credit, banker’s acceptance or any similar instrument, whether as beneficiary thereof or otherwise after the date hereof, Borrower shall promptly notify Agent thereof in writing. Borrower shall immediately, as Agent may specify, either (i) deliver, or cause to be delivered to Agent, with respect to any such letter of credit, banker’s acceptance or similar instrument, the written agreement of the issuer and any other nominated person obligated to make any payment in respect thereof (including any confirming or negotiating bank), in form and substance satisfactory to Agent, consenting to the assignment of the proceeds of the letter of credit to Agent by Borrower and agreeing to make all payments thereon directly to Agent or as Agent may otherwise direct or (ii) cause Agent to become, at Borrower’s expense, the transferee beneficiary of the letter of credit, banker’s acceptance or similar instrument (as the case may be).

(g) Borrower does not have any commercial tort claims as of the date hereof, except as set forth in the Information Certificate. In the event that Borrower shall at any time after the date hereof have any commercial tort claims, Borrower shall promptly notify Agent thereof in writing, which notice shall (i) set forth in reasonable detail the basis for and nature of such commercial tort claim and (ii) include the express grant by Borrower to Agent of a security interest in such commercial tort claim (and the proceeds thereof). In the event that such notice does not include such grant of a security interest, the sending thereof by Borrower to Agent shall be deemed to constitute such grant to Agent. Upon the sending of such notice, any commercial tort claim described therein shall constitute part of the Collateral and shall be deemed included therein. Without limiting the authorization of Agent provided in Section 5.2(a) hereof or otherwise arising by the execution by Borrower of this Agreement or any of the other Financing Agreements, Agent is hereby irrevocably authorized from time to time and at any time to file such financing statements naming Agent or its designee as secured party and Borrower as debtor, or any amendments to any financing statements, covering any such commercial tort claim as Collateral. In addition, Borrower shall promptly upon Agent’s request, execute and deliver, or cause to be executed and delivered, to Agent such other agreements, documents and instruments as Agent may require in connection with such commercial tort claim.

(h) Borrower does not have any goods, documents of title or other Collateral in the custody, control or possession of a third party as of the date hereof, except as set forth in the Information Certificate and except for goods located in the United States of America in transit to a location of Borrower permitted herein in the ordinary course of business of Borrower in the possession of the carrier transporting such goods. In the event that any goods, documents of title or other Collateral are at any time after the date hereof in the custody, control or possession of any other person not referred to in the Information Certificate or such carriers, Borrower shall promptly notify Agent thereof in writing. Promptly upon Agent’s request, Borrower shall deliver to Agent a Collateral Access Agreement duly authorized, executed and delivered by such person and Borrower.

(i) Borrower shall take any other actions reasonably requested by Agent from time to time to cause the attachment, perfection and first priority of, and the ability of Agent to enforce, the security interest of Agent in any and all of the Collateral, including, without limitation, (i) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the UCC or other applicable law, to the extent, if any, that Borrower’s signature thereon is required therefor, (ii) causing Agent’s name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of Agent to enforce, the security interest of Agent in such Collateral, (iii) complying with any provision of any statute, regulation or treaty of the United States of America as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of Agent to enforce, the security interest of Agent in such Collateral, (iv) obtaining the consents and approvals of any Governmental Authority or third party, including, without limitation, any consent of any licensor, lessor or other person obligated on Collateral, and taking all actions required by any earlier versions of the UCC or by other law, as applicable in any relevant jurisdiction.

Section 6. COLLECTION AND ADMINISTRATION

6.1 Borrower’s Loan Accounts. Agent shall maintain one or more loan account(s) on its books in which shall be recorded (a) all Loans, Letter of Credit Accommodations and other Obligations and the Collateral, (b) all payments made by or on behalf of Borrower and (c) all other appropriate debits and credits as provided in this Agreement, including fees, charges, costs, expenses and interest. All entries in the loan account(s) shall be made in accordance with Agent’s customary practices as in effect from time to time.

6.2 Statements. Agent shall render to Borrower each month a statement setting forth the balance in the Borrower’s loan account(s) maintained by Agent for Borrower pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses. Each such statement shall be subject to subsequent adjustment by Agent but shall, absent manifest errors or omissions, be considered correct and deemed accepted by Borrower and conclusively binding upon Borrower as an account stated except to the extent that Agent receives a written notice from Borrower of any specific exceptions of Borrower thereto within thirty (30) days after the date such statement has been received by Borrower. Until such time as Agent shall have rendered to Borrower a written statement as provided above, the balance in Borrower’s loan account(s) shall be presumptive evidence of the amounts due and owing to Agent and Lenders by Borrower.

6.3 Collection of Accounts.

(a) Borrower shall establish and maintain, at its expense, blocked accounts or lockboxes and related blocked accounts (in either case, “Blocked Accounts”), as Agent may specify, with such banks as are acceptable to Agent into which, except as provided in Section 6.3(d), (e) and (f) below, Borrower shall promptly deposit and direct its account debtors to directly remit all payments on Receivables and all payments constituting proceeds of Inventory or other Collateral in the identical form in which such payments are made, whether by cash, check or other manner. Borrower shall deliver, or cause to be delivered to Agent a Deposit Account Control Agreement duly authorized, executed and delivered by each bank where a Blocked Account is maintained as provided in Section 5.2 hereof or at any time and from time to time Agent may become the bank’s customer with respect to any of the Blocked Accounts and promptly upon Agent’s request, Borrower shall execute and deliver such agreements and documents as Agent may require in connection therewith. Borrower agrees that all payments made to such Blocked Accounts or other funds received and collected by Agent or any Lender, whether in respect of the Receivables, as proceeds of Inventory or other Collateral or otherwise shall be treated as payments to Agent and Lenders in respect of the Obligations and therefore shall constitute the property of Agent and Lenders to the extent of the then outstanding Obligations.

(b) For purposes of calculating the amount of the Revolving Loans available to Borrower, such payments will be applied (conditional upon final collection) to the Obligations on the Business Day of receipt by Agent of immediately available funds in the Agent Payment Account provided such payments and notice thereof are received in accordance with Agent’s usual and customary practices as in effect from time to time and within sufficient time to credit Borrower’s loan account on such day, and if not, then on the next Business Day. For the purposes of calculating interest on the Obligations, such payments or other funds received will be applied (conditional upon final collection) to the Obligations one (1) Business Day following the date of receipt of immediately available funds by Agent in the Agent Payment Account provided such payments or other funds and notice thereof are received in accordance with Agent’s usual and customary practices as in effect from time to time and within sufficient time to credit Borrower’s loan account on such day, and if not, then on the next Business Day. In the event that at any time or from time to time there are no Revolving Loans outstanding, Agent shall be entitled to an administrative fee in an amount equivalent to the Interest Rate for Prime Rate Loans (on a per annum basis) multiplied by the amount of the funds received in the Blocked Account for such day as calculated by Agent in accordance with its customary practice. The economic benefit of the timing in the application of payments (and the administrative charge with respect thereto, if applicable) shall be for the sole benefit of Agent.

(c) Borrower and its shareholders, directors, employees, agents, Subsidiaries or other Affiliates shall, acting as trustee for Agent, receive, as the property of Agent, any monies, checks, notes, drafts or any other payment relating to and/or proceeds of Accounts or other Collateral which come into their possession or under their control and immediately upon receipt thereof, shall deposit or cause the same to be deposited in the Blocked Accounts, or remit the same or cause the same to be remitted, in kind, to Agent. In no event shall the same be commingled with Borrower’s own funds. Borrower agrees to reimburse Agent on demand for any amounts owed or paid to any bank at which a Blocked Account or any other deposit account is established or any other bank or person involved in the transfer of funds to or from the Blocked Accounts arising out of Agent’s payments to or indemnification of such bank or person. The obligations of Borrower to reimburse Agent for such amounts pursuant to this Section 6.3 shall survive the termination of this Agreement.

(d) In connection with sales by Borrower to Chiptronics, Borrower currently receives payment of the Accounts owing by Chiptronics to Borrower arising from such sales through the Chiptronics Collection Account at Security State Bank as set forth in the Chiptronics Control Agreement. Except as Agent may otherwise specifically agree, Borrower shall continue to cause all such payments to be sent to the Chiptronics Collection Account.

(e) Unless and until Agent shall direct otherwise, pursuant to the terms of the Payment Allocation Agreement and the Chiptronics Control Agreement, Chiptronics shall specify to Security State Bank each business day the portion of the funds received in the Chiptronics Collection Account to be remitted to each of the account of Borrower, the account of Chiptronics and the account of Agent in accordance with the terms of the Payment Allocation Agreement.

(f) Notwithstanding anything to the contrary contained herein or in the Payment Allocation Agreement, Agent shall have the right at any time and from time to time to require that all funds at any time in the Chiptronics Collection Account be remitted exclusively to the Agent Payment Account for application to the Obligations. In the event that Agent exercises such right, Borrower shall not provide any instructions to Chiptronics or to Security State Bank with respect to funds in the Chiptronics Collection Account or otherwise give such instructions to Chiptronics or Security State Bank as Agent may specify.

6.4 Payments.

(a) All Obligations shall be payable to the Agent Payment Account as provided in Section 6.3 hereof or such other place as Agent may designate from time to time. Agent shall apply payments received or collected from Borrower or for the account of Borrower (including the monetary proceeds of collections or of realization upon any Collateral other than Foreign Subsidiary Collateral) as follows:

(i) first, to the payment in full of any fees, indemnities or expense reimbursements then due to Agent and Lenders from Borrower;

(ii) second, to the payment in full of interest due in respect of any Loans (and including any Special Agent Advances);

(iii) third, to the payment or prepayment in full of principal in respect of Special Agent Advances;

(iv) fourth, to the payment in full of principal in respect of the Revolving Loans then due;

(v) fifth, to the payment in full of principal in respect of the Tranche B Loans then due;

(vi) sixth, to pay or prepay any other Obligations whether or not then due (but not including for this purpose any Obligations arising from or in connection with any Bank Products), in such order and manner as Agent determines and to be held as cash collateral in the amount equal to one hundred ten (110%) percent of the amount of the Letter of Credit Accommodations plus the amount of fees and expenses payable in connection therewith through the end of the latest expiration date thereof, and

(vii) seventh, to pay any Obligations then due to Agent, any Affiliate of Agent, any Lender, any Affiliate of any Lender or other financial institution acceptable to Agent (and in each case as to any such Affiliate, Lender, Affiliate of any Lender or other financial institution only to the extent approved by Agent) arising from or in connection with any Bank Products;

provided, that, in each instance set forth above in Section 6.4(a) above so long as no Priority Event has occurred and is continuing, this Section 6.4(a) shall not be deemed to apply to any payment by Borrower specified by Borrower to be for the payment of specific Obligations then due and payable (or prepayable) under and in accordance with any provisions of this Agreement.

(b) At Agent’s option, all principal, interest, fees, costs, expenses and other charges provided for in this Agreement or the other Financing Agreements may be charged directly to the loan account(s) of Borrower maintained by Agent. Borrower shall make all payments to Agent and Lenders on the Obligations free and clear of, and without deduction or withholding for or on account of, any setoff, counterclaim, defense, duties, taxes, levies, imposts, fees, deductions, withholding, restrictions or conditions of any kind. If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Agent or any Lender is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by Agent or such Lender. Borrower shall be liable to pay to Agent, and do hereby indemnify and hold Agent and Lenders harmless for the amount of any payments or proceeds surrendered or returned. This Section 6.4(b) shall remain effective notwithstanding any contrary action which may be taken by Agent or any Lender in reliance upon such payment or proceeds. This Section 6.4 shall survive the payment of the Obligations and the termination of this Agreement.

(c) Notwithstanding anything to the contrary contained in Section 6.4(a) above or otherwise in any of the Financing Agreements, at any time on and after a Priority Event and for so long as the same is continuing, Agent shall apply payments received or collected from Borrower or for the account of Borrower (including the monetary proceeds of collections or of realization upon any Collateral other than Foreign Subsidiary Collateral) as follows:

(i) first, to the payment in full of any fees (other than the Early Termination Fee), indemnities or expense reimbursements then due to Agent and Lenders from Borrower;

(ii) second, to the payment in full of interest due in respect of any Revolving Loans (and including any Special Agent Advances);

(iii) third, to the payment or prepayment in full of principal in respect of Special Agent Advances;

(iv) fourth, to the payment in full of principal due in respect of the Revolving Loans;

(v) fifth, to pay or prepay any other Obligations whether or not then due (but not including for this purpose any Obligations arising from or in connection with any Bank Products), in such order and manner as Agent determines and to be held as cash collateral in the amount equal to one hundred ten (110%) percent of the amount of the Letter of Credit Accommodations plus the amount of fees and expenses payable in connection therewith through the end of the latest expiration date thereof;

(vi) sixth, to the payment in full of the interest then due in respect of the Tranche B Loans

(vii) seventh, to the payment in full of principal in respect of the Tranche B Loans then due;

(viii) eighth, to the payment or prepayment of any other Obligations whether or not then due (including the Early Termination Fee), in such order and manner as Agent may determine; and

(ix) ninth, to pay any Obligations then due to Agent, any Affiliate of Agent, any Lender, any Affiliate of any Lender or other financial institution acceptable to Agent (and in each case as to any such Affiliate, Lender, Affiliate of any Lender or other financial institution only to the extent approved by Agent) arising from or in connection with any Bank Products,

(d) Notwithstanding anything to the contrary contained in Section 6.4(a) or 6.4(c) above or otherwise herein, Agent shall apply payments received or collected from Borrower or for the account of Borrower arising from monetary proceeds of collections or of realization upon any of the Foreign Subsidiary Collateral as follows:

(i) first, to the payment in full of interest then due in respect of the Tranche B Loans;

(ii) second, to the payment in full of principal in respect of the Tranche B Loans then due,

(iii) third, to the payment in full of any fees, indemnities or expense reimbursements then due to Agent and Lenders from Borrower;

(iv) fourth, to the payment in full of interest due in respect of any Revolving Loans (and including any Special Agent Advances);

(v) fifth, to the payment or prepayment in full of principal in respect of Special Agent Advances;

(vi) sixth, to the payment in full of principal due in respect of the Revolving Loans;

(vii) seventh, to pay or prepay any other Obligations whether or not then due (but not including for this purpose any Obligations arising from or in connection with any Bank Products), in such order and manner as Agent determines and to be held as cash collateral in the amount equal to one hundred ten (110%) percent of the amount of the Letter of Credit Accommodations plus the amount of fees and expenses payable in connection therewith through the end of the latest expiration date thereof; and

(viii) eighth, to pay any Obligations then due to Agent, any Affiliate of Agent, any Lender, any Affiliate of any Lender or other financial institution acceptable to Agent (and in each case as to any such Affiliate, Lender, Affiliate of any Lender or other financial institution only to the extent approved by Agent) arising from or in connection with any Bank Products.

(e) All references to “payment in full” or “payment or prepayment in full” in this Section 6.4 means all amounts owing in respect of the Obligations referred to, including any principal, interest, fees, costs, expenses and other amounts owed to Agent or any Lender which would accrue and become due but for the commencement of any case under the Bankruptcy Code or any similar statute, whether or not such amounts are allowed or allowable in whole or in part in such a case, but excluding (i) interest to the extent paid in excess of amounts based on the pre-default rates (but not any other interest) and (ii) fees paid in respect of the waiver of an Event of Default, in each case as to amounts under clause (i) and (ii) only to the extent that such amounts are disallowed in any case with respect to Borrower under the Bankruptcy Code.

(f) Notwithstanding anything to the contrary contained in this Agreement, (i) unless so directed by Borrower, or unless a Default or an Event of Default shall exist or have occurred and be continuing, Agent shall not apply any payments which it receives to any Eurodollar Rate

Loans, except (A) on the expiration date of the Interest Period applicable to any such Eurodollar Rate Loans or (B) in the event that there are no outstanding Prime Rate Loans and (ii) to the extent Borrower uses any proceeds of the Loans or Letter of Credit Accommodations to acquire rights in or the use of any Collateral or to repay any Indebtedness used to acquire rights in or the use of any Collateral, payments in respect of the Obligations shall be deemed applied first to the Obligations arising from Loans and Letter of Credit Accommodations that were not used for such purposes and second to the Obligations arising from Loans and Letter of Credit Accommodations the proceeds of which were used to acquire rights in or the use of any Collateral in the chronological order in which Borrower acquired such rights in or the use of such Collateral.

6.5 Authorization to Make Loans. Agent and Lenders are authorized to make the Revolving Loans and provide the Letter of Credit Accommodations based upon telephonic or other instructions received from anyone purporting to be an officer of Borrower or other authorized person or, at the discretion of Agent, if such Revolving Loans are necessary to satisfy any Obligations. All requests for Revolving Loans or Letter of Credit Accommodations hereunder shall specify the date on which the requested advance is to be made or Letter of Credit Accommodations established (which day shall be a Business Day) and the amount of the requested Revolving Loan. Requests received after 12:00 noon (Chicago time) on any day shall be deemed to have been made as of the opening of business on the immediately following Business Day. All Revolving Loans and Letter of Credit Accommodations under this Agreement shall be conclusively presumed to have been made to, and at the request of and for the benefit of, Borrower when deposited to the credit of Borrower or otherwise disbursed or established in accordance with the instructions of Borrower or in accordance with the terms and conditions of this Agreement.

6.6 Use of Proceeds. All Loans made or Letter of Credit Accommodations provided to or for the benefit of Borrower pursuant to the provisions hereof shall be used by Borrower only for general operating, working capital and other proper corporate purposes of Borrower not otherwise prohibited by the terms hereof. None of the proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purposes of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Loans to be considered a “purpose credit” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended.

6.7 Pro Rata Treatment. Except to the extent otherwise provided in this Agreement: (a) the making and conversion of Loans shall be made among the Lenders based on their respective Pro Rata Shares as to the Loans and (b) each payment on account of any Obligations to or for the account of one or more of Lenders in respect of any Obligations due on a particular day shall be allocated among the Lenders entitled to such payments based on their respective Pro Rata Shares and shall be distributed accordingly.

6.8 Sharing of Payments, Etc.

(a) Borrower agrees that, in addition to (and without limitation of) any right of setoff, banker’s lien or counterclaim Agent or any Lender may otherwise have, each Lender shall be entitled, at its option (but subject, as among Agent and Lenders, to the provisions of Section 12.3(b) hereof), to offset balances held by it for the account of Borrower at any of its offices, in dollars or in any other currency, against any principal of or interest on any Revolving Loans owed to such Lender or any other amount payable to such Lender hereunder, that is not paid when due (regardless of whether such balances are then due to Borrower), in which case it shall promptly notify Borrower and Agent thereof; provided, that, such Lender’s failure to give such notice shall not affect the validity thereof.

(b) If any Lender (including Agent) shall obtain from Borrower payment of any principal of or interest on any Revolving Loan owing to it or payment of any other amount under this Agreement or any of the other Financing Agreements through the exercise of any right of setoff, banker’s lien or counterclaim or similar right or otherwise (other than from Agent as provided herein), and, as a result of such payment, such Lender shall have received more than its Pro Rata Share of the principal of the Revolving Loans or more than its share of such other amounts then due hereunder or thereunder by Borrower to such Lender than the percentage thereof received by any other Lender, it shall promptly pay to Agent, for the benefit of Lenders, the amount of such excess and simultaneously purchase from such other Lenders a participation in the Revolving Loans or such other amounts, respectively, owing to such other Lenders (or such interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all Lenders shall share the benefit of such excess payment (net of any expenses that may be incurred by such Lender in obtaining or preserving such excess payment) in accordance with their respective Pro Rata Shares or as otherwise agreed by Lenders. To such end all Lenders shall make appropriate adjustments among themselves (by the resale of participation sold or otherwise) if such payment is rescinded or must otherwise be restored.

(c) Borrower agrees that any Lender purchasing a participation (or direct interest) as provided in this Section may exercise, in a manner consistent with this Section, all rights of setoff, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Revolving Loans or other amounts (as the case may be) owing to such Lender in the amount of such participation.

(d) Nothing contained herein shall require any Lender to exercise any right of setoff, banker’s lien, counterclaims or similar rights or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other Indebtedness or obligation of Borrower. If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section applies, such Lender shall, to the extent practicable, assign such rights to Agent for the benefit of Lenders and, in any event, exercise its rights in respect of such secured claim in a manner consistent with the rights of Lenders entitled under this Section to share in the benefits of any recovery on such secured claim.

6.9 Settlement Procedures.

(a) In order to administer the Credit Facility in an efficient manner and to minimize the transfer of funds between Agent and Revolving Loan Lenders, Agent may, at its option, subject to the terms of this Section, make available, on behalf of Revolving Loan Lenders, the full amount of the Revolving Loans requested or charged to Borrower’s loan account(s) or otherwise to be advanced by Revolving Loan Lenders pursuant to the terms hereof, without requirement of prior notice to Revolving Loan Lenders of the proposed Revolving Loans.

(b) With respect to all Revolving Loans made by Agent on behalf of Revolving Loan Lenders as provided in this Section, the amount of each Revolving Loan Lender’s Pro Rata Share of the outstanding Revolving Loans shall be computed weekly, and shall be adjusted upward or downward on the basis of the amount of the outstanding Revolving Loans as of 5:00 p.m. (Chicago time) on the Business Day immediately preceding the date of each settlement computation; provided, that, Agent retains the absolute right at any time or from time to time to make the above described adjustments at intervals more frequent than weekly, but in no event more than twice in any week. Agent shall deliver to each of the Revolving Loan Lenders after the end of each week, or at such lesser period or periods as Agent shall determine, a summary statement of the amount of outstanding Revolving Loans for such period (such week or lesser period or periods being hereinafter referred to as a “Settlement Period”). If the summary statement is sent by Agent and received by a Revolving Loan Lender prior to 12:00 p.m. (Chicago time), then such Revolving Loan Lender shall make the settlement transfer described in this Section by no later than 3:00 p.m. (Chicago time) on the same Business Day and if received by a Revolving Loan Lender after 12:00 p.m. (Chicago time), then such Revolving Loan Lender shall make the settlement transfer by not later than 3:00 p.m. (Chicago time) on the next Business Day following the date of receipt. If, as of the end of any Settlement Period, the amount of a Revolving Loan Lender’s Pro Rata Share of the outstanding Revolving Loans is more than such Revolving Loan Lender’s Pro Rata Share of the outstanding Revolving Loans as of the end of the previous Settlement Period, then such Revolving Loan Lender shall forthwith (but in no event later than the time set forth in the preceding sentence) transfer to Agent by wire transfer in immediately available funds the amount of the increase. Alternatively, if the amount of a Revolving Loan Lender’s Pro Rata Share of the outstanding Revolving Loans in any Settlement Period is less than the amount of such Revolving Loan Lender’s Pro Rata Share of the outstanding Revolving Loans for the previous Settlement Period, Agent shall forthwith transfer to such Revolving Loan Lender by wire transfer in immediately available funds the amount of the decrease. The obligation of each of the Revolving Loan Lenders to transfer such funds and effect such settlement shall be irrevocable and unconditional and without recourse to or warranty by Agent. Agent and each Revolving Loan Lender agrees to mark its books and records at the end of each Settlement Period to show at all times the dollar amount of its Pro Rata Share of the outstanding Revolving Loans and Letter of Credit Accommodations. Each Revolving Loan Lender shall only be entitled to receive interest on its Pro Rata Share of the Revolving Loans to the extent such Revolving Loans have been funded by such Revolving Loan Lender. Because the Agent on behalf of Revolving Loan Lenders may be advancing and/or may be repaid Revolving Loan prior to the time when Revolving Loan Lenders will actually advance and/or be repaid such Revolving Loans, interest with respect to Revolving Loan shall be allocated by Agent in accordance with the amount of Revolving Loan actually advanced by and repaid to each Revolving Loan Lender and the Agent and shall accrue from and including the date such

Revolving Loan are so advanced to but excluding the date such Revolving Loans are either repaid by Borrower or actually settled with the applicable Revolving Loan Lender as described in this Section.

(c) To the extent that Agent has made any such amounts available and the settlement described above shall not yet have occurred, upon repayment of any Revolving Loan by Borrower, Agent may apply such amounts repaid directly to any amounts made available by Agent pursuant to this Section. In lieu of weekly or more frequent settlements, Agent may, at its option, at any time require each Revolving Loan Lender to provide Agent with immediately available funds representing its Pro Rata Share of each Revolving Loan, prior to Agent’s disbursement of such Revolving Loan to Borrower. In such event, all Revolving Loans under this Agreement shall be made by the Revolving Loan Lenders simultaneously and proportionately to their Pro Rata Shares. No Revolving Loan Lender shall be responsible for any default by any other Revolving Loan Lender in the other Revolving Loan Lender’s obligation to make a Revolving Loan requested hereunder nor shall the Commitment of any Revolving Loan Lender be increased or decreased as a result of the default by any other Revolving Loan Lender in the other Revolving Loan Lender’s obligation to make a Revolving Loan hereunder.

(d) If Agent is not funding a particular Revolving Loan to Borrower pursuant to this Section on any day, Agent may assume that each Revolving Loan Lender will make available to Agent such Revolving Loan Lender’s Pro Rata Share of the Revolving Loan requested or otherwise made on such day and Agent may, in its discretion, but shall not be obligated to, cause a corresponding amount to be made available to or for the benefit of Borrower on such day. If Agent makes such corresponding amount available to Borrower and such corresponding amount is not in fact made available to Agent by such Revolving Loan Lender, Agent shall be entitled to recover such corresponding amount on demand from such Revolving Loan Lender together with interest thereon for each day from the date such payment was due until the date such amount is paid to Agent at the Federal Funds Rate for each day during such period (as published by the Federal Reserve Bank of New York or at Agent’s option based on the arithmetic mean determined by Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of the three leading brokers of Federal funds transactions in New York City selected by Agent) and if such amounts are not paid within three (3) days of Agent’s demand, at the highest Interest Rate provided for in Section 3.1 hereof applicable to Prime Rate Loans. During the period in which such Revolving Loan Lender has not paid such corresponding amount to Agent, notwithstanding anything to the contrary contained in this Agreement or any of the other Financing Agreements, the amount so advanced by Agent to or for the benefit of Borrower shall, for all purposes hereof, be a Revolving Loan made by Agent for its own account. Upon any such failure by a Revolving Loan Lender to pay Agent, Agent shall promptly thereafter notify Borrower of such failure and Borrower shall pay such corresponding amount to Agent for its own account within five (5) Business Days of Borrower’s receipt of such notice. A Revolving Loan Lender who fails to pay Agent its Pro Rata Share of any Revolving Loans made available by the Agent on such Revolving Loan Lender’s behalf, or any Revolving Loan Lender who fails to pay any other amount owing by it to Agent, is a “Defaulting Lender”. Agent shall not be obligated to transfer to a Defaulting Lender any payments received by Agent for the Defaulting Lender’s benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees). Amounts payable to a Defaulting Lender shall instead be paid to or retained by Agent. Agent may hold and, in its discretion, relend to Borrower the amount of all such payments received or retained by it for the account of such Defaulting Lender. For purposes of voting or consenting to matters with respect to this Agreement and the other Financing Agreements and determining Pro Rata Shares, such Defaulting Lender shall be deemed not to be a “Revolving Loan Lender” and such Revolving Loan Lender’s Commitment shall be deemed to be zero (0). This Section shall remain effective with respect to a Defaulting Lender until such default is cured. The operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Revolving Loan Lender, or relieve or excuse the performance by Borrower or any Obligor of their duties and obligations hereunder.

(e) Nothing in this Section or elsewhere in this Agreement or the other Financing Agreements shall be deemed to require Agent to advance funds on behalf of any Revolving Loan Lender or to relieve any Revolving Loan Lender from its obligation to fulfill its Commitment hereunder or to prejudice any rights that Borrower may have against any Revolving Loan Lender as a result of any default by any Revolving Loan Lender hereunder in fulfilling its Commitment.

6.10 Obligations Several; Independent Nature of Lenders’ Rights. The obligation of each Lender hereunder is several, and no Lender shall be responsible for the obligation or commitment of any other Lender hereunder. Nothing contained in this Agreement or any of the other Financing Agreements and no action taken by the Lenders pursuant hereto or thereto shall be deemed to constitute the Lenders to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and subject to Section 12.3 hereof, each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

6.11 Bank Products. Borrower may request that the Bank Product Providers provide or arrange for such Person to obtain Bank Products from Bank Product Providers, and each Bank Product Provider may, in its sole discretion, provide or arrange for Borrower to obtain the requested Bank Products. Borrower shall indemnify and hold Agent, each Lender and their respective Affiliates harmless from any and all obligations now or hereafter owing to any other Person by any Bank Product Provider in connection with any Bank Products other than for gross negligence or willful misconduct on the part of any such indemnified Person. This Section 6.11 shall survive the payment of the Obligations and the termination of this Agreement. Borrower acknowledges and agrees that the obtaining of Bank Products from Bank Product Providers (a) is in the sole discretion of such Bank Product Provider, and (b) is subject to all rules and regulations of such Bank Product Provider. Each Bank Product Provider shall be deemed a party hereto for purposes of any reference in any of the Financing Agreements to the parties for whom Agent is acting, provided, that, the rights of such Bank Product Provider hereunder and under any of the other Financing Agreements shall consist exclusively of such Bank Product Provider’s right to share in payments and collections out of the Collateral as set forth herein. In connection with any such distribution of payments and collections, Agent shall be entitled to assume that no amounts are due to any Bank Product Provider unless such Bank Product Provider has notified Agent in writing of any such liability owed to it as of the date of any such distribution.

Section 7. COLLATERAL REPORTING AND COVENANTS

7.1 Collateral Reporting.

(a) Borrower shall provide Agent with the following documents in a form satisfactory to Agent:

(i) as soon as possible after the end of each week (but in any event by each Thursday after the end of each such period), on a weekly basis or more frequently as Agent or Borrower may request, a schedule of all Accounts created, collections received and credit memos issued for each day of the immediately preceding period (including a schedule of all Accounts created, collections received and credit memos issued for each day of the immediately preceding period);

(ii) as soon as possible after the end of each month (but in any event within ten (10) Business Days after the end thereof) so long as Excess Availability is equal to or greater than $5,600,000 and no Event of Default exists or has occurred and is continuing or as soon as possible after the end of each week (but in any event within three (3) Business Days after the end thereof), at any time on and after Excess Availability is less than $5,600,000 or an Event of Default exists or has occurred and is continuing, (A) a Borrowing Base Certificate setting forth the calculation of the Borrowing Base as of the last Business Day of the immediately preceding period as to the Accounts and Inventory, duly completed and executed by the chief financial officer, treasurer or controller of Borrower, together with all schedules required pursuant to the terms of the Borrowing Base Certificate duly completed, (B) perpetual inventory reports, (C) inventory reports by location and category (and including the amounts of Inventory and the value thereof at any leased locations and at premises of warehouses, processors or other third parties), and (D) inventory reports categorized by customer (and including the amounts of all raw materials and finished goods and the value thereof for such customer and identifying any customer that has terminated or sent or been sent a notice of termination of its arrangements with Borrower),

(iii) as soon as possible after the end of each month (but in any event within ten (10) Business Days after the end thereof), (A) agings of accounts receivable (together with a reconciliation to the previous month’s aging and general ledger) and (B) agings of accounts payable (and including information indicating the amounts owing to owners and lessors of leased premises, warehouses, processors and other third parties from time to time in possession of any Collateral);

(iv) upon Agent’s request, (A) copies of customer statements, purchase orders, sales invoices, credit memos, remittance advices and reports, and copies of deposit slips and bank statements, (B) copies of shipping and delivery documents, and (C) copies of purchase orders, invoices and delivery documents for Inventory and Equipment acquired by Borrower;

(v) such other reports as to the Collateral as Agent shall request from time to time.

(b) Nothing contained in any Borrowing Base Certificate shall be deemed to limit, impair or otherwise affect the rights of Agent contained herein and in the event of any conflict or inconsistency between the calculation of the Borrowing Base as set forth in any Borrowing Base Certificate and as determined by Agent in good faith, the determination of Agent shall govern and be conclusive and binding upon Borrower. Without limiting the foregoing, Borrower shall furnish to Agent any information which Agent may reasonably request regarding the determination and calculation of any of the amounts set forth in any Borrowing Base Certificate.

(c) If Borrower’s records or reports of the Collateral are prepared or maintained by an accounting service, contractor, shipper or other agent, Borrower hereby irrevocably authorizes such service, contractor, shipper or agent to deliver such records, reports, and related documents to Agent and to follow Agent’s instructions with respect to further services at any time that an Event of Default exists or has occurred and is continuing.

7.2 Accounts Covenants.

(a) Borrower shall notify Agent promptly of: (i) any material delay in Borrower’s performance of any of its material obligations to any account debtor or the assertion of any material claims, offsets, defenses or counterclaims by any account debtor, or any material disputes with account debtors, or any settlement, adjustment or compromise thereof, (ii) all material adverse information known to Borrower relating to the financial condition of any account debtor and (iii) any event or circumstance which, to the best of Borrower’s knowledge, would cause Agent to consider any then existing Accounts as no longer constituting Eligible Accounts. No credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor without Agent’s consent, except in the ordinary course of Borrower’s business in accordance with practices and policies previously disclosed in writing to Agent and except as set forth in the schedules delivered to Agent pursuant to Section 7.1(a) above. So long as no Event of Default exists or has occurred and is continuing, Borrower shall settle, adjust or compromise any claim, offset, counterclaim or dispute with any account debtor. At any time that an Event of Default exists or has occurred and is continuing, Agent shall, at its option, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with account debtors or grant any credits, discounts or allowances.

(b) With respect to each Account: (i) the amounts shown on any invoice delivered to Agent or schedule thereof delivered to Agent shall be true and complete, (ii) no payments shall be made thereon except payments immediately delivered to Agent pursuant to the terms of this Agreement, (iii) no credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor except as reported to Agent in accordance with this Agreement and except for credits, discounts, allowances or extensions made or given in the ordinary course of Borrower’s business in accordance with practices and policies previously disclosed to Agent, (iv) there shall be no setoffs, deductions, contras, defenses, counterclaims or disputes existing or asserted with respect thereto except as reported to Agent in accordance with the terms of this Agreement, (v) none of the transactions giving rise thereto will violate any applicable foreign, Federal, State or local laws or regulations, all documentation relating thereto will be legally sufficient under such laws and regulations and all such documentation will be legally enforceable in accordance with its terms.

(c) Agent shall have the right at any time or times, in Agent’s name or in the name of a nominee of Agent, to verify the validity, amount or any other matter relating to any Receivables or other Collateral, by mail, telephone, facsimile transmission or otherwise.

7.3 Inventory Covenants. With respect to the Inventory: (a) Borrower shall at all times maintain inventory records reasonably satisfactory to Agent, keeping correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory, Borrower’s cost therefor and daily withdrawals therefrom and additions thereto; (b) Borrower shall conduct a physical count of the Inventory at least once each year but at any time or times as Agent may request on or after an Event of Default, and promptly following such physical inventory shall supply Agent with a report in the form and with such specificity as may be satisfactory to Agent concerning such physical count; (c) Borrower shall not remove any Inventory from the locations set forth or permitted herein, without the prior written consent of Agent, except for sales of Inventory in the ordinary course of its business and except to move Inventory directly from one location set forth or permitted herein to another such location and except for Inventory shipped from the manufacturer thereof to Borrower which is in transit to the locations set forth or permitted herein; (d) upon Agent’s request, Borrower shall, at its expense, no more than four (4) times in any twelve (12) month period, but at any time or times as Agent may request on or after an Event of Default, deliver or cause to be delivered to Agent written appraisals as to the Inventory in form, scope and methodology acceptable to Agent and by an appraiser acceptable to Agent, addressed to Agent and Lenders and upon which Agent and Lenders are expressly permitted to rely; (e) Borrower shall produce, use, store and maintain the Inventory with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws (including the requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto); (f) none of the Inventory or other Collateral constitutes farm products or the proceeds thereof; (g) Borrower assumes all responsibility and liability arising from or relating to the production, use, sale or other disposition of the Inventory; (h) Borrower shall not sell Inventory to any customer on approval, or any other basis which entitles the customer to return or may obligate Borrower to repurchase such Inventory; (i) Borrower shall keep the Inventory in good and marketable condition; and (j) Borrower shall not, without prior written notice to Agent or the specific identification of such Inventory in a report with respect thereto provided by Borrower to Agent pursuant to Section 7.1(a) hereof, acquire or accept any Inventory on consignment or approval.

7.4 Equipment and Real Property Covenants. With respect to the Equipment and Real Property: (a) upon Agent’ s or Tranche B Loan Lender’s request, Borrower shall, at its expense, no more than one (1) time in any twelve (12) month period, but at any time or times as Agent or Tranche B Loan Lender may request on or after an Event of Default, deliver or cause to be delivered to Agent and Tranche B Loan Lender written appraisals as to the Equipment and/or the Real Property in form, scope and methodology acceptable to Agent and Tranche B Loan Lender and by an appraiser acceptable to Agent and Tranche B Loan Lender, addressed to Agent and Tranche B Loan Lender and upon which Agent and Lenders (including Tranche B Loan Lender) are expressly permitted to rely, provided, that, the Tranche B Loan Lender shall only be entitled to request, receive and approve appraisals as to the Equipment; (b) Borrower shall keep the Equipment in good order, repair, running and marketable condition (ordinary wear and tear excepted); (c) Borrower shall use the Equipment and Real Property with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with all applicable laws; (d) the Equipment is and shall be used in the business of Borrower and not for personal, family, household or farming use; (e) Borrower shall not remove any Equipment from the locations set forth or permitted herein, except (i) to the extent necessary to have any Equipment repaired or maintained in the ordinary course of its business, (ii) to move Equipment directly from one location set forth or permitted herein to another such location, (iii) to move Equipment to locations outside the United States of America, provided, that, the aggregate book value of all Equipment so moved shall not exceed $250,000 and any such Equipment shall not be necessary or material to the operations of Borrower or (iv) the movement of motor vehicles used by or for the benefit of Borrower in the ordinary course of business; (f) the Equipment is now and shall remain personal property and Borrower shall not permit any of the Equipment to be or become a part of or affixed to real property; and (g) Borrower assumes all responsibility and liability arising from the use of the Equipment and Real Property.

7.5 Power of Attorney. Borrower hereby irrevocably designates and appoints Agent (and all persons designated by Agent) as Borrower’s true and lawful attorney-in-fact, and authorizes Agent, in Borrower’s or Agent’s name, to: (a) at any time an Event of Default exists or has occurred and is continuing (i) demand payment on Receivables or other Collateral, (ii) enforce payment of Receivables by legal proceedings or otherwise, (iii) exercise all of Borrower’s rights and remedies to collect any Receivable or other Collateral, (iv) sell or assign any Receivable upon such terms, for such amount and at such time or times as the Agent deems advisable, (v) settle, adjust, compromise, extend or renew an Account, (vi) discharge and release any Receivable, (vii) prepare, file and sign Borrower’s name on any proof of claim in bankruptcy or other similar document against an account debtor or other obligor in respect of any Receivables or other Collateral, (viii) notify the post office authorities to change the address for delivery of remittances from account debtors or other obligors in respect of Receivables or other proceeds of Collateral to an address designated by Agent, and open and dispose of all mail addressed to Borrower and handle and store all mail relating to the Collateral; and (ix) do all acts and things which are necessary, in Agent’s determination, to fulfill Borrower’s obligations under this Agreement and the other Financing Agreements and (b) at any time to (i) take control in any manner of any item of payment in respect of Receivables or constituting Collateral or otherwise received in or for deposit in the Blocked Accounts or otherwise received by Agent or any Lender, (ii) have access to any lockbox or postal box into which remittances from account debtors or other obligors in respect of Receivables or other proceeds of Collateral are sent or received, (iii) endorse Borrower’s name upon any items of payment in respect of Receivables or constituting Collateral or otherwise received by Agent and any Lender and deposit the same in Agent’s account for application to the Obligations, (iv) endorse Borrower’s name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Receivable or any goods pertaining thereto or any other Collateral, including any warehouse or other receipts, or bills of lading and other negotiable or non-negotiable documents, (v) clear Inventory the purchase of which was financed with Letter of Credit Accommodations through U.S. Customs or foreign export control authorities in Borrower’s name, Agent’s name or the name of Agent’s designee, and to sign and deliver to customs officials powers of attorney in Borrower’s name for such purpose, and to complete in Borrower’s or Agent’ s name, any order, sale or transaction, obtain the necessary documents in connection therewith and collect the proceeds thereof, and (vi) sign Borrower’s name on any verification of Receivables and notices thereof to account debtors or any secondary obligors or other obligors in respect thereof. Borrower hereby releases Agent and Lenders and their respective officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of Agent’s or any Lender’ s own gross negligence or wilful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

7.6 Right to Cure. Agent may, at its option, upon notice to Borrower, (a) cure any default by Borrower under any material agreement with a third party that affects the Collateral, its value or the ability of Agent to collect, sell or otherwise dispose of the Collateral or the rights and remedies of Agent or any Lender therein or the ability of Borrower to perform its obligations hereunder or under any of the other Financing Agreements, (b) pay or bond on appeal any judgment entered against Borrower, (c) discharge taxes, liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral and pay any amount, incur any expense or perform any act which, in Agent’s judgment, is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of Agent and Lenders with respect thereto. Agent may add any amounts so expended to the Obligations and charge Borrower’s account therefor, such amounts to be repayable by Borrower on demand. Agent and Lenders shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of Borrower. Any payment made or other action taken by Agent or any Lender under this Section shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.

7.7 Access to Premises. From time to time as requested by Agent, at the cost and expense of Borrower, (a) Agent or Agent’s designee shall have complete access to all of Borrower’s premises during normal business hours and after notice to Borrower, or at any time and without notice to Borrower if an Event of Default exists or has occurred and is continuing, for the purposes of inspecting, verifying and auditing the Collateral and all of Borrower’s books and records, including the Records, and (b) Borrower shall promptly furnish to Agent such copies of such books and records or extracts therefrom as Agent may request, and Agent or Agent’s designee may use during normal business hours such of Borrower’s personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing and if an Event of Default exists or has occurred and is continuing for the collection of Receivables and realization of other Collateral.

Section 8. REPRESENTATIONS AND WARRANTIES

Borrower hereby represents and warrants to Agent and Lenders the following (which shall survive the execution and delivery of this Agreement), the truth and accuracy of which are a continuing condition of the making of Loans and providing Letter of Credit Accommodations to Borrower:

8.1 Corporate Existence, Power and Authority. Borrower is a corporation duly organized and in good standing under the laws of its state of incorporation and is duly qualified as a foreign corporation and in good standing in all states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify would not have a Material Adverse Effect on Borrower’s financial condition, results of operation or business or the rights of Agent in or to any of the Collateral. The execution, delivery and performance of this Agreement, the other Financing Agreements and the transactions contemplated hereunder and thereunder (a) are all within Borrower’s corporate powers, (b) have been duly authorized, (c) are not in contravention of law or the terms of Borrower’s certificate of incorporation, by-laws, or other organizational documentation, or any indenture, agreement or undertaking to which Borrower is a party or by which Borrower or its property are bound and (d) will not result in the creation or imposition of, or require or give rise to any obligation to grant, any lien, security interest, charge or other encumbrance upon any property of Borrower. This Agreement and the other Financing Agreements to which Borrower is a party constitute legal, valid and binding obligations of Borrower enforceable in accordance with their respective terms except as enforceability may be limited by any bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar law affecting creditors’ rights and remedies generally and by general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

8.2 Name, State of Organization; Chief Executive Office; Collateral Location.

(a) The exact legal name of Borrower is as set forth on the signature page of this Agreement and in the Information Certificate. Borrower has not, during the past five years, been known by or used any other corporate or fictitious name or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any of its property or assets out of the ordinary course of business, except as set forth in the Information Certificate.

(b) Borrower is an organization of the type and organized in the jurisdiction set forth in the Information Certificate. The Information Certificate accurately sets forth the organizational identification number of Borrower or accurately states that Borrower has none and accurately sets forth the federal employer identification number of Borrower.

(c) The chief executive office and mailing address of Borrower and Borrower’s Records concerning Accounts are located only at the address identified as such in Schedule 8.2 to the Information Certificate and its only other places of business and the only other locations of Collateral, if any, are the addresses set forth in Schedule 8.2 to the Information Certificate, subject to the rights of Borrower to establish new locations in accordance with Section 9.2 below. The Information Certificate correctly identifies any of such locations which are not owned by Borrower and sets forth the owners and/or operators thereof.

8.3 Financial Statements; No Material Adverse Change. All financial statements relating to Borrower which have been or may hereafter be delivered by Borrower to Agent and Lenders have been prepared in accordance with GAAP (except as to any interim financial statements, to the extent such statements are subject to normal year-end adjustments and do not include any notes) and fairly present in all material respects the financial condition and the results of operation of Borrower as at the dates and for the periods set forth therein. Except as disclosed in any interim financial statements furnished Borrower to Agent prior to the date of this Agreement, there has been no act, condition or event which has had or is reasonably likely to have a Material Adverse Effect since the date of the most recent audited financial statements of Borrower furnished by Borrower to Agent prior to the date of this Agreement.

8.4 Priority of Liens; Title to Properties. The security interests and liens granted to Agent under this Agreement and the other Financing Agreements constitute valid and perfected first priority liens and security interests in and upon the Collateral subject only to the liens indicated on Schedule 8.4 to the Information Certificate and the other liens permitted under Section 9.8 hereof. Borrower has good and marketable fee simple title to or valid leasehold interests in all of its Real Property and good, valid and merchantable title to all of its other properties and assets subject to no liens, mortgages, pledges, security interests, encumbrances or charges of any kind, except those granted to Agent and such others as are specifically listed on Schedule 8.4 to the Information Certificate or permitted under Section 9.8 hereof.

8.5 Tax Returns. Borrower has filed, or caused to be filed, in a timely manner all tax returns, reports and declarations which are required to be filed by it. All information in such tax returns, reports and declarations is complete and accurate in all material respects. Borrower has paid or caused to be paid all taxes due and payable or claimed due and payable in any assessment received by it, except taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower and with respect to which adequate reserves have been set aside on its books. Adequate provision has been made for the payment of all accrued and unpaid Federal, State, county, local, foreign and other taxes whether or not yet due and payable and whether or not disputed.

8.6 Litigation. Except as set forth on Schedule 8.6 to the Information Certificate, (a) there is no investigation by any Governmental Authority pending, or to the best of Borrower’s knowledge threatened, against or affecting Borrower, its assets or business and (b) there is no action, suit, proceeding or claim by any Person pending, or to the best of Borrower’s knowledge threatened, against Borrower or its assets or goodwill, or against or affecting any transactions contemplated by this Agreement, in each case, which if adversely determined against Borrower has or could reasonably be expected to have a Material Adverse Effect.

8.7 Compliance with Other Agreements and Applicable Laws.

(a) Borrower is not in default in any respect under, or in violation in any respect of the terms of, any material agreement, contract, instrument, lease or other commitment to which it is a party or by which it or any of its assets are bound. Borrower is in compliance with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority relating to its business, including, without limitation, those set forth in or promulgated pursuant to the Occupational Safety and Health Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, ERISA, the Code, as amended, and the rules and regulations thereunder, and all Environmental Laws.

(b) Borrower has obtained all material permits, licenses, approvals, consents, certificates, orders or authorizations of any Governmental Authority required for the lawful conduct of its business (the “Permits”). All of the Permits are valid and subsisting and in full force and effect. There are no actions, claims or proceedings pending or to the best of Borrower’s knowledge, threatened that seek the revocation, cancellation, suspension or modification of any of the Permits.

8.8 Environmental Compliance.

(a) Except as set forth on Schedule 8.8 to the Information Certificate, neither Borrower nor any Subsidiary of Borrower has generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates in any material respect any applicable Environmental Law or Permit, and the operations of Borrower and any Subsidiary of Borrower complies in all material respects with all Environmental Laws and all Permits.

(b) Except as set forth on Schedule 8.8 to the Information Certificate, there has been no investigation by any Governmental Authority or any proceeding, complaint, order, directive, claim, citation or notice by any Governmental Authority or any other person nor is any pending or to the best of Borrower’s knowledge threatened, with respect to any non-compliance with or violation of the requirements of any Environmental Law by Borrower and any Subsidiary of Borrower or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter, which adversely affects or could reasonably be expected to adversely affect in any material respect Borrower or its business, operations or assets or any properties at which Borrower has transported, stored or disposed of any Hazardous Materials.

(c) Except as set forth on Schedule 8.8 to the Information Certificate, Borrower and its Subsidiaries have no material liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials.

(d) Borrower and its Subsidiaries have all Permits required to be obtained or filed in connection with the operations of Borrower under any Environmental Law and all of such licenses, certificates, approvals or similar authorizations and other Permits are valid and in full force and effect.

8.9 Employee Benefits.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or State law. Borrower does not have and has not sponsored a Plan that is subject to Title IV of ERISA. Borrower and its ERISA Affiliates have made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending, or to the best of Borrower’s knowledge, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) the current value of each Plan’s assets (determined in accordance with the assumptions used for funding such Plan pursuant to Section 412 of the Code) are not less than such Plan’s liabilities under Section 4001(a)(16) of ERISA; (iii) Borrower and its ERISA Affiliates have not incurred and do not reasonably expect to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) Borrower, and its ERISA Affiliates have not incurred and do not reasonably expect to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) Borrower, and its ERISA Affiliates have not engaged in a transaction that would be subject to Section 4069 or 4212(c) of ERISA.

8.10 Bank Accounts. All of the deposit accounts, investment accounts or other accounts in the name of or used by Borrower maintained at any bank or other financial institution are set forth on Schedule 8.10 to the Information Certificate, subject to the right of Borrower to establish new accounts in accordance with Section 5.2 hereof.

8.11 Intellectual Property. Borrower owns or licenses or otherwise has the right to use all Intellectual Property necessary for the operation of its business as presently conducted or proposed to be conducted. As of the date hereof, Borrower does not have any Intellectual Property registered, or subject to pending applications, in the United States Patent and Trademark Office or any similar office or agency in the United States of America, any State thereof, any political subdivision thereof or in any other country, other than those described in Schedule 8.11 to the Information Certificate and has not granted any licenses with respect thereto other than as set forth in Schedule 8.11 to the Information Certificate. No event has occurred which permits or would permit after notice or passage of time or both, the revocation, suspension or termination of such rights. To the best of Borrower’s knowledge, no slogan or other advertising device, product, process, method, substance or other Intellectual Property or goods bearing or using any Intellectual Property presently contemplated to be sold by or employed by Borrower infringes any patent, trademark, servicemark, tradename, copyright, license or other Intellectual Property owned by any other Person presently and no claim or litigation is pending or threatened against or affecting Borrower contesting its right to sell or use any such Intellectual Property. Schedule 8.11 to the Information Certificate sets forth all of the agreements or other arrangements of Borrower pursuant to which Borrower has a license or other right to use any trademarks, logos, designs, representations or other Intellectual Property owned by another person as in effect on the date hereof and the dates of the expiration of such agreements or other arrangements of Borrower as in effect on the date hereof (collectively, together with such agreements or other arrangements as may be entered into by Borrower after the date hereof, collectively, the “License Agreements” and individually, a “License Agreement”). No trademark, servicemark, copyright or other Intellectual Property at any time used by Borrower which is owned by another person, or owned by Borrower subject to any security interest, lien, collateral assignment, pledge or other encumbrance in favor of any person other than Agent, is affixed to any Eligible Inventory, except (a) to the extent permitted under the term of the license agreements listed on Schedule 8.11 to the Information Certificate and (b) to the extent the sale of Inventory to which such Intellectual Property is affixed is permitted to be sold by Borrower under applicable law (including the United States Copyright Act of 1976).

8.12 Subsidiaries, Affiliates; Capitalization; Solvency.

(a) Borrower does not have any direct or indirect Subsidiaries or Affiliates and is not engaged in any joint venture or partnership except as set forth in Schedule 8.12 to the Information Certificate.

(b) Borrower is the record and beneficial owner of all of the issued and outstanding shares of Capital Stock of each of the Subsidiaries listed on Schedule 8.12 to the Information Certificate as being owned by Borrower and there are no proxies, irrevocable or otherwise, with respect to such shares and no equity securities of any of the Subsidiaries are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any kind or nature and there are no contracts, commitments, understandings or arrangements by which any Subsidiary is or may become bound to issue additional shares of it Capital Stock or securities convertible into or exchangeable for such shares.

(c) Borrower is Solvent and will continue to be Solvent after the creation of the Obligations, the security interests of Agent and the other transaction contemplated hereunder.

8.13 Labor Disputes.

(a) Set forth on Schedule 8.13 to the Information Certificate is a list (including dates of termination) of all collective bargaining or similar agreements between or applicable to Borrower and any union, labor organization or other bargaining agent in respect of the employees of Borrower on the date hereof.

(b) There is (i) no significant unfair labor practice complaint pending against Borrower or, to the best of Borrower’s knowledge, threatened against it, before the National Labor Relations Board, and no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is pending on the date hereof against Borrower or, to best of Borrower’s knowledge, threatened against it, and (ii) no significant strike, labor dispute, slowdown or stoppage is pending against Borrower or, to the best of Borrower’s knowledge, threatened against Borrower.

8.14 Restrictions on Subsidiaries. Except for restrictions contained in this Agreement or any other agreement with respect to Indebtedness of Borrower permitted hereunder as in effect on the date hereof, there are no contractual or consensual restrictions on Borrower or any of its Subsidiaries (other than a Foreign Subsidiary) which prohibit or otherwise restrict (a) the transfer of cash or other assets (i) between Borrower and any of its Subsidiaries or (ii) between any Subsidiaries of Borrower or (b) the ability of Borrower or any of its Subsidiaries to incur Indebtedness or grant security interests to Agent or any Lender in the Collateral.

8.15 Material Contracts. Schedule 8.15 to the Information Certificate sets forth all Material Contracts to which Borrower is a party or is bound as of the date hereof. Borrower has delivered true, correct and complete copies of such Material Contracts to Agent on or before the date hereof. Borrower is not in breach or in default in any material respect of or under any Material Contract and have not received any notice of the intention of any other party thereto to terminate any Material Contract.

8.16 Payable Practices. Borrower has not made any material change in the historical accounts payable practices from those in effect immediately prior to the date hereof.

8.17 Accuracy and Completeness of Information. All information furnished by or on behalf of Borrower in writing to Agent or any Lender in connection with this Agreement or any of the other Financing Agreements or any transaction contemplated hereby or thereby, including all information on the Information Certificate is true and correct in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not misleading. No event or circumstance has occurred which has had or could reasonably be expected to have a Material Adverse Affect, which has not been fully and accurately disclosed to Agent in writing prior to the date hereof.

8.18 Survival of Warranties; Cumulative. All representations and warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to Agent and Lenders on the date of each additional borrowing or other credit accommodation hereunder and shall be conclusively presumed to have been relied on by Agent and Lenders regardless of any investigation made or information possessed by Agent or any Lender. The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which Borrower shall now or hereafter give, or cause to be given, to Agent or any Lender.

Section 9. AFFIRMATIVE AND NEGATIVE COVENANTS

9.1 Maintenance of Existence.

(a) Borrower shall at all times preserve, renew and keep in full force and effect its corporate existence and rights and franchises with respect thereto and maintain in full force and effect all licenses, trademarks, tradenames, approvals, authorizations, leases, contracts and Permits necessary to carry on the business as presently or proposed to be conducted.

(b) Borrower shall not change its name unless each of the following conditions is satisfied: (i) Agent shall have received not less than thirty (30) days prior written notice from Borrower of such proposed change in its corporate name, which notice shall accurately set forth the new name; and (ii) Agent shall have received a copy of the amendment to the Certificate of Incorporation of Borrower providing for the name change certified by the Secretary of State of the jurisdiction of incorporation or organization of Borrower as soon as it is available.

(c) Borrower shall not change its chief executive office or its mailing address or organizational identification number (or if it does not have one, shall not acquire one) unless Agent shall have received not less than thirty (30) days’ prior written notice from Borrower of such proposed change, which notice shall set forth such information with respect thereto as Agent may require and Agent shall have received such agreements as Agent may reasonably require in connection therewith. Borrower shall not change its type of organization, jurisdiction of organization or other legal structure.

9.2 New Collateral Locations. Borrower may only open any new location within the continental United States of America provided Borrower (a) gives Agent thirty (30) days prior written notice of the intended opening of any such new location and (b) executes and delivers, or causes to be executed and delivered, to Agent such agreements, documents, and instruments as Agent may deem reasonably necessary or desirable to protect its interests in the Collateral at such location.

9.3 Compliance with Laws, Regulations, Etc.

(a) Borrower shall, and shall cause any Subsidiary of Borrower to, at all times, comply in all material respects with all laws, rules, regulations, licenses, approvals, orders and other Permits applicable to it and duly observe all requirements of any foreign, Federal, State or local Governmental Authority, including ERISA, the Code, the Occupational Safety and Health Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, and all statutes, rules, regulations, orders, permits and stipulations relating to environmental pollution and employee health and safety, including all of the Environmental Laws.

(b) Borrower shall give written notice to Agent immediately upon Borrower’s receipt of any notice of, or Borrower’s otherwise obtaining knowledge of, (i) the occurrence of any event involving the release, spill or discharge, threatened or actual, of any Hazardous Material or (ii) any investigation, proceeding, complaint, order, directive, claims, citation or notice with respect to: (A) any non-compliance with or violation of any Environmental Law by Borrower or (B) the release, spill or discharge, threatened or actual, of any Hazardous Material other than in the ordinary course of business and other than as permitted under any applicable Environmental Law. Copies of all environmental surveys, audits, assessments, feasibility studies and results of remedial investigations shall be promptly furnished, or caused to be furnished, by Borrower to Agent. Borrower shall take prompt action to respond to any material non-compliance with any of the Environmental Laws and shall regularly report to Agent on such response.

(c) Without limiting the generality of the foregoing, whenever Agent reasonably determines that there is any material non-compliance, or any condition which requires any action by or on behalf of Borrower in order to avoid any material non-compliance, with any Environmental Law, Borrower shall, at Agent’s request and Borrower’s expense: (i) cause an independent environmental engineer reasonably acceptable to Agent to conduct such tests of the site where non-compliance or alleged non-compliance with such Environmental Laws has occurred as to such non-compliance and prepare and deliver to Agent a report as to such non-compliance setting forth the results of such tests, a proposed plan for responding to any environmental problems described therein, and an estimate of the costs thereof and (ii) provide to Agent a supplemental report of such engineer whenever the scope of such non-compliance, or Borrower’s response thereto or the estimated costs thereof, shall change in any material respect.

(d) Borrower shall indemnify and hold harmless Agent and Lenders and their respective directors, officers, employees, agents, invitees, representatives, successors and assigns, from and against any and all losses, claims, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees and expenses) directly or indirectly arising out of or attributable to the use, generation, manufacture, reproduction, storage, release, threatened release, spill, discharge, disposal or presence of a Hazardous Material, including the costs of any required or necessary repair, cleanup or other remedial work with respect to any property of

Borrower and the preparation and implementation of any closure, remedial or other required plans. All representations, warranties, covenants and indemnifications in this Section 9.3 shall survive the payment of the Obligations and the termination of this Agreement.

9.4 Payment of Taxes and Claims. Borrower shall, and shall cause any Subsidiary of Borrower to, duly pay and discharge all taxes, assessments, contributions and governmental charges upon or against it or its properties or assets, except for taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower or such Subsidiary of Borrower, as the case may be, and with respect to which adequate reserves have been set aside on its books. Borrower shall be liable for any tax or penalties imposed on Agent or any Lender as a result of the financing arrangements provided for herein and Borrower agrees to indemnify and hold Agent harmless with respect to the foregoing, and to repay to Agent, for the benefit of Lenders, on demand the amount thereof, and until paid by Borrower such amount shall be added and deemed part of the Loans, provided, that, nothing contained herein shall be construed to require Borrower to pay any income or franchise taxes attributable to the income of Lenders from any amounts charged or paid hereunder to Lenders. The foregoing indemnity shall survive the payment of the Obligations and the termination of this Agreement.

9.5 Insurance.

(a) Borrower shall, and shall cause any Subsidiary of Borrower to, at all times, maintain with financially sound and reputable insurers insurance with respect to the Collateral against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated. Said policies of insurance shall be reasonably satisfactory to Agent as to form, amount and insurer. Borrower shall furnish certificates, policies or endorsements to Agent as Agent shall reasonably require as proof of such insurance, and, if Borrower fails to do so, Agent is authorized, but not required, to obtain such insurance at the expense of Borrower. All policies shall provide for at least thirty (30) days prior written notice to Agent of any cancellation or reduction of coverage and that Agent may act as attorney for Borrower in obtaining, and at any time an Event of Default exists or has occurred and is continuing, adjusting, settling, amending and canceling such insurance. Borrower shall cause Agent to be named as a loss payee and an additional insured (but without any liability for any premiums) under such insurance policies and Borrower shall obtain non-contributory lender’s loss payable endorsements to all insurance policies in form and substance satisfactory to Agent. Such lender’s loss payable endorsements shall specify that the proceeds of such insurance shall be payable to Agent as its interests may appear and further specify that Agent and Lenders shall be paid regardless of any act or omission by Borrower or any of its Affiliates. Without limiting any other rights of Agent or Lenders, any insurance proceeds received by Agent at any time may be applied to payment of the Obligations, whether or not then due, in any order and in such manner as Agent may determine. Upon application of such proceeds to the Loans, Loans may be available subject and pursuant to the terms hereof to be used for the costs of repair or replacement of the Collateral lost or damages resulting in the payment of such insurance proceeds.

(b) Notwithstanding anything to the contrary contained herein, if any of the Equipment or any portion of any building, structure or other improvement on any Real Property is lost, physically damaged or destroyed, upon the written request of Borrower, Agent shall release the net cash proceeds from insurance received by Agent pursuant to this Section 9.5 based on a claim by Borrower as a result of such loss, damage or destruction to the extent necessary for the repair, refurbishing or replacement of such Equipment or building, structure or improvement, provided, that, all of the following conditions are satisfied: (i) no Default or Event of Default shall exist or have occurred and be continuing, (ii) the amount of the insurance proceeds are sufficient, in Agent’s good faith determination, to effect such repair, refurbishing or replacement in a satisfactory manner, (iii) such proceeds shall be used only to repair, refurbish or replace such Equipment or building, structure or improvement, (iv) the insurance proceeds shall be released by Agent to Borrower from time to time as needed or at Agent’s option, released by Agent directly to the contractor, subcontractor, materialmen and other persons rendering services or materials to repair, refurbish or replace such Equipment, building, structure or improvement and (v) the casualty resulted in a payment of $500,000 or less in insurance proceeds.

9.6 Financial Statements and Other Information.

(a) Borrower shall, and shall cause any Subsidiary of Borrower to, keep proper books and records in which true and complete entries shall be made of all dealings or transactions of or in relation to the Collateral and the business of Borrower and its Subsidiaries in accordance with GAAP. Borrower shall promptly furnish to Agent and Lenders all such financial and other information as Agent shall reasonably request relating to the Collateral and the assets, business and operations of Borrower, and Borrower shall notify the auditors and accountants of Borrower that Agent is authorized to obtain such information directly from them. Without limiting the foregoing, Borrower shall furnish or cause to be furnished to Agent, the following: (i) within thirty (30) days after the end of each fiscal month, monthly unaudited consolidated financial statements, and unaudited consolidating financial statements (including in each case balance sheets, statements of income and loss, statements of cash flow, and statements of shareholders’ equity), all in reasonable detail, fairly presenting the financial position and the results of the operations of Borrower and its Subsidiaries as of the end of and through such fiscal month, certified to be correct by the chief financial officer of Borrower, subject to normal year-end adjustments and no footnotes and accompanied by a compliance certificate substantially in the form of Exhibit D hereto, along with a schedule in a form satisfactory to Agent of the calculations used in determining, as of the end of such month, whether Borrower is in compliance with the covenants set forth in Section 9.17 of this Agreement for such month and (ii) within ninety (90) days after the end of each fiscal year, audited consolidated financial statements and unaudited consolidating financial statements of Borrower and its Subsidiaries (including in each case balance sheets, statements of income and loss, statements of cash flow, and statements of shareholders’ equity), and the accompanying notes thereto, all in reasonable detail, fairly presenting the financial position and the results of the operations of Borrower and its Subsidiaries as of the end of and for such fiscal year, together with the unqualified opinion of independent certified public accountants with respect to the audited consolidated financial statements, which accountants shall be an independent accounting firm selected by Borrower and acceptable to Agent, that such audited consolidated financial statements have been prepared in accordance with GAAP, and present fairly the results of operations and financial condition of Borrower and its Subsidiaries as of the end of and for the fiscal year then ended.

(b) Borrower shall promptly notify Agent in writing of the details of (i) any loss, damage, investigation, action, suit, proceeding or claim relating to Collateral having a value of more than $500,000 or which if adversely determined would have a Material Adverse Effect on

Borrower’s business, properties, assets, goodwill or condition, financial or otherwise, (ii) any Material Contract being terminated or amended or any new Material Contract entered into (in which event Borrower shall provide Agent with a copy of such Material Contract), (iii) any order, judgment or decree in excess of $500,000 shall have been entered against Borrower any of its properties or assets, (iv) any notification of a material violation of laws or regulations received by Borrower, (v) any ERISA Event, and (vi) the occurrence of any Default or Event of Default.

(c) Borrower shall promptly after the sending or filing thereof furnish or cause to be furnished to Agent copies of all reports which Borrower sends to its stockholders generally and copies of all reports and registration statements which Borrower files with the Securities and Exchange Commission, any national securities exchange or the National Association of Securities Dealers, Inc.

(d) Borrower shall furnish or cause to be furnished to Agent such budgets, forecasts, projections and other information respecting the Collateral and the business of Borrower, as Agent may, from time to time, reasonably request. Agent is hereby authorized to deliver a copy of any financial statement or any other information relating to the business of Borrower to any court or other Governmental Authority or to any Lender or Participant or prospective Lender or Participant or any Affiliate of any Lender or Participant. Borrower hereby irrevocably authorizes and directs all accountants or auditors to deliver to Agent, at Borrower’s expense, copies of the financial statements of Borrower and any reports or management letters prepared by such accountants or auditors on behalf of Borrower and to disclose to Agent and Lenders such information as they may have regarding the business of Borrower. Any documents, schedules, invoices or other papers delivered to Agent or any Lender may be destroyed or otherwise disposed of by Agent or such Lender one (1) year after the same are delivered to Agent or such Lender, except as otherwise designated by Borrower to Agent or such Lender in writing.

9.7 Sale of Assets, Consolidation, Merger, Dissolution Etc. Borrower shall not, and shall not permit any Subsidiary of Borrower to, directly or indirectly,

(a) merge into or with or consolidate with any other Person or permit any other Person to merge into or with or consolidate with it except that any Foreign Subsidiary may merge or consolidate with and into any other Foreign Subsidiary or any other Person, provided, that, as to any such merger or consolidation, each of the following conditions is satisfied: (i) Agent shall have received not less than ten (10) Business Days’ prior written notice of the intention of such Foreign Subsidiary to so merge or consolidate, which notice shall set forth in reasonable detail satisfactory to Agent, the Foreign Subsidiary that is merging or consolidating, the person with whom such Foreign Subsidiary is merging or consolidating and the material agreements and documents relating to such merger or consolidation, (ii) a Foreign Subsidiary shall be the surviving entity of such merger or consolidation, (iii) Agent shall have received such other information with respect to such merger or consolidation as Agent may reasonably request, (iv) as of the effective date of the merger or consolidation and after giving effect thereto, no Event of Default shall exist or have occurred and be continuing, and (v) in no event shall Borrower make, or be required to make, any payment or incur any obligation or liability in connection with such merger or consolidation or take any other action which is otherwise prohibited hereunder;

(b) sell, issue, assign, lease, license, transfer, abandon or otherwise dispose of any Capital Stock or Indebtedness to any other Person or any of its assets to any other Person, except for:

(i) sales of Inventory in the ordinary course of business and sales of Inventory by any Subsidiary of Borrower in the ordinary course of business,

(ii) the sale or other disposition of Equipment or of equipment of any Subsidiary of Borrower (including worn-out or obsolete Equipment or Equipment no longer used or useful in the business of Borrower or such equipment of such Subsidiary); provided, that,

(A) in the case of such sale or other disposition of Equipment by Borrower or equipment of a Subsidiary of Borrower other than a Foreign Subsidiary, (1) all Net Proceeds from such sale shall be paid directly by the purchaser to Agent for application to the Revolving Loans in such order and manner as Agent may determine, (2) without limiting any other rights of Agent under this Agreement or any other Financing Agreement with respect to the establishment of Reserves or otherwise, Agent shall on the date of Agent’s receipt of the Net Proceeds of any such sale establish a Reserve in an amount equal to the Net Proceeds received by Agent with respect to such sale which Reserve shall not be reduced or terminated without the written consent of the Tranche B Loan Lender, (3) such sales or other dispositions do not involve equipment having an aggregate fair market value in excess of $500,000 for all such equipment disposed of in any fiscal year of Borrower or as Agent may otherwise agree, and (4) as of the date of such sale or other disposition and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing; and

(B) in the case of such sale or other disposition of equipment by a Foreign Subsidiary, (1) as of the date of such sale and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing and (2) as of the date of such sale and after giving effect thereto, the Excess Availability shall be not less than $7,500,000,

(iii) in addition to sales or other dispositions of equipment permitted under clause (ii) above, the sale or other disposition of Equipment or of equipment of any Subsidiary of Borrower to Borrower or any Subsidiary of Borrower so long as (A) such sales or other dispositions by Borrower or any Subsidiary of Borrower, other than a Foreign Subsidiary, do not involve equipment having an aggregate fair market value in excess of $750,000 for all such equipment disposed of in any fiscal year of Borrower or such Subsidiary or as Agent may otherwise agree and (B) such sales or other dispositions by Foreign Subsidiaries do not involve equipment having an aggregate fair market value in excess of $2,250,000 for all such equipment disposed of in any fiscal year of the Foreign Subsidiaries or as Agent may otherwise agree, and

(iv) the issuance and sale by Borrower of Capital Stock of Borrower after the date hereof; provided, that, (A) Agent shall have received not less than ten (10) Business Days’ prior written notice of such issuance and sale by Borrower, which notice shall specify the parties to whom such shares are to be sold, the terms of such sale, the total amount which it is anticipated will be realized from the issuance and sale of such stock and the net cash proceeds which it is anticipated will be received by Borrower from such sale, (B) Borrower shall not be required to pay any cash dividends or repurchase or redeem such Capital Stock or make any other payments in respect thereof, except as otherwise permitted in Section 9.11 hereof, (C) the terms of such Capital Stock, and the terms and conditions of the purchase and sale thereof, shall not include any terms that include any limitation on the right of Borrower to request or receive Loans or Letter of Credit Accommodations or the right of Borrower to amend or modify any of the terms and conditions of this Agreement or any of the other Financing Agreements or otherwise in any way relate to or affect the arrangements of Borrower with Agent and Lenders or are more restrictive or burdensome to Borrower than the terms of any Capital Stock in effect on the date hereof, (D) except as Agent may otherwise agree in writing, all of the proceeds of the sale and issuance of such Capital Stock shall be paid to Agent for application to the Obligations in such order and manner as Agent may determine or at Agent’s option, to be held as cash collateral for the Obligations and (E) as of the date of such issuance and sale and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing,

(v) the issuance of Capital Stock of Borrower consisting of common stock pursuant to an employee stock option or grant or similar equity plan or 401(k) plans of Borrower for the benefit of its employees, directors and consultants, provided, that, in no event shall Borrower be required to issue, or shall Borrower issue, Capital Stock pursuant to such stock plans or 401(k) plans which would result in a Change of Control or other Event of Default,

(vi) the issuance of Capital Stock of Borrower to the holders of the Subordinated Notes and the Warrants to the extent required under the Subordinated Note Agreements as in effect on the date hereof, provided, that, in connection with the issuance of any such Capital Stock, (A) Agent shall have received not less than one (1) Business Day prior written notice of such issuance specifying the number of shares to be issued and the basis for such issuance pursuant to the Subordinated Note Agreements and (B) on and after giving effect to such issuance, no Default or Event of Default shall exist or have occurred,

(vii) in addition to sales or other dispositions of equipment permitted under clauses (ii) and (iii) above, the sale by any Foreign Subsidiary of equipment of such Foreign Subsidiary provided, that, as to any such sale each of the following conditions is satisfied: (A) Agent shall have received not less than ten (10) Business Days’ prior written notice of the proposed sale by such Subsidiary of any of such equipment, which notice shall specify the parties to such sale, the purchase price and manner of payment thereof, the equipment to be sold, and such other information with respect thereto as Agent may request, (B) all of the Net Proceeds payable to, or for the benefit of such Subsidiary in respect of such sale shall be in the form of immediately available funds received by such Subsidiary or on the effective date of the transfer of the title to such equipment, (C) such sale shall be on commercially reasonable terms in a bona fide arms’ length transaction with a person that is not an Affiliate, (D) all of such equipment so sold shall be leased back by the purchaser thereof to such Subsidiary and the respective Indebtedness arising pursuant to any such lease shall be permitted under Section 9.9(f) hereof, (E) no Default or Event of Default shall exist or have occurred and be continuing and as of the date of such sale and after giving effect thereto, the Excess Availability shall be not less than $7,500,000, (F) upon the date of any such sale, not less than twenty (20%) percent of the Net Proceeds shall be paid to Agent for application to the Obligations in accordance with the terms hereof and without limiting any other rights of Agent under this Agreement or any of the other Financing Agreements with respect to the establishment of Reserves or otherwise, Agent shall on the date of Agent’s receipt of the Net Proceeds of any such sale establish a Reserve in an amount equal to the Net Proceeds received by Agent with respect to such sale which Reserve shall not be reduced or terminated without the written consent of the Tranche B Loan Lender;

(c) wind up, liquidate or dissolve, except that any Foreign Subsidiary may wind up, liquidate and dissolve, provided, that, (i) in no event shall Borrower assume any Indebtedness, obligations or liabilities as a result of such winding up, liquidation or dissolution, or otherwise become liable in respect of any obligations or liabilities, or make or be required to make any payment in connection with such winding up, liquidating or dissolution or take any other action which is otherwise prohibited hereunder, (ii) Agent shall have received not less than ten (10) Business Days’ prior written notice of the intention of such Foreign Subsidiary to wind up, liquidate or dissolve, and (iii) as of the date of such winding up, liquidation or dissolution and after giving effect thereto, no Default or Event of Default shall exist or have occurred, or

(d) agree to do any of the foregoing.

9.8 Encumbrances. Borrower shall not, and shall not permit any Subsidiary of Borrower to, create, incur, assume or suffer to exist any security interest, mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of its assets or properties, including the Collateral, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any security interest or lien with respect to any such assets or properties, except:

(a) the security interests and liens of Agent for itself and the benefit of the other Secured Parties and the rights of setoff of Secured Parties provided for herein or under applicable law;

(b) liens securing the payment of taxes, assessments or other governmental charges or levies either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower or such Subsidiary of Borrower, as the case may be and with respect to which adequate reserves have been set aside on its books;

(c) non-consensual statutory liens (other than liens securing the payment of taxes) arising in the ordinary course of Borrower’s or such Subsidiary’s business to the extent: (i) such liens secure Indebtedness which is not overdue or (ii) such liens secure Indebtedness relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued and available to Borrower or such Subsidiary of Borrower, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books;

(d) zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of Real Property which do not interfere in any material respect with the use of such Real Property or ordinary conduct of the business of Borrower or such Subsidiary of Borrower as presently conducted thereon or materially impair the value of the Real Property which may be subject thereto;

(e) purchase money security interests in Equipment (including Capital Leases) and purchase money mortgages on Real Property to secure Indebtedness permitted under Section 9.9(b) hereof;

(f) pledges and deposits of cash by Borrower after the date hereof in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security benefits consistent with the current practices of Borrower as of the date hereof;

(g) pledges and deposits of cash by Borrower after the date hereof to secure the performance of tenders, bids, leases, trade contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations in each case in the ordinary course of business consistent with the current practices of Borrower as of the date hereof; provided, that, in connection with any performance bonds issued by a surety or other person, the issuer of such bond shall have waived in writing any rights in or to, or other interest in, any of the Collateral in an agreement, in form and substance satisfactory to Agent;

(h) liens arising from (i) operating leases and the precautionary UCC financing statement filings in respect thereof and (ii) equipment or other materials which are not owned by Borrower located on the premises of Borrower (but not in connection with, or as part of, the financing thereof) from time to time in the ordinary course of business and consistent with current practices of Borrower and the precautionary UCC financing statement filings in respect thereof;

(i) judgments and other similar liens arising in connection with court proceedings that do not constitute an Event of Default, provided, that, (i) such liens are being contested in good faith and by appropriate proceedings diligently pursued, (ii) adequate reserves or other appropriate provision, if any, as are required by GAAP have been made therefor, (iii) a stay of enforcement of any such liens is in effect and (iv) Agent may establish a Reserve with respect thereto;

(j) the security interests and liens on assets of any Foreign Subsidiary to secure Indebtedness of such Foreign Subsidiary permitted under Section 9.9 hereof; and

(k) the security interests and liens set forth on Schedule 8.4 to the Information Certificate.

9.9 Indebtedness. Borrower shall not, and shall not permit any Subsidiary of Borrower to, incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Indebtedness, or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly), the Indebtedness, performance, obligations or dividends of any other Person, except:

(a) the Obligations;

(b) purchase money Indebtedness (including Capital Leases) arising after the date hereof to the extent secured by purchase money security interests in Equipment (including Capital Leases) and purchase money mortgages on Real Property not to exceed $8,000,000 in the aggregate at any time outstanding so long as such security interests and mortgages do not apply to any property of Borrower or such Subsidiary of Borrower other than the Equipment or Real Property so acquired, and the Indebtedness secured thereby does not exceed the cost of the Equipment or Real Property so acquired, as the case may be;

(c) Indebtedness of Borrower evidenced by the Subordinated Notes as in effect on the date hereof or as permitted to be amended pursuant to the terms hereof, provided, that:

(i) the aggregate amount of such Indebtedness shall not exceed $5,000,000, less the aggregate amount of all repayments or redemptions, whether optional or mandatory, in respect thereof, plus interest thereon at the rate provided for in the Subordinated Notes as in effect on the date hereof;

(ii) the Obligations are and shall at all times continue to be “Permitted Refinancing Indebtedness” and “Senior Indebtedness” under the “Permitted Refinancing Senior Indebtedness Documents” as each of such terms is defined in the Subordinated Note Agreements as in effect on the date hereof and are and shall at all times be entitled to all of the rights and benefits thereof under the Subordinated Note Agreements as in effect on the date hereof and there is not, and shall not be, any other “Senior Indebtedness” except with the prior written consent of Agent;

(iii) Borrower shall not, directly or indirectly, make any payments in respect of such Indebtedness, except that it may make (A) regularly scheduled payments of interest and fees, if any, in respect of such Indebtedness when due in accordance with the terms of the Subordinated Notes and the other Subordinated Note Agreements as in effect on the date hereof, and (B) payments of principal in respect of such Indebtedness when scheduled to mature in accordance with the terms of the Subordinated Note Agreements as in effect on the date hereof,

(iv) Borrower shall not, directly or indirectly, amend, modify, alter or change in any material respect any terms of such Indebtedness or any of the Subordinated Notes, the other Subordinated Note Agreements or any related agreements, documents and instruments, except that Borrower may, after prior written notice to Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness other than pursuant to payments thereof, or to reduce the interest rate or any fees in connection therewith,

(v) Borrower shall not, directly or indirectly, redeem, retire, defease, purchase or otherwise acquire such Indebtedness other than at maturity (as set forth in the Subordinated Note Agreements as in effect on the date hereof or as extended after the date hereof), or set aside or otherwise deposit or invest any sums for such purpose,

(vi) Agent shall have received true, correct and complete copies of the Subordinated Note Agreements (including all amendments and supplemental indentures with respect thereto) and all related agreements, documents and instruments at any time entered into in connection therewith,

(vii) Borrower shall furnish to Agent all material written notices or demands in connection with such Indebtedness either received by Borrower or on its behalf, promptly after the receipt thereof, or sent by Borrower or on its behalf, concurrently with the sending thereof, as the case may be;

(d) [Reserved]

(e) [Reserved];

(f) Indebtedness of Borrower arising after the date hereof pursuant to the guarantee or “comfort letter” (that is not a binding commitment) by Borrower of the Indebtedness of any Foreign Subsidiary permitted under Section 9.9(g) below entered into by Borrower after the date hereof, provided, that, (i) in the case of any such guarantee, the maximum aggregate amount of the liability of Borrower (whether contingent or otherwise) pursuant to each of such guarantees shall be set forth in the express written terms of such guarantees, (ii) the sum of the maximum aggregate amount of the liability of Borrower (whether contingent or otherwise) pursuant to all such guarantees arising after the date hereof shall not, at any time, exceed $2,000,000, (A) such Indebtedness of Borrower shall be unsecured, (B) prior to entering into any such guarantee or comfort letter, Borrower shall notify Agent in writing of its intention to do so, which notice shall set forth the maximum amount of the potential liability of Borrower pursuant to such guarantee or comfort letter, the person receiving the benefit of the guarantee or comfort letter, the Foreign Subsidiary whose Indebtedness is being guaranteed or is subject to such comfort letter, the amount of such Indebtedness, whether it is secured or unsecured by any assets of any Foreign Subsidiary and if secured, the assets constituting collateral therefor, and such other information with respect thereto as Agent may request and (iii) promptly after the execution thereof, Agent shall receive true, correct and complete copies of such guarantee or comfort letter and such other agreements related thereto as Agent may request;

(g) Indebtedness incurred by a Foreign Subsidiary arising after the date hereof (i) pursuant to a lease transaction permitted under Section 9.7(b)(ix) hereof and (ii) pursuant to credit facilities provided by financial institutions to such Foreign Subsidiary the proceeds of which are used for the working capital of such Foreign Subsidiary in the ordinary course of its business, provided, that, as to any such Indebtedness under clauses (i) or (ii) hereof, (A) Borrower and Obligors shall not be directly or indirectly liable (by virtue of Borrower or such Obligor being the primary obligor on, guarantor of, or otherwise liable in any respect of such Indebtedness), except as to Borrower to the extent permitted in Section 9.9(f) above and (B) the occurrence of a default with respect thereto shall not result in, or permit any holder of any Indebtedness of Borrower or any Obligor to declare a default on Indebtedness of Borrower or any Obligor or cause the payment thereof to be accelerated or payable prior to its stated maturity;

(h) the Indebtedness set forth on Schedule 9.9 to the Information Certificate; provided, that, (i) Borrower may only make regularly scheduled payments of principal and interest in respect of such Indebtedness in accordance with the terms of the agreement or instrument evidencing or giving rise to such Indebtedness as in effect on the date hereof, (ii) Borrower shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such Indebtedness or any agreement, document or instrument related thereto as in effect on the date hereof except, that, Borrower may, after prior written notice to Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof, or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, and (iii) Borrower shall furnish to Agent all notices or demands in connection with such Indebtedness either received by Borrower or on its behalf, promptly after the receipt thereof, or sent by Borrower or on its behalf, concurrently with the sending thereof, as the case may be;

(i) Indebtedness of Borrower entered into in the ordinary course of business pursuant to a Hedge Agreement; provided, that, (i) such arrangements are not for speculative purposes, and (ii) such Indebtedness shall be unsecured, except to the extent such Indebtedness constitutes part of the Obligations arising under or pursuant to Hedge Agreements with a Bank Product Provider that are secured under the terms hereof.

9.10 Loans and Investments, Etc. Borrower shall not, and shall not permit any Subsidiary of Borrower to, directly or indirectly, make any loans or advance money or property to any person, or invest in (by capital contribution, dividend or otherwise) or purchase or repurchase the Capital Stock or Indebtedness or all or a substantial part of the assets or property of any person, or form or acquire any Subsidiaries, or agree to do any of the foregoing, except:

(a) the endorsement of instruments for collection or deposit in the ordinary course of business;

(b) investments in cash or Cash Equivalents, provided, that, (i) no Loans are then outstanding and (ii) the terms and conditions of Section 5.2 hereof shall have been satisfied with respect to the deposit account, investment account or other account in which such cash or Cash Equivalents are held;

(c) the existing equity investments of Borrower as of the date hereof in its Subsidiaries, provided, that, Borrower shall not have any further obligations or liabilities to make any capital contributions or other additional investments or other payments to or in or for the benefit of any of such Subsidiaries;

(d) loans and advances by Borrower to employees of Borrower not to exceed the principal amount of $250,000 in the aggregate at any time outstanding for: (i) reasonably and necessary work-related travel or other ordinary business expenses to be incurred by such employees in connection with their work for Borrower and (ii) reasonable and necessary relocation expenses of such employees (including home mortgage financing for relocated employees);

(e) stock or obligations issued to Borrower by any Person (or the representative of such Person) in respect of Indebtedness of such Person owing to Borrower in connection with the insolvency, bankruptcy, receivership or reorganization of such Person or a composition or readjustment of the debts of such Person; provided, that, the original of any such stock or instrument evidencing such obligations shall be promptly delivered to Agent, upon Agent’s request, together with such stock power, assignment or endorsement by Borrower as Agent may request;

(f) obligations of account debtors to Borrower arising from Accounts which are past due evidenced by a promissory note made by such account debtor payable to Borrower; provided, that, promptly upon the receipt of the original of any such promissory note by Borrower, such promissory note shall be endorsed to the order of Agent by Borrower and promptly delivered to Agent as so endorsed;

(g) loans or advances by Borrower to any Foreign Subsidiary after the date hereof, provided, that, as to any such loan or advance, each of the following conditions is satisfied: (i) as of the date of any such loan or advance, the aggregate amount of the Excess Availability shall have been not less than $7,500,000 for each of the ten (10) immediately preceding consecutive days and as of the date of any such loan or advance and after giving effect thereto, shall be not less than $7,500,000, (ii) as of the date of any such loan or advance and after giving effect thereto, the aggregate amount of all such loans and advances outstanding at any time shall not exceed $10,000,000, (iii) as of the date of any such loan or advance and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, and (iv) the Indebtedness arising pursuant to any such loan or advance shall be evidenced by a promissory note or other instrument, in form and substance satisfactory to Agent, and the single original of such note or other instrument shall be promptly delivered to Agent upon its request to hold as part of the Collateral, with such endorsement and/or assignment by the payee of such note or other instrument as Agent may require;

(h) investments by Borrower in any Foreign Subsidiary after the date hereof (by capital contribution, dividend or otherwise); provided, that, as to any such investment, each of the following conditions is satisfied: (i) as of the date of any such investment or any payment in respect thereof, the aggregate amount of the Excess Availability shall have been not less than $7,500,000 for each of the ten (10) immediately preceding consecutive days and as of the date of any such investment or payment in respect thereof and after giving effect thereto, shall be not less than $7,500,000, (ii) the aggregate amount of all such investments shall not exceed $2,000,000, except that the amount of capital contributions other than with cash or other property shall not be considered for purposes of this limitation, (iii) as of the date of any such investment or any payment in respect thereof and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, (iv) at Agent’s option, if the Capital Stock of the Foreign Subsidiary is represented or evidenced by a certificate or other instrument or document, the original stock certificate or other document or instrument evidencing such capital contribution (or such other evidence as may be issued in respect thereof) shall be promptly delivered to Agent, together with such stock power, assignment or endorsement as Agent may request, and Borrower shall execute and deliver to Agent such other agreements, in form and substance satisfactory to Agent, as Agent may request providing for Agent to have, or to maintain, a first priority pledge of, security interest in and lien upon sixty-six (66%) percent of all of the issued and outstanding shares of the Capital Stock of the Foreign Subsidiary in or to which Borrower is making such investment;

(i) loans or advances of money or property by any Foreign Subsidiary after the date hereof to any person, or the investment by any Foreign Subsidiary after the date hereof in any person (by capital contribution, dividend or otherwise), or the purchase or repurchase by any Foreign Subsidiary after the date hereof of the Capital Stock or Indebtedness or all or a substantial part of the assets or property of any person, or the formation or acquisition by any

Foreign Subsidiary after the date hereof of any Subsidiaries, or the agreement of any Foreign Subsidiary after the date hereof to do any of the foregoing, provided that, (i) as of the date of such loan or advance, or investment or purchase or repurchase, or the formation or acquisition of any such Subsidiary and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, (ii) in no event shall Borrower or any Obligor make, or be required to make, any payment or incur any obligation or liability (contingent or otherwise) in connection with any such loan or advance, or investment or purchase or repurchase, or the formation or acquisition of such Subsidiary or take any other action otherwise prohibited hereunder, (iii) in the case of any loans or advances to Borrower, (A) the Indebtedness arising pursuant to such loans shall be subject to, and subordinate in right of payment to, the right of Agent and Lenders to receive the prior final payment and satisfaction in full of all of the Obligations on terms and condition acceptable to Agent, (B) promptly upon Agent’s request, Agent shall have received a subordination agreement, in form and substance satisfactory to Agent, providing for the terms of the terms of the subordination in right of payment of such Indebtedness of Borrower to the prior final payment and satisfaction in full of all of the Obligations, duly authorized, executed and delivered by such Subsidiary and Borrower, and (C) Borrower shall not, directly or indirectly make, or be required to make, any payments in respect of such Indebtedness;

(j) the loans and advances set forth on Schedule 9.10 to the Information Certificate; provided, that, as to such loans and advances, Borrower shall not, directly or indirectly, amend, modify, alter or change the terms of such loans and advances or any agreement, document or instrument related thereto and Borrower shall furnish to Agent all notices or demands in connection with such loans and advances either received by Borrower or on its behalf, promptly after the receipt thereof, or sent by Borrower or on its behalf, concurrently with the sending thereof, as the case may be.

9.11 Dividends and Redemptions. Borrower shall not, directly or indirectly, declare or pay any dividends on account of any shares of class of any Capital Stock of Borrower now or hereafter outstanding, or set aside or otherwise deposit or invest any sums for such purpose, or redeem, retire, defease, purchase or otherwise acquire any shares of any class of Capital Stock (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration or apply or set apart any sum, or make any other distribution (by reduction of capital or otherwise) in respect of any such shares or agree to do any of the foregoing, except that:

(a) Borrower may declare and pay such dividends or redeem, retire, defease, purchase or otherwise acquire any shares of any class of Capital Stock for consideration in the form of shares of common stock (so long as after giving effect thereto no Change of Control or other Default or Event of Default shall exist or occur);

(b) Borrower may pay dividends to the extent permitted in Section 9.12 below;

(c) Borrower may purchase Capital Stock of Borrower that is to be resold to employees of Borrower in accordance with Borrower’s employee stock purchase plan, provided, that, as to any such purchase, each of the following conditions is satisfied: (i) such purchase shall not occur more than five (5) Business Days prior to the purchase of such Capital Stock by employees in accordance with such employee stock purchase plan and (ii) the aggregate amount of all payments for such repurchases in any fiscal year shall not exceed $400,000, net of funds received in payment in cash or other immediately available funds for such Capital Stock from employees of Borrower.

9.12 Transactions with Affiliates. Borrower shall not, directly or indirectly:

(a) purchase, acquire or lease any property from, or sell, transfer or lease any property to, any officer, director or other Affiliate of Borrower, except in the ordinary course of and pursuant to the reasonable requirements of Borrower’s business (as the case may be) and upon fair and reasonable terms no less favorable to Borrower than Borrower would obtain in a comparable arm’s length transaction with an unaffiliated person; or

(b) make any payments (whether by dividend, loan or otherwise) of management, consulting or other fees for management or similar services, or of any Indebtedness owing to any officer, employee, shareholder, director or any other Affiliate of Borrower, except (i) reasonable compensation to officers, employees and directors for services rendered to Borrower in the ordinary course of business, and (ii) loans, investments and guarantees to the extent permitted under Section 9.10 hereof.

9.13 Compliance with ERISA. Borrower shall, and shall cause each of its ERISA Affiliates, to: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal and State law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; (c) not terminate any of such Plans so as to incur any material liability to the Pension Benefit Guaranty Corporation; (d) not allow or suffer to exist any prohibited transaction involving any of such Plans or any trust created thereunder which would subject Borrower or such ERISA Affiliate to a material tax or penalty or other liability on prohibited transactions imposed under Section 4975 of the Code or ERISA; (e) make all required contributions to any Plan which it is obligated to pay under Section 302 of ERISA, Section 412 of the Code or the terms of such Plan; (f) not allow or suffer to exist any accumulated funding deficiency, whether or not waived, with respect to any such Plan; or (g) allow or suffer to exist any occurrence of a reportable event or any other event or condition which presents a material risk of termination by the Pension Benefit Guaranty Corporation of any such Plan that is a single employer plan, which termination could result in any material liability to the Pension Benefit Guaranty Corporation.

9.14 End of Fiscal Years; Fiscal Quarters. Borrower shall, for financial reporting purposes, cause its, and each of its Subsidiaries’ (a) fiscal year to end on March 31 of each year and (b) fiscal quarters to end on June 30, September 30, December 31, and March 31 of each year.

9.15 Change in Business. Borrower shall not engage in any business other than the business of Borrower on the date hereof and any business reasonably related, ancillary or complimentary to the business in which Borrower is engaged on the date hereof.

9.16 Limitations on Restrictions Affecting Subsidiaries. Borrower shall not, directly, or indirectly, create or otherwise cause or suffer to exist any encumbrance or restriction which prohibits or limits the ability of any Subsidiary of Borrower to (a) pay dividends or make other distributions or pay any Indebtedness owed to Borrower or any Subsidiary of Borrower; (b) make loans or advances to Borrower or any Subsidiary of Borrower, (c) transfer any of its properties or assets to Borrower or any Subsidiary of Borrower; or (d) create, incur, assume or suffer to exist any lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than encumbrances and restrictions arising under (i) applicable law, (ii) this Agreement, (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of Borrower or any Subsidiary of Borrower, (iv) customary restrictions on dispositions of real property interests found in reciprocal easement agreements of Borrower or any Subsidiary of Borrower, (v) any agreement relating to permitted Indebtedness incurred by a Subsidiary of Borrower prior to the date on which such Subsidiary of Borrower was acquired by Borrower and outstanding on such acquisition date (but not including for purposes of this clause (v) any agreements with respect to Pemstar (Tianjin) Enterprise Ltd. or any other Foreign Subsidiary organized under the laws of China or otherwise operating principally in China), and (vi) the extension or continuation of contractual obligations in existence on the date hereof; provided, that, any such encumbrances or restrictions contained in such extension or continuation are no less favorable to Agent and Lenders than those encumbrances and restrictions under or pursuant to the contractual obligations so extended or continued.

9.17 Minimum EBITDA.

(a) The EBITDA of Borrower and its Subsidiaries (on a consolidated basis) for each period set forth on Schedule 9.17(a) hereto, shall be not less than the amount for such period set forth on such schedule.

(b) The EBITDA of Borrower and its Subsidiaries other than the Foreign Subsidiaries (on a consolidated basis) for each period set forth on Schedule 9.17(b) hereto, shall be not less than the amount for such period set forth on such schedule.

9.18 Minimum Excess Availability. The aggregate amount of the Excess Availability shall at all times be equal to or greater than $2,600,000; provided, that, for purposes of this Section 9.18 only, Excess Availability shall be calculated without regard to the Revolving Loan Limit.

9.19 Capital Expenditures. Borrower shall not during any fiscal year, directly or indirectly, make or commit to make, whether through purchase, capital leases or otherwise, Capital Expenditures in an aggregate amount in excess of $12,000,000 during such fiscal year.

9.20 License Agreements.

(a) Borrower shall (i) promptly and faithfully observe and perform all of the material terms, covenants, conditions and provisions of the material License Agreements to which it is a party to be observed and performed by it, at the times set forth therein, if any, (ii) not do, permit, suffer or refrain from doing anything that could reasonably be expected to result in a default under or breach of any of the terms of any material License Agreement, (iii) not cancel, surrender, modify, amend, waive or release any material License Agreement in any material respect or any term, provision or right of the licensee thereunder in any material respect, or consent to or permit to occur any of the foregoing; except, that, subject to Section 9.20(b) below, Borrower may cancel, surrender or release any material License Agreement in the ordinary course of the business of Borrower; provided, that, Borrower shall give Agent not less than thirty (30) days prior written notice of its intention to so cancel, surrender and release any such material License Agreement, (iv) give Agent prompt written notice of any material License Agreement entered into by Borrower after the date hereof, together with a true, correct and complete copy thereof and such other information with respect thereto as Agent may request, (v) give Agent prompt written notice of any material breach of any obligation, or any default, by any party under any material License Agreement, and deliver to Agent (promptly upon the receipt thereof by Borrower in the case of a notice to Borrower and concurrently with the sending thereof in the case of a notice from Borrower) a copy of each notice of default and every other notice and other communication received or delivered by Borrower in connection with any material License Agreement which relates to the right of Borrower to continue to use the property subject to such License Agreement, and (vi) furnish to Agent, promptly upon the request of Agent, such information and evidence as Agent may reasonably require from time to time concerning the observance, performance and compliance by Borrower or the other party or parties thereto with the material terms, covenants or provisions of any material License Agreement.

(b) Borrower will either exercise any option to renew or extend the term of each material License Agreement to which it is a party in such manner as will cause the term of such material License Agreement to be effectively renewed or extended for the period provided by such option and give prompt written notice thereof to Agent or give Agent prior written notice that Borrower does not intend to renew or extend the term of any such material License Agreement or that the term thereof shall otherwise be expiring, not less than sixty (60) days prior to the date of any such non-renewal or expiration. In the event of the failure of Borrower to extend or renew any material License Agreement to which it is a party, Agent shall have, and is hereby granted, the irrevocable right and authority, at its option, to renew or extend the term of such material License Agreement, whether in its own name and behalf, or in the name and behalf of a designee or nominee of Agent or in the name and behalf of Borrower, as Agent shall determine at any time that an Event of Default shall exist or have occurred and be continuing. Agent may, but shall not be required to, perform any or all of such obligations of Borrower under any of the License Agreements, including, but not limited to, the payment of any or all sums due from Borrower thereunder. Any sums so paid by Agent shall constitute part of the Obligations.

9.21 After Acquired Real Property. If Borrower hereafter acquires any Real Property, fixtures or any other property that is of the kind or nature described in the Mortgages and such Real Property, fixtures or other property is adjacent to, contiguous with or necessary or related to or used in connection with any Real Property then subject to a Mortgage, or if such Real Property is not adjacent to, contiguous with or related to or used in connection with such Real

Property, then if such Real Property, fixtures or other property at any location (or series of adjacent, contiguous or related locations, and regardless of the number of parcels) has a fair market value in an amount equal to or greater than $100,000 (or if a Default or Event of Default exists, then regardless of the fair market value of such assets), without limiting any other rights of Agent or any Lender, or duties or obligations of Borrower, promptly upon Agent’s request, Borrower shall execute and deliver to Agent a mortgage, deed of trust or deed to secure debt, as Agent may determine, in form and substance substantially similar to the Mortgages and as to any provisions relating to specific state laws satisfactory to Agent and in form appropriate for recording in the real estate records of the jurisdiction in which such Real Property or other property is located granting to Agent a first and only lien and mortgage on and security interest in such Real Property, fixtures or other property (except as Borrower would otherwise be permitted to incur hereunder or under the Mortgages or as otherwise consented to in writing by Agent) and such other agreements, documents and instruments as Agent may require in connection therewith.

9.22 Costs and Expenses. Borrower shall pay to Agent on demand all of Agent’s and Tranche B Loan Lender’s costs, expenses, filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, administration, collection, liquidation, enforcement and defense of the Obligations, Agent’s rights in the Collateral, this Agreement, the other Financing Agreements and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including: (a) all costs and expenses of filing or recording (including Uniform Commercial Code financing statement filing taxes and fees, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable); (b) costs and expenses and fees for insurance premiums, environmental audits, title insurance premiums, surveys, assessments, engineering reports and inspections, appraisal fees and search fees, costs and expenses of remitting loan proceeds, collecting checks and other items of payment, and establishing and maintaining the Blocked Accounts, together with Agent’s customary charges and fees with respect thereto; (c) charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations; (d) costs and expenses of preserving and protecting the Collateral; (e) costs and expenses of Agent paid or incurred in connection with obtaining payment of the Obligations, enforcing the security interests and liens of Agent, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other Financing Agreements or defending any claims made or threatened against Agent or any Lender arising out of the transactions contemplated hereby and thereby (including preparations for and consultations concerning any such matters); (f) all out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by Agent during the course of periodic field examinations of the Collateral and Borrower’s operations, plus a per diem charge at Agent’s then standard rate for Agent’s examiners in the field and office (which rate as of the date hereof is $850 per person per day); and (g) the fees and disbursements of counsel (including legal assistants) to Agent in connection with any of the foregoing.

9.23 Further Assurances. At the request of Agent at any time and from time to time, Borrower shall, at its expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Financing Agreements. Agent may at any time and from time to time request a certificate from an officer of Borrower representing that all conditions precedent to the making of Loans and providing Letter of Credit Accommodations contained herein are satisfied. In the event of such request by Agent, Agent and Lenders may, at Agent’s option, cease to make any further Loans or provide any further Letter of Credit Accommodations until Agent has received such certificate and, in addition, Agent has determined that such conditions are satisfied.

Section 10. EVENTS OF DEFAULT AND REMEDIES

10.1 Events of Default. The occurrence or existence of any one or more of the following events are referred to herein individually as an “Event of Default”, and collectively as “Events of Default”:

(a) (i) Borrower fails to pay any of the Obligations when due or (ii) Borrower or any Obligor fails to perform any of the covenants contained in Sections 9.3, 9.4, 9.13, 9.14, 9.15, and 9.16 of this Agreement and such failure shall continue for fifteen (15) days; provided, that, such fifteen (15) day period shall not apply in the case of: (A) any failure to observe any such covenant which is not capable of being cured at all or within such fifteen (15) day period or which has been the subject of a prior failure within a six (6) month period or (B) an intentional breach by Borrower or any Obligor of any such covenant or (iii) Borrower or any Obligor fails to perform any of the terms, covenants, conditions or provisions contained in this Agreement or any of the other Financing Agreements other than those described in Sections 10.1(a)(i) and 10.1(a)(ii) above;

(b) any representation, warranty or statement of fact made by Borrower to Agent in this Agreement, the other Financing Agreements or any other written agreement, schedule, confirmatory assignment or otherwise shall when made or deemed made be false or misleading in any material respect;

(c) any Obligor revokes or terminates or purports to revoke or terminate or fails to perform any of the terms, covenants, conditions or provisions of any guarantee, endorsement or other agreement of such party in favor of Agent or any Lender;

(d) any judgment for the payment of money is rendered against Borrower or any Obligor in excess of $1,000,000 in any one case or in excess of $2,000,000 in the aggregate (to the extent not covered by insurance where the insurer has assumed responsibility in writing for such judgment) and shall remain undischarged or unvacated for a period in excess of forty-five (45) days or execution shall at any time not be effectively stayed, or any judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against Borrower or any Obligor or any of the Collateral having a value in excess of $1,000,000;

(e) any Obligor (being a natural person or a general partner of an Obligor which is a partnership) dies or Borrower or any Obligor, which is a partnership, limited liability company, limited liability partnership or a corporation, dissolves or suspends or discontinues doing business;

(f) Borrower or any Obligor makes an assignment for the benefit of creditors, makes or sends notice of a bulk transfer or calls a meeting of its creditors or principal creditors in connection with a moratorium or adjustment of the Indebtedness due to them;

(g) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against Borrower or any Obligor or all or any part of its properties and such petition or application is not dismissed within forty-five (45) days after the date of its filing or Borrower or any Obligor shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner;

(h) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed by Borrower or any Obligor or for all or any part of its property;

(i) any default in respect of any Indebtedness of Borrower or any Obligor (other than Indebtedness owing to Agent and Lenders hereunder), in any case in an amount in excess of $1,000,000, which default continues for more than the applicable cure period, if any, with respect thereto or any default by Borrower or any Obligor under any Material Contract, which default continues for more than the applicable cure period, if any, with respect thereto and/or is not waived in writing by the other parties thereto;

(j) any material provision hereof or of any of the other Financing Agreements shall for any reason cease to be valid, binding and enforceable with respect to any party hereto or thereto (other than Agent) in accordance with its terms, or any such party shall challenge the enforceability hereof or thereof, or shall assert in writing, or take any action or fail to take any action based on the assertion that any provision hereof or of any of the other Financing Agreements has ceased to be or is otherwise not valid, binding or enforceable in accordance with its terms, or any security interest provided for herein or in any of the other Financing Agreements shall cease to be a valid and perfected first priority security interest in any of the Collateral purported to be subject thereto (except as otherwise permitted herein or therein);

(k) an ERISA Event shall occur which results in or could reasonably be expected to result in liability of Borrower in an aggregate amount in excess of $1,000,000;

(l) any Change of Control;

(m) the indictment by any Governmental Authority, or as Agent may reasonably and in good faith determine, the threatened indictment by any Governmental Authority of Borrower or any Obligor of which Borrower, any Obligor or Agent receives notice, in either case, as to which there is a reasonable possibility of an adverse determination, in the good faith determination of Agent, under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against Borrower or such Obligor, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of (i) any of the Collateral having a value in excess of $500,000 or (ii) any other property of Borrower which is necessary or material to the conduct of its business;

(n) there shall be an event, condition or circumstance that has a Material Adverse Effect after the date hereof; or

(o) there shall be an event of default under any of the other Financing Agreements.

10.2 Remedies.

(a) At any time an Event of Default exists or has occurred and is continuing, Agent and Lenders shall have all rights and remedies provided in this Agreement, the other Financing Agreements, the UCC and other applicable law, all of which rights and remedies may be exercised without notice to or consent by Borrower or any Obligor, except as such notice or consent is expressly provided for hereunder or required by applicable law. All rights, remedies and powers granted to Agent and Lenders hereunder, under any of the other Financing Agreements, the UCC or other applicable law, are cumulative, not exclusive and enforceable, in Agent’s discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by Borrower or any Obligor of this Agreement or any of the other Financing Agreements. Subject to Section 12 hereof, Agent may, and at the direction of the Required Lenders shall, at any time or times, proceed directly against Borrower or any Obligor to collect the Obligations without prior recourse to the Collateral.

(b) Without limiting the foregoing, at any time an Event of Default exists or has occurred and is continuing, Agent may, in its discretion, and upon the direction of the Required Lenders, shall (i) accelerate the payment of all Obligations and demand immediate payment thereof to Agent for itself and the ratable benefit of Lenders (provided, that, upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h), all Obligations shall automatically become immediately due and payable), (ii) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral, (iii) require Borrower or any Obligor, at Borrower’s expense, to assemble and make available to Agent any part or all of the Collateral at any place and time designated by Agent, (iv) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral, (v) remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose, (vi) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including entering into contracts with respect thereto, public or private sales at any exchange, broker’s board, at any office of Agent or elsewhere) at such prices or terms as Agent may deem reasonable, for cash, upon credit or for future delivery, with the Agent having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of Borrower or any Obligor, which right or equity of redemption is hereby expressly waived and released by Borrower and Obligors and/or (vii) terminate this Agreement. If any of the Collateral is sold or leased by Agent upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by Agent. If notice of disposition of Collateral is required by law, ten (10) days prior notice by Agent to Borrower designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and Borrower and Obligors waive any other notice. In the event Agent institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, Borrower and each Obligor waives the posting of any bond which might otherwise be required. At any time an Event of Default exists or has occurred and is continuing, upon Agent’s request, Borrower will either, as Agent shall specify, furnish cash collateral to the issuer to be used to secure and fund Agent’s reimbursement obligations to the issuer in connection with any Letter of Credit Accommodations or furnish cash collateral to Agent for the Letter of Credit Accommodations. Such cash collateral shall be in the amount equal to one hundred ten (110%) percent of the amount of the Letter of Credit Accommodations plus the amount of any fees and expenses payable in connection therewith through the end of the latest expiration date of such Letter of Credit Accommodations.

(c) At any time or times that an Event of Default exists or has occurred and is continuing, Agent may, in its discretion, and upon the direction of the Required Lenders, Agent shall, enforce the rights of Borrower or any Obligor against any account debtor, secondary obligor or other obligor in respect of any of the Accounts or other Receivables. Without limiting the generality of the foregoing, Agent may, in its discretion, and upon the direction of the Required Lenders, Agent shall, at such time or times (i) notify any or all account debtors, secondary obligors or other obligors in respect thereof that the Receivables have been assigned to Agent and that Agent has a security interest therein and Agent may direct any or all accounts debtors, secondary obligors and other obligors to make payment of Receivables directly to Agent, (ii) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all Receivables or other obligations included in the Collateral and thereby discharge or release the account debtor or any secondary obligors or other obligors in respect thereof without affecting any of the Obligations, (iii) demand, collect or enforce payment of any Receivables or such other obligations, but without any duty to do so, and Agent and Lenders shall not be liable for any failure to collect or enforce the payment thereof nor for the negligence of its agents or attorneys with respect thereto and (iv) take whatever other action Agent may deem necessary or desirable for the protection of its interests and the interests of Lenders. At any time that an Event of Default exists or has occurred and is continuing, at Agent’s request, all invoices and statements sent to any account debtor shall state that the Accounts and such other obligations have been assigned to Agent and are payable directly and only to Agent and Borrower and Obligors shall deliver to Agent such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Accounts as Agent may require. In the event any account debtor returns Inventory when an Event of Default exists or has occurred and is continuing, Borrower shall, upon Agent’s request, hold the returned Inventory in trust for Agent, segregate all returned Inventory from all of its other property, dispose of the returned Inventory solely according to Agent’s instructions, and not issue any credits, discounts or allowances with respect thereto without Agent’s prior written consent.

(d) To the extent that applicable law imposes duties on Agent or any Lender to exercise remedies in a commercially reasonable manner (which duties cannot be waived under such law), Borrower acknowledges and agrees that it is not commercially unreasonable for Agent or any Lender (i) to fail to incur expenses reasonably deemed significant by Agent or any Lender to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain consents of any Governmental Authority or other third party for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against account debtors, secondary obligors or other persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (iv) to exercise collection remedies against account debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other persons, whether or not in the same business as Borrower, for expressions of interest in acquiring all or any portion of the Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, (xi) to purchase insurance or credit enhancements to insure Agent or Lenders against risks of loss, collection or disposition of Collateral or to provide to Agent or Lenders a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Agent in the collection or disposition of any of the Collateral. Borrower acknowledges that the purpose of this Section is to provide non-exhaustive indications of what actions or omissions by Agent or any Lender would not be commercially unreasonable in the exercise by Agent or any Lender of remedies against the Collateral and that other actions or omissions by Agent or any Lender shall not be deemed commercially unreasonable solely on account of not being indicated in this Section. Without limitation of the foregoing, nothing contained in this Section shall be construed to grant any rights to Borrower or to impose any duties on Agent or Lenders that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section.

(e) For the purpose of enabling Agent to exercise the rights and remedies hereunder, Borrower and each Obligor hereby grants to Agent, to the extent assignable, an irrevocable, non-exclusive license (exercisable at any time an Event of Default shall exist or have occurred and for so long as the same is continuing) without payment of royalty or other compensation to Borrower or any Obligor, to use, assign, license or sublicense any of the trademarks, service-marks, trade names, business names, trade styles, designs, logos and other source of business identifiers and other Intellectual Property and general intangibles now owned or hereafter acquired by Borrower or any Obligor, wherever the same maybe located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.

(f) Agent may apply the cash proceeds of Collateral actually received by Agent from any sale, lease, foreclosure or other disposition of the Collateral to payment of the Obligations, in whole or in part and in such order as Agent may elect, whether or not then due. Borrower shall remain liable to Agent and Lenders for the payment of any deficiency with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement, including attorneys’ fees and expenses.

(g) At any time an Event of Default exists or has occurred and is continuing, Agent shall apply the cash proceeds of Collateral actually received by Agent from any sale, lease, foreclosure or other disposition of the Collateral to payment of the Obligations, in whole or in part and in accordance with the terms hereof, whether or not then due and thereafter hold such proceeds as cash collateral in connection with any contingent Obligations, including issued and outstanding Letter of Credit Accommodations and checks or other payments provisionally credited to the Obligations and/or as to which Agent or any Lender has not yet received final and indefeasible payment (and including any contingent liability of Agent to any bank at which deposit accounts of Borrower are maintained under any Deposit Account Control Agreement) and for any of the Obligations arising under or in connection with any Bank Products. Borrower shall remain liable to Agent and Lenders for the payment of any deficiency with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement, including reasonable attorneys’ fees and expenses.

(h) Without limiting the foregoing, upon the occurrence of a Default or an Event of Default, (i) Agent and Lenders may, at Agent’s option, and upon the occurrence of an Event of Default at the direction of the Required Lenders, Agent and Lenders shall, without notice, (A) cease making Loans or arranging for Letter of Credit Accommodations or reduce the lending formulas or amounts of Loans and Letter of Credit Accommodations available to Borrower and/or (B) terminate any provision of this Agreement providing for any future Loans or Letter of Credit Accommodations to be made by Agent and Lenders to Borrower and (ii) Agent may, at its option, establish such Reserves as Agent determines, without limitation or restriction, notwithstanding anything to the contrary contained herein.

(i) Notwithstanding anything to the contrary contained herein, except that as the Tranche B Loan Lender shall otherwise agree, Agent shall demand payment of the Obligations and commence and pursue such other Enforcement Actions as Agent in good faith deems appropriate within ninety (90) days (except with respect to Events of Default described in Sections 10.1(g) and 10.1(h) hereof, Agent shall take such Enforcement Actions as it deems appropriate under the circumstances) after the date of the receipt by Agent of a Tranche B Loan Action Default Notice; provided, that, (i) Agent shall demand payment of the Obligations in respect of the Tranche B Loans and pursue such other Enforcement Actions as Tranche B Loan Lender may reasonably specify against or relating to the Foreign Subsidiary Collateral as Tranche B Loan Lender in good faith deems appropriate under the circumstances promptly after the date of the receipt by Agent of the Tranche B Loan Action Default Notice specifying such action, (ii) such Tranche B Loan Action Default has not been waived or cured, (iii) in the good faith determination of Agent, taking an Enforcement Action is permitted under the terms of this Agreement and applicable law, (iv) taking an Enforcement Action shall not result in any liability of Agent or Lenders to Borrower or any other person, (v) Agent shall be entitled to all of the benefits of Sections 12.2, 12.3 and 12.5 hereof, and (vi) Agent shall not be required to take an Enforcement Action so long as within the ninety (90) day period provided above (or such shorter period as is applicable in the case of a Tranche B Loan Action Default Notice specifying an Enforcement Action against or relating to Foreign Subsidiary Collateral), Agent shall, at its option, appoint Tranche B Loan Lender, as an agent of Agent for purposes of exercising the rights of Agent to take an Enforcement Action, subject to the terms hereof.

Section 11. JURY TRIAL WAIVER, OTHER WAIVERS AND CONSENTS; GOVERNING LAW

11.1 Governing Law; Choice of Forum; Service Process; Jury Trial Waiver.

(a) The validity, interpretation and enforcement of this Agreement and the other Financing Agreements (other than the Mortgages to the extent provided therein) and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of Illinois but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of Illinois.

(b) Borrower, Agent and Lenders irrevocably consent and submit to the non-exclusive jurisdiction of the Circuit Court of Cook County, Illinois and the United States District Court for the Northern District of Illinois, whichever Agent may elect, and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Financing Agreements or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Financing Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that Agent and Lenders shall have the right to bring any action or proceeding against Borrower or its or their property in the courts of any other jurisdiction which Agent deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against Borrower or its or its property).

(c) Borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth herein and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. mails, or, at Agent’s option, by service upon Borrower in any other manner provided under the rules of any such courts. Within thirty (30) days after such service, Borrower shall appear in answer to such process, failing which Borrower shall be deemed in default and judgment may be entered by Agent against Borrower for the amount of the claim and other relief requested.

(d) BORROWER, AGENT AND LENDERS EACH HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. BORROWER, AGENT AND LENDERS EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED

BY COURT TRIAL WITHOUT A JURY AND THAT BORROWER, AGENT OR ANY LENDER MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(e) Agent and the other Secured Parties shall not have any liability to Borrower or any Obligor (whether in tort, contract, equity or otherwise) for losses suffered by Borrower or any Obligor in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on Agent and such other Secured Party, that the losses were the result of acts or omissions constituting gross negligence or willful misconduct. In any such litigation, Agent and the other Secured Parties shall be entitled to the benefit of the rebuttable presumption that it acted in good faith and with the exercise of ordinary care in the performance by it of the terms of this Agreement. Borrower: (i) certifies that neither Agent, any Lender nor any representative, agent or attorney acting for or on behalf of Agent or any Lender has represented, expressly or otherwise, that Agent and Lenders would not, in the event of litigation, seek to enforce any of the waivers provided for in this Agreement or any of the other Financing Agreements and (ii) acknowledges that in entering into this Agreement and the other Financing Agreements, Agent and Lenders are relying upon, among other things, the waivers and certifications set forth in this Section 11.1 and elsewhere herein and therein.

11.2 Waiver of Notices. Borrower hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and chattel paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein. No notice to or demand on Borrower which Agent or any Lender may elect to give shall entitle Borrower to any other or further notice or demand in the same, similar or other circumstances.

11.3 Amendments and Waivers.

(a) Neither this Agreement nor any other Financing Agreement nor any terms hereof or thereof may be amended, waived, discharged or terminated unless such amendment, waiver, discharge or termination is in writing signed by Agent and the Required Lenders or at Agent’s option, by Agent with the authorization of the Required Lenders, and as to amendments to any of the Financing Agreements (other than with respect to any provision of Section 12 hereof), by Borrower; except, that, no such amendment, waiver, discharge or termination shall:

(i) reduce the interest rate or any fees or extend the time of payment of principal, interest or any fees or reduce the principal amount of any Loan or Letter of Credit Accommodations, in each case without the consent of each Lender directly affected thereby,

(ii) increase the Commitment of any Lender over the amount thereof then in effect or provided hereunder, in each case without the consent of the Lender directly affected thereby,

(iii) release any Collateral (except as expressly required hereunder or under any of the other Financing Agreements or applicable law and except as permitted under Section 12.11(b) hereof), without the consent of Agent and all of Lenders,

(iv) reduce any percentage specified in the definition of Required Lenders, without the consent of Agent and all of Lenders,

(v) consent to the assignment or transfer by Borrower of any of its rights and obligations under this Agreement, without the consent of Agent and all of Lenders,

(vi) amend, modify or waive any terms of this Section 11.3 hereof, without the consent of Agent and all of Lenders, or

(vii) increase the advance rates constituting part of the Borrowing Base, without the consent of Agent and all of Lenders.

(b) Agent and Lenders shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its or their rights, powers and/or remedies unless such waiver shall be in writing and signed as provided herein. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by Agent or any Lender of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Agent or any Lender would otherwise have on any future occasion, whether similar in kind or otherwise.

(c) Notwithstanding anything to the contrary contained in Section 11.3(a) above, in connection with any amendment, waiver, discharge or termination, in the event that any Lender whose consent thereto is required shall fail to consent or fail to consent in a timely manner (such Lender being referred to herein as a “Non-Consenting Lender”), but the consent of any other Lenders to such amendment, waiver, discharge or termination that is required are obtained, if any, then Wachovia shall have the right, but not the obligation, at any time thereafter, and upon the exercise by Wachovia of such right, such Non-Consenting Lender shall have the obligation, to sell, assign and transfer to Wachovia or such Eligible Transferee as Wachovia may specify, the Commitment of such Non-Consenting Lender and all rights and interests of such Non-Consenting Lender pursuant thereto. Wachovia shall provide the Non-Consenting Lender with prior written notice of its intent to exercise its right under this Section, which notice shall specify the date on which such purchase and sale shall occur. Such purchase and sale shall be pursuant to the terms of an Assignment and Acceptance (whether or not executed by the Non-Consenting Lender), except that on the date of such purchase and sale, Wachovia, or such Eligible Transferee specified by Wachovia, shall pay to the Non-Consenting Lender the amount equal to: (i) the principal balance of the Loans held by the Non-Consenting Lender outstanding as of the close of business on the business day immediately preceding the effective date of such purchase and sale, plus (ii) amounts accrued and unpaid in respect of interest and fees payable to the Non-Consenting Lender to the effective date of the purchase (but in no event shall the Non-Consenting Lender be deemed entitled to any early termination fee), minus (iii) except as Wachovia may otherwise agree in writing, the amount of the closing fee received by the Non-Consenting Lender pursuant to the terms hereof or of any of the other Financing Agreements multiplied by the fraction, the numerator of which is the number of months remaining in the then current term of the Credit Facility and the denominator of which is the number of months in the then current term thereof. Such purchase and sale shall be effective on the date of the payment of such amount to the Non-Consenting Lender and the Commitment of the Non-Consenting Lender shall terminate on such date.

(d) The consent of Agent shall be required for any amendment, waiver or consent affecting the rights or duties of Agent hereunder or under any of the other Financing Agreements, in addition to the consent of the Lenders otherwise required by this Section and the exercise by Agent of any of its rights hereunder with respect to Reserves or Eligible Accounts or Eligible Inventory shall not be deemed an amendment to the advance rates provided for in this Section 11.3.

(e) Notwithstanding anything to the contrary contained in Section 11.3(a), no such amendment, waiver, discharge or termination shall provide for any such amendment, waiver, discharge or termination of any of the following to the extent provided below without the consent of Agent and Tranche B Loan Lender:

(i) the terms of Section 9.17, 9.18, 9.19 or 9.24 hereof (or any definition with respect to financial terms used in such financial covenant in a manner which has the effect of reducing the amounts which Borrower is required to maintain pursuant to such financial covenants);

(ii) the definitions of “Prime Rate”, “Borrowing Base” (but only to the extent such proposed change in the definition would increase the advance rates above those in effect on the date hereof or include any amount with respect to advances based on Equipment), “Change of Control”, “Consolidated Net Income”, “EBITDA”, “Eligible Accounts”, “Eligible Inventory”, “Eligible Transferee”, “Enforcement Action”, “Excess Availability”, “Foreign Subsidiary Collateral”, “Material Adverse Effect”, “Net Recovery Percentage”, “Priority Event”, “Pro Rata Share”, “Tranche B Borrowing Base”, “Supplemental Tranche B Availability”, “Tranche B Loans”, “Tranche B Borrowing Base Increase Date”, “Tranche B Loan Action Default”, “Tranche B Loan Action Default Notice”, or “Tranche B Loan Interest Rate”;

(iii) any of the following Sections hereof in any material respect: 6.4, 7.7, 9.7, 9.8, 9.9, 9.10, 9.11, 9.12(b), 9.16, 9.22, 9.23, 10.2, 11.3, 12.8, 12.11, 14.1(a), or 14.7 hereof,

(iv) an increase in the Maximum Credit or the Revolving Loan Limit;

(v) forgiveness, compromise or cancellation of any of the Tranche B Loans.

(f) In addition, Agent shall not make any Special Agent Advance pursuant to Section 12.11(a)(i) or Section 12.11(a)(ii), or additional Revolving Loan or Letter of Credit Accommodation as provided in Section 12.8, without the prior consent of Tranche B Loan Lender if after giving effect thereto the sum of the then outstanding Special Agent Advances pursuant to such Sections and any then outstanding Revolving Loans and Letter of Credit Accommodations in excess of the Borrowing Base as provided in Section 12.8, would exceed the lesser of $10,000,000 or ten (10%) percent of the Borrowing Base (determined as of the date of such Special Agent Advance based on the then most recent information received and accepted by Agent).

(g) The consent of Agent and any Bank Product Provider that is providing Bank Products and has outstanding any such Bank Products at such time that are secured hereunder shall be required for any amendment to the priority of payment of Obligations arising under or pursuant to any Hedge Agreements of Borrower or other Bank Products as set forth in Section 6.4(a) hereof. In no event shall the consent or approval of any Bank Product Provider be required for any other amendment or waiver and any such other amendment or waiver entered into in accordance with Section 11.3(a) shall be binding upon all of the Secured Parties.

11.4 Waiver of Counterclaims. Borrower waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other then compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto.

11.5 Indemnification. Borrower shall indemnify and hold Agent and each Lender, and its officers, directors, agents, employees, advisors and counsel and their respective Affiliates (each such person being an “Indemnitee”), harmless from and against any and all losses, claims, damages, liabilities, costs or expenses (including attorneys’ fees and expenses) imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any other Financing Agreements, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission, event or transaction related or attendant thereto, including amounts paid in settlement, court costs, and the fees and expenses of counsel except that Borrower shall not have any obligation under this Section 11.5 to indemnify an Indemnitee with respect to a matter covered hereby resulting from the gross negligence or wilful misconduct of such Indemnitee as determined pursuant to a final, non-appealable order of a court of competent jurisdiction (but without limiting the obligations of Borrower as to any other Indemnitee). To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion which it is permitted to pay under applicable law to Agent and Lenders in satisfaction of indemnified matters under this Section. To the extent permitted by applicable law, Borrower shall not assert, and Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any of the other Financing Agreements or any undertaking or transaction contemplated hereby. All amounts due under this Section shall be payable upon demand. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

Section 12. THE AGENT

12.1 Appointment, Powers and Immunities. Each Lender irrevocably designates, appoints and authorizes Wachovia to act as Agent hereunder and under the other Financing Agreements with such powers as are specifically delegated to Agent by the terms of this Agreement and of the other Financing Agreements, together with such other powers as are reasonably incidental thereto. Agent (a) shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Financing Agreements, and shall not by reason of this Agreement or any other Financing Agreement be a trustee or fiduciary for any Lender; (b) shall not be responsible to Lenders for any recitals, statements, representations or warranties contained in this Agreement or in any of the other Financing Agreements, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Financing Agreement, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Financing Agreement or any other document referred to or provided for herein or therein or for any failure by Borrower or any Obligor or any other Person to perform any of its obligations hereunder or thereunder; and (c) shall not be responsible to Lenders for any action taken or omitted to be taken by it hereunder or under any other Financing Agreement or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. Agent may deem and treat the payee of any note as the holder thereof for all purposes hereof unless and until the assignment thereof pursuant to an agreement (if and to the extent permitted herein) in form and substance satisfactory to Agent shall have been delivered to and acknowledged by Agent.

12.2 Reliance By Agent. Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telecopy, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Agent. As to any matters not expressly provided for by this Agreement or any other Financing Agreement, Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by the Required Lenders or all of Lenders as is required in such circumstance, and such instructions of such Agents and any action taken or failure to act pursuant thereto shall be binding on all Lenders.

12.3 Events of Default.

(a) Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or an Event of Default or other failure of a condition precedent to the Loans and Letter of Credit Accommodations hereunder, unless and until Agent has received written notice from a Lender, or Borrower specifying such Event of Default or any unfulfilled condition precedent, and stating that such notice is a “Notice of Default or Failure of Condition”. In the event that Agent receives such a Notice of Default or Failure of Condition, Agent shall give prompt notice thereof to the Lenders. Agent shall (subject to Section 12.7) take such action with respect to any such Event of Default or failure of condition precedent as shall be directed by the Required Lenders; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to or by reason of such Event of Default or failure of condition precedent, as it shall deem advisable in the best interest of Lenders. Without limiting the foregoing, and notwithstanding the existence or occurrence and continuance of an Event of Default or any other failure to satisfy any of the conditions precedent set forth in Section 4 of this Agreement to the contrary, Agent may, but shall have no obligation to, continue to make Loans and issue or cause to be issued Letter of Credit Accommodations for the ratable account and risk of Lenders from time to time if Agent believes making such Loans or issuing or causing to be issued such Letter of Credit Accommodations is in the best interests of Lenders.

(b) Except with the prior written consent of Agent, no Lender may assert or exercise any enforcement right or remedy in respect of the Loans, Letter of Credit Accommodations or other Obligations, as against Borrower or any Obligor or any of the Collateral or other property of Borrower or any Obligor.

12.4 Wachovia in its Individual Capacity. With respect to its Commitment and the Loans made and Letter of Credit Accommodations issued or caused to be issued by it (and any successor acting as Agent), so long as Wachovia shall be a Lender hereunder, it shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include Wachovia in its individual capacity as Lender hereunder. Wachovia (and any successor acting as Agent) and its Affiliates may (without having to account therefor to any Lender) lend money to, make investments in and generally engage in any kind of business with Borrower (and any of its Subsidiaries or Affiliates) as if it were not acting as Agent, and Wachovia and its Affiliates may accept fees and other consideration from Borrower and any of its Subsidiaries and Affiliates for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

12.5 Indemnification. Lenders agree to indemnify Agent (to the extent not reimbursed by Borrower hereunder and without limiting any obligations of Borrower hereunder) ratably, in accordance with their Pro Rata Shares, for any and all claims of any kind and nature whatsoever that may be imposed on, incurred by or asserted against Agent (including by any Lender) arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement or any other Financing Agreement or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including the costs and expenses that Agent is obligated to pay hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents, provided, that, no Lender shall be liable for any of the foregoing to the extent it arises from the gross negligence or willful misconduct of the party to be indemnified as determined by a final non-appealable judgment of a court of competent jurisdiction. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

12.6 Non-Reliance on Agent and Other Lenders. Each Lender agrees that it has, independently and without reliance on Agent or other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of Borrower and Obligors and has made its own decision to enter into this Agreement and that it will, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the other Financing Agreements. Agent shall not be required to keep itself informed as to the performance or observance by Borrower or any Obligor of any term or provision of this Agreement or any of the other Financing Agreements or any other document referred to or provided for herein or therein or to inspect the properties or books of Borrower or any Obligor. Agent will use reasonable efforts to provide Lenders with any information received by Agent from Borrower or any Obligor which is required to be provided to Lenders or deemed to be requested by Lenders hereunder and with a copy of any Notice of Default or Failure of Condition received by Agent from Borrower or any Lender; provided, that, Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Agent’s own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Except for notices, reports and other documents expressly required to be furnished to Lenders by Agent hereunder, Agent shall not have any duty or responsibility to provide any Lender with any other credit or other information concerning the affairs, financial condition or business of Borrower or any Obligor that may come into the possession of Agent.

12.7 Failure to Act. Except for action expressly required of Agent hereunder and under the other Financing Agreements, Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from Lenders of their indemnification obligations under Section 12.5 hereof against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

12.8 Additional Loans. Agent shall not make any Revolving Loans or provide any Letter of Credit Accommodations to Borrower on behalf of Revolving Loan Lenders intentionally and with actual knowledge that such Revolving Loans or Letter of Credit Accommodations would cause the aggregate amount of the total outstanding Revolving Loans and Letter of Credit Accommodations to exceed the Borrowing Base, without the prior consent of all Revolving Loan Lenders, except, that, Agent may make such additional Revolving Loans or provide such additional Letter of Credit Accommodations on behalf of Revolving Loan Lenders, intentionally and with actual knowledge that such Revolving Loans or Letter of Credit Accommodations will cause the total outstanding Revolving Loans and Letter of Credit Accommodations to exceed the Borrowing Base, as Agent may deem necessary or advisable in its discretion, provided, that: (a) the total principal amount of the additional Revolving Loans or additional Letter of Credit Accommodations which Agent may make or provide after obtaining such actual knowledge that the aggregate principal amount of the Revolving Loans equal or exceed the Borrowing Base, plus the amount of Special Agent Advances made pursuant to Section 12.11(a)(ii) hereof then outstanding, shall not exceed the aggregate amount equal to five (5%) percent of the Maximum Credit and shall not cause the total principal amount of the Revolving Loans and Letter of Credit Accommodations to exceed the Revolving Loan Limit and (b) no such additional Revolving Loan or Letter of Credit Accommodation shall be outstanding more than ninety (90) days after the date such additional Revolving Loan or Letter of Credit Accommodation is made or issued (as the case may be), except as the Required Lenders may otherwise agree. Each Revolving Loan Lender shall be obligated to pay Agent the amount of its Pro Rata Share of any such additional Revolving Loans or Letter of Credit Accommodations.

12.9 Concerning the Collateral and the Related Financing Agreements. Each Lender authorizes and directs Agent to enter into this Agreement and the other Financing Agreements. Each Lender agrees that any action taken by Agent or Required Lenders in accordance with the terms of this Agreement or the other Financing Agreements and the exercise by Agent or Required Lenders of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

12.10 Field Audit, Examination Reports and other Information; Disclaimer by Lenders. By signing this Agreement, each Lender:

(a) is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report and report with respect to the Borrowing Base received by Agent (each field audit or examination report and report with respect to the Borrowing Base being referred to herein as a “Report” and collectively, “Reports”);

(b) expressly agrees and acknowledges that Agent (i) does not make any representation or warranty as to the accuracy of any Report, or (ii) shall not be liable for any information contained in any Report;

(c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or any other party performing any audit or examination will inspect only specific information regarding Borrower and will rely significantly upon Borrower’s books and records, as well as on representations of Borrower’s personnel; and

(d) agrees to keep all Reports confidential and strictly for its internal use in accordance with the terms of Section 14.5 hereof, and not to distribute or use any Report in any other manner.

12.11 Collateral Matters.

(a) Agent may, at its option, from time to time, at any time on or after an Event of Default and for so long as the same is continuing or upon any other failure of a condition precedent to the Loans and Letter of Credit Accommodations hereunder, make such disbursements and advances (“Special Agent Advances”) which Agent, in its sole discretion, (i) deems necessary or desirable either to preserve or protect the Collateral or any portion thereof or (ii) to enhance the likelihood or maximize the amount of repayment by Borrower of the Loans and other Obligations, provided, that, the aggregate principal amount of the Special Agent Advances pursuant to this clause (ii), plus the then outstanding principal amount of the additional Loans and Letter of Credit Accommodations which Agent may make or provide as set forth in Section 12.8 hereof, shall not exceed the aggregate amount of five (5%) percent of the Maximum Credit or (iii) to pay any other amount chargeable to Borrower pursuant to the terms of this Agreement or any of the other Financing Agreements consisting of costs, fees and expenses and payments to any issuer of Letter of Credit Accommodations. Special Agent Advances shall be repayable on demand and be secured by the Collateral. Special Agent Advances shall not constitute Loans but shall otherwise constitute Obligations hereunder. Without limitation of its obligations pursuant to Section 6.9, each Lender agrees that it shall make available to Agent, upon Agent’s demand, in immediately available funds, the amount equal to such Lender’s Pro Rata Share of each such Special Agent Advance. If such funds are not made available to Agent by such Lender, such Lender shall be deemed a Defaulting Lender and Agent shall be entitled to recover such funds, on demand from such Lender together with interest thereon for each day from the date such payment was due until the date such amount is paid to Agent at the Federal Funds Rate for each day during such period (as published by the Federal Reserve Bank of New York or at Agent’s option based on the arithmetic mean determined by Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of the three leading brokers of Federal funds transactions in New York City selected by Agent) and if such amounts are not paid within three (3) days of Agent’s demand, at the highest Interest Rate provided for in Section 3.1 hereof applicable to Prime Rate Loans.

(b) Lenders hereby irrevocably authorize Agent, at its option and in its discretion to release any security interest in, mortgage or lien upon, any of the Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations and delivery of cash collateral to the extent required under Section 14.1 below, or (ii) constituting property being sold or disposed of if Borrower certifies to Agent that the sale or disposition is made in compliance with Section 9.7 hereof (and Agent may rely conclusively on any such certificate, without further inquiry), or (iii) constituting property in which Borrower did not own an interest at the time the security interest, mortgage or lien was granted or at any time thereafter, or (iv) having a value in the aggregate in any twelve (12) month period of less than $2,500,000, or (v) if required or permitted under the terms of any of the other Financing Agreements, including any intercreditor agreement, or (vi) approved, authorized or ratified in writing by all of Lenders. Except as provided above, Agent will not release any security interest in, mortgage or lien upon, any of the Collateral without the prior written authorization of all of Lenders. Upon request by Agent at any time, Lenders will promptly confirm in writing Agent’s authority to release particular types or items of Collateral pursuant to this Section. Nothing contained herein shall be construed to require the consent of any Bank Product Provider to any release of any Collateral or termination of security interests in any Collateral.

(c) Without any manner limiting Agent’s authority to act without any specific or further authorization or consent by the Required Lenders, each Lender agrees to confirm in writing, upon request by Agent, the authority to release Collateral conferred upon Agent under this Section. Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the security interest, mortgage or liens granted to Agent upon any Collateral to the extent set forth above; provided, that, (i) Agent shall not be required to execute any such document on terms which, in Agent’s opinion, would expose Agent to liability or create any obligations or entail any consequence other than the release of such security interest, mortgage or liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any security interest, mortgage or lien upon (or obligations of Borrower in respect of) the Collateral retained by Borrower.

(d) Agent shall have no obligation whatsoever to any Lender or any other Person to investigate, confirm or assure that the Collateral exists or is owned by Borrower or is cared for, protected or insured or has been encumbered, or that any particular items of Collateral meet the eligibility criteria applicable in respect of the Loans or Letter of Credit Accommodations hereunder, or whether any particular reserves are appropriate, or that the liens and security interests granted to Agent pursuant hereto or any of the Financing Agreements or otherwise have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this Agreement or in any of the other Financing Agreements, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its discretion, given Agent’s own interest in the Collateral as a Lender and that Agent shall have no duty or liability whatsoever to any other Lender.

12.12 Agency for Perfection. Each Lender hereby appoints Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral of Agent in assets which, in accordance with Article 9 of the UCC can be perfected only by possession (or where the security interest of a secured party with possession has priority over the security interest of another secured party) and Agent and each Lender hereby acknowledges that it holds possession of any such Collateral for the benefit of Agent as secured party. Should any Lender obtain possession of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver such Collateral to Agent or in accordance with Agent’s instructions.

12.13 Successor Agent. Agent may resign as Agent upon forty-five (45) days’ notice to Lenders and Borrower. If Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for Lenders. If no successor agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with Lenders and Borrower, a successor agent from among Lenders. Upon the acceptance by the Lender so selected of its appointment as successor agent hereunder, such successor agent shall succeed to all of the rights, powers and duties of the retiring Agent and the term “Agent” as used herein and in the other Financing Agreements shall mean such successor agent and the retiring Agent’s appointment, powers and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 12 shall inure to its benefit as to any actions taken or omitted by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is forty-five (45) days after the date of a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nonetheless thereupon become effective and Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. In the event that all Obligations other than in respect of the Tranche B Loans are fully and finally paid and satisfied or Tranche B Loan Lender has exercised its option to purchase Obligations owing to the Revolving Loan Lenders as provided in Section 14.8 hereof, (a) Agent may, at its option, appoint Tranche B Loan Lender as successor agent hereunder and (b) Tranche B Loan Lender shall have the right, but not the obligation, upon written notice to Agent, to require Agent to resign under this Section 12.13 (and in the case of the exercise by Tranche B Loan Lender of its purchase option provided in Section 14.8 hereof, such resignation to be effective immediately upon the effectiveness of the purchase by Tranche B Loan Lender of the Obligations owing to the Revolving Loan Lenders pursuant to the purchase option granted to Tranche B Loan Lender set forth in Section 14.8 hereof).

Section 13. ACKNOWLEDGMENT AND RESTATEMENT

13.1 Existing Obligations. Borrower hereby acknowledges, confirms and agrees that Borrower is indebted to Agent and Lenders for outstanding loans and advances to Borrower under the Existing Agreement and in respect of Letter of Credit Accommodations (as defined in the Existing Agreement), together with all interest accrued and accruing thereon (to the extent applicable), and all fees, costs, expenses and other charges relating thereto, all of which are unconditionally owing by Borrower to Agent and Lenders to the extent set forth in the Existing Agreement, without offset, defense or counterclaim of any kind, nature or description whatsoever.

13.2 Acknowledgment of Security Interests.

(a) Borrower hereby acknowledges, confirms and agrees that Agent on behalf of itself and the other Secured Parties shall continue to have a security interest in and lien upon the Collateral heretofore granted to Agent pursuant to the Existing Agreement to secure the Obligations, as well as any Collateral granted under this Agreement or under any of the other Financing Agreements or otherwise granted to or held by Agent or any Lender.

(b) The liens and security interests of Agent in the Collateral shall be deemed to be continuously granted and perfected from the earliest date of the granting and perfection of such liens and security interests to Agent, whether under the Existing Agreement, this Agreement or any of the other Financing Agreements.

13.3 Existing Agreement. Borrower hereby acknowledges, confirms and agrees that, subject to Section 13.4 hereof: (a) the Existing Agreement has been duly executed and delivered by Borrower and is in full force and effect as of the date hereof; (b) the agreements and obligations of Borrower contained in the Existing Agreement constitute the legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with its terms and Borrower has no valid defense to the enforcement of such obligations; and (c) Agent and the other Secured Parties are entitled to all of the rights, remedies and benefits provided for in or arising pursuant to the Existing Agreement.

13.4 Restatement.

(a) Except as otherwise stated in Section 13.2 hereof and this Section 13.4, as of the date hereof, the terms, conditions, agreements, covenants, representations and warranties set forth in the Existing Agreement are simultaneously amended and restated in their entirety, and as so amended and restated, replaced and superseded by the terms, conditions, agreements, covenants, representations and warranties set forth in this Agreement and the other Financing Agreements executed and/or delivered on or after the date hereof, except that nothing herein or in the other Financing Agreements shall impair or adversely affect the continuation of the liability of Borrower for the Obligations heretofore incurred and the security interests, liens, hypothecs and other interests in the Collateral heretofore granted, pledged and/or assigned by Borrower to Agent or any Lender (whether directly, indirectly or otherwise).

(b) The amendment and restatement contained herein shall not, in any manner, be construed to constitute payment of, or impair, limit, cancel or extinguish, or constitute a novation in respect of, the Indebtedness and other obligations and liabilities of Borrower evidenced by or arising under the Existing Agreement, and the liens and security interests of Agent securing such Indebtedness and other obligations and liabilities, which shall not in any manner be impaired, limited, terminated, waived or released, but shall continue in full force and effect in favor of Agent for the benefit of itself and Lenders.

(c) All loans, advances and other financial accommodations under the Existing Agreement and all other Obligations of Borrower to Agent and Lenders outstanding and unpaid as of the date hereof pursuant to the Existing Agreement or otherwise shall be deemed Obligations of Borrower pursuant to the terms hereof. The principal amount of the Revolving Loans and the amount of the Letter of Credit Accommodations outstanding as of the date hereof under the Existing Agreement shall be allocated to the Revolving Loans and Letter of Credit Accommodations hereunder in such manner and in such amounts as Agent shall determine in accordance with the terms hereof.

Section 14. TERM OF AGREEMENT; MISCELLANEOUS

14.1 Term.

(a) This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on the Maturity Date. In addition, Borrower may terminate this Agreement at any time upon ten (10) days prior written notice to Agent (which notice shall be irrevocable) and Agent may, at its option, and shall at the direction of Required Lenders, terminate this Agreement at any time on or after an Event of Default. Upon the Maturity Date or any other effective date of termination of the Financing Agreements, Borrower shall pay to Agent all outstanding and unpaid Obligations and shall furnish cash collateral to Agent (or at Agent’s option, a letter of credit issued for the account of Borrower and at Borrower’s expense, in form and substance satisfactory to Agent, by an issuer acceptable to Agent and payable to Agent as beneficiary) in such amounts as Agent determines are reasonably necessary to secure Agent and Lenders from loss, cost, damage or expense, including attorneys’ fees and expenses, in connection with any contingent Obligations, including issued and outstanding Letter of Credit Accommodations and checks or other payments provisionally credited to the Obligations and/or as to which Agent or any Lender has not yet received final and indefeasible payment and any continuing obligations of Agent or any Lender pursuant to any Deposit Account Control Agreement and for any of the Obligations arising under or in connection with any Bank Products in such amounts as the party providing such Bank Products may require (unless such Obligations arising under or in connection with any Bank Products are paid in full in cash and terminated in a manner satisfactory to such other party). The amount of such cash collateral (or letter of credit, as Agent may determine) as to any Letter of Credit Accommodations shall be in the amount equal to one hundred ten (110%) percent of the amount of the Letter of Credit Accommodations plus the amount of any fees and expenses payable in connection therewith through the end of the latest expiration date of such Letter of Credit Accommodations. Such payments in respect of the Obligations and cash collateral shall be remitted by wire transfer in Federal funds to the Agent Payment Account or such other bank account of Agent, as Agent may, in its discretion, designate in writing to Borrower for such purpose. Interest shall be due until and including the next Business Day, if the amounts so paid by Borrower to the Agent Payment Account or other bank account designated by Agent are received in such bank account later than 12:00 noon (Chicago time).

(b) No termination of this Agreement or the other Financing Agreements shall relieve or discharge Borrower of its duties, obligations and covenants under this Agreement or the other Financing Agreements until all Obligations have been fully and finally discharged and paid, and Agent’s continuing security interest in the Collateral and the rights and remedies of Agent and Lenders hereunder, under the other Financing Agreements and applicable law, shall remain in effect until all such Obligations have been fully and finally discharged and paid. Accordingly, Borrower waives any rights it may have under the UCC to demand the filing of termination statements with respect to the Collateral and Agent shall not be required to send such termination statements to Borrower, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations paid and satisfied in full in immediately available funds.

(c) If for any reason this Agreement is terminated on or prior to July 1, 2008, in view of the impracticality and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Agent’s and each Revolving Loan Lender’s lost profits as a result thereof, Borrower agrees to pay to Agent for itself and the benefit of Revolving Loan Lenders, upon the effective date of such termination, an early termination fee (the “Early Termination Fee”) in the amount equal to

Amount	Period
(i) $250,000	From the date hereof to and including July 1, 2007

(ii) $125,000	From and after July 1, 2007 to and including July 1, 2008

Such early termination fee shall be presumed to be the amount of damages sustained by Agent and Revolving Loan Lenders as a result of such early termination and Borrower agrees that it is reasonable under the circumstances currently existing. In addition, Agent and Revolving Loan Lenders shall be entitled to such early termination fee upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h) hereof, even if Agent and Revolving Loan Lenders do not exercise the right to terminate this Agreement, but elect, at their option, to provide financing to Borrower or permit the use of cash collateral under the United States Bankruptcy Code. The early termination fee provided for in this Section 14.1 shall be deemed included in the Obligations.

14.2 Interpretative Provisions.

(a) All terms used herein which are defined in Article 1, Article 8 or Article 9 of the UCC shall have the meanings given therein unless otherwise defined in this Agreement.

(b) All references to the plural herein shall also mean the singular and to the singular shall also mean the plural unless the context otherwise requires.

(c) All references to Borrower, any Obligor, Agent and Lenders pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and assigns.

(d) The words “hereof”, “herein”, “hereunder”, “this Agreement” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(e) The word “including” when used in this Agreement shall mean “including, without limitation”.

(f) An Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with Section 11.3 hereof or is cured in a manner satisfactory to Agent, if such Event of Default is capable of being cured as determined by Agent.

(g) All references to the term “good faith” used herein when applicable to Agent or any Lender shall mean, notwithstanding anything to the contrary contained herein or in the UCC, honesty in fact in the conduct or transaction concerned. Borrower shall have the burden of proving any lack of good faith on the part of Agent or any Lender alleged by Borrower at any time.

(h) Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given in accordance with GAAP, and all financial computations hereunder shall be computed unless otherwise specifically provided herein, in accordance with GAAP as consistently applied and using the same method for inventory valuation as used in the preparation of the financial statements of Borrower most recently received by Agent prior to the date hereof. Notwithstanding anything to the contrary contained in GAAP or any interpretations or other pronouncements by the Financial Accounting Standards Board or otherwise, the term “unqualified opinion” as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is not only unqualified but also does not include any explanatory note or language, including any explanation, supplemental comment or other comment concerning the ability of the applicable person to continue as a going concern.

(i) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”.

(j) Unless otherwise expressly provided herein, (i) references herein to any agreement, document or instrument shall be deemed to include all subsequent amendments, modifications, supplements, extensions, renewals, restatements or replacements with respect thereto, but only to the extent the same are not prohibited by the terms hereof or of any other Financing Agreement, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, recodifying, supplementing or interpreting the statute or regulation.

(k) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(l) This Agreement and other Financing Agreements may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

(m) This Agreement and the other Financing Agreements are the result of negotiations among and have been reviewed by counsel to Agent and the other parties, and are the products of all parties. Accordingly, this Agreement and the other Financing Agreements shall not be construed against Agent or Lenders merely because of Agent’s or any Lender’s involvement in their preparation.

14.3 Notices.

(a) All notices, requests and demands hereunder shall be in writing and deemed to have been given or made: if delivered in person, immediately upon delivery; if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next Business Day, one (1) Business Day after sending; and if by certified mail, return receipt requested, five (5) days after mailing. Notices delivered through electronic communications shall be effective to the extent set forth in Section 14.3(b) below. All notices, requests and demands upon the parties are to be given to the following addresses (or to such other address as any party may designate by notice in accordance with this Section):

If to Borrower:	PEMSTAR Inc.
3535 Technology Drive N.W.
Rochester, Minnesota 55901
Attention: Chief Financial Officer
Telephone No.: (507) 288-6720
Telecopy No.: (507) 280-0838

with a copy to:	PEMSTAR Inc.
3535 Technology Drive N.W.
Rochester, Minnesota 55901
Attention: General Counsel
Telephone No.: (507) 288-6720
Telecopy No.: (507) 280-0838

If to Agent:	Wachovia Capital Finance Corporation (Central)
150 South Wacker Drive, Suite 2200
Chicago, Illinois 60606-4401
Attention: Portfolio Manager
Telephone No.: (312) 332-0420
Telecopy No.: (312) 332-0424

(b) Notices and other communications to Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites)

pursuant to procedures approved by Agent or as otherwise determined by Agent, provided, that, the foregoing shall not apply to notices to any Lender Bank pursuant to Section 2 hereof if such Lender has notified Agent that it is incapable of receiving notices under such Section by electronic communication. Unless Agent otherwise requires, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided, that, if such notice or other communication is not given during the normal business hours of the recipient, such notice shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communications is available and identifying the website address therefor.

14.4 Partial Invalidity. If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

14.5 Confidentiality.

(a) Agent and each Lender shall use all reasonable efforts to keep confidential, in accordance with its customary procedures for handling confidential information and safe and sound lending practices, any non-public information supplied to it by Borrower pursuant to this Agreement which is clearly and conspicuously marked as confidential at the time such information is furnished by Borrower to Agent or such Lender, provided, that, nothing contained herein shall limit the disclosure of any such information: (i) to the extent required by statute, rule, regulation, subpoena or court order, (ii) to bank examiners and other regulators, auditors and/or accountants, in connection with any litigation to which Agent or such Lender is a party, (iii) to any Lender or Participant (or prospective Lender or Participant) or to any Affiliate of any Lender so long as such Lender or Participant (or prospective Lender or Participant) or Affiliate shall have been instructed to treat such information as confidential in accordance with this Section 14.5, or (iv) to counsel for Agent or any Lender or Participant (or prospective Lender or Participant).

(b) In the event that Agent or any Lender receives a request or demand to disclose any confidential information pursuant to any subpoena or court order, Agent or such Lender, as the case may be, agrees (i) to the extent permitted by applicable law or if permitted by applicable law, to the extent Agent or such Lender determines in good faith that it will not create any risk of liability to Agent or such Lender, Agent or such Lender will promptly notify Borrower of such request so that Borrower may seek a protective order or other appropriate relief or remedy and (ii) if disclosure of such information is required, disclose such information and, subject to reimbursement by Borrower of Agent’s or such Lender’s expenses, cooperate with Borrower in the reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such portion of the disclosed information which Borrower so designates, to the extent permitted by applicable law or if permitted by applicable law, to the extent Agent or such Lender determines in good faith that it will not create any risk of liability to Agent or such Lender.

(c) In no event shall this Section 14.5 or any other provision of this Agreement, any of the other Financing Agreements or applicable law be deemed: (i) to apply to or restrict disclosure of information that has been or is made public by Borrower, any Obligor or any third party or otherwise becomes generally available to the public other than as a result of a disclosure in violation hereof, (ii) to apply to or restrict disclosure of information that was or becomes available to Agent or any Lender (or any Affiliate of any Lender) on a non-confidential basis from a person other than Borrower, (iii) to require Agent or any Lender to return any materials furnished by Borrower to Agent or a Lender or prevent Agent or a Lender from responding to routine informational requests in accordance with the Code of Ethics for the Exchange of Credit Information promulgated by The Robert Morris Associates or other applicable industry standards relating to the exchange of credit information. The obligations of Agent and Lenders under this Section 14.5 shall supersede and replace the obligations of Agent and Lenders under any confidentiality letter signed prior to the date hereof.

14.6 Successors. This Agreement, the other Financing Agreements and any other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by Agent, Lenders, Borrower and their respective successors and assigns, except that Borrower may not assign its rights under this Agreement, the other Financing Agreements and any other document referred to herein or therein without the prior written consent of Agent and Lenders. Any such purported assignment without such express prior written consent shall be void. No Lender may assign its rights and obligations under this Agreement without the prior written consent of Agent, except as provided in Section 14.7 below. The terms and provisions of this Agreement and the other Financing Agreements are for the purpose of defining the relative rights and obligations of Borrower, Agent and Lenders with respect to the transactions contemplated hereby and there shall be no third party beneficiaries of any of the terms and provisions of this Agreement or any of the other Financing Agreements.

14.7 Assignments; Participations.

(a) Each Lender may, with the prior written consent of Agent, assign all or, if less than all, a portion equal to at least $5,000,000 in the aggregate for the assigning Lender (or in the case of Tranche B Loan Lender, a portion equal to at least $1,500,000), of such rights and obligations under this Agreement to one or more Eligible Transferees (but not including for this purpose any assignments in the form of a participation), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Acceptance; provided, that, (i) such transfer or assignment will not be effective until recorded by Agent on the Register and (ii) Agent shall have received for its sole account payment of a processing fee from the assigning Lender or the assignee in the amount of $5,000, provided, that, such fee shall not be applicable to any assignments made to Affiliates of the assigning Lender or Approved Funds. Notwithstanding anything to the contrary contained in this Section 14.7(a), Tranche B Loan Lender may assign any or all of its rights under the Financing Agreements to an Affiliate of Tranche B Loan Lender or an Approved Fund of Tranche B Loan Lender without the prior written consent of Agent and without delivering an Assignment and Acceptance to Agent or Borrower, provided, that, (i) Borrower and Agent may continue to deal solely and directly with such Tranche B Loan Lender until a fully executed Assignment and Acceptance has been delivered to Agent for recordation on the Register, (ii) the failure of Tranche B Loan Lender to deliver an Assignment and Acceptance to Agent or Borrower shall not affect the legality, validity or binding effect of such assignment and (iii) an Assignment and Acceptance between Tranche B Loan Lender and an Affiliate of Tranche B Loan Lender or an Approved Fund of Tranche B Loan Lender shall be effective as of the date specified in such Assignment and Acceptance.

(b) Wachovia shall not reduce its Commitment to less than $15,000,000, except, that, Wachovia shall have the right to assign its rights and delegate its obligations as a Lender under the Financing Agreements below such minimum amount (i) to any present and future subsidiaries or affiliates of Wachovia or (ii) upon the merger, consolidation, sale, transfer or other disposition of all or any substantial portion of its business, loan portfolio or other assets or (iii) at any time after the occurrence of a Default or an Event of Default or (iv) with the consent of Borrower, which consent shall not be unreasonably withheld, delayed or conditioned.

(c) Agent shall maintain a register of the names and addresses of Lenders, their Commitments and the principal amount of their Loans (the “Register”). Agent shall also maintain a copy of each Assignment and Acceptance delivered to and accepted by it and shall modify the Register to give effect to each Assignment and Acceptance. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and Borrower, any Obligor, Agent and Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice. In the case of an assignment by a Lender to any of its Approved Funds that is not reflected in Agent’s Register, the assigning Lender shall maintain a comparable register on behalf of Agent.

(d) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and to the other Financing Agreements and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations (including, without limitation, the obligation to participate in Letter of Credit Accommodations) of a Lender hereunder and thereunder and the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement.

(e) By execution and delivery of an Assignment and Acceptance, the assignor and assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any of the other Financing Agreements or the execution, legality, enforceability, genuineness, sufficiency or value of this Agreement or any of the other Financing Agreements furnished pursuant hereto, (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower, any Obligor or any of their Subsidiaries or the performance or observance by Borrower or any Obligor of any of the Obligations; (iii) such assignee confirms that it has received a copy of this Agreement and the other Financing Agreements, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such assignee will, independently and without reliance upon the assigning Lender, Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Financing Agreements, (v) such assignee appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Financing Agreements as are delegated to Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Financing Agreements are required to be performed by it as a Lender. Agent and Lenders may furnish any information concerning Borrower or any Obligor in the possession of Agent or any Lender from time to time to assignees and Participants.

(f) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Financing Agreements (including, without limitation, all or a portion of its Commitments and the Loans owing to it and its participation in the Letter of Credit Accommodations, without the consent of Agent or the other Lenders); provided, that, (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment hereunder) and the other Financing Agreements shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and Borrower, the other Lenders and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Financing Agreements, and (iii) the Participant shall not have any rights under this Agreement or any of the other Financing Agreements (the Participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the Participant relating thereto) and all amounts payable by Borrower or any Obligor hereunder shall be determined as if such Lender had not sold such participation.

(g) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans hereunder to a Federal Reserve Bank in support of borrowings made by such Lenders from such Federal Reserve Bank.

(h) Borrower shall assist Agent or any Lender permitted to sell assignments or participations under this Section 14.7 in whatever manner reasonably necessary in order to enable or effect any such assignment or participation, including (but not limited to) the execution and delivery of any and all agreements, notes and other documents and instruments as shall be requested and the delivery of informational materials, appraisals or other documents for, and the participation of relevant management in meetings and conference calls with, potential Lenders or Participants. Borrower shall certify the correctness, completeness and accuracy, in all material respects, of all descriptions of Borrower and its affairs provided, prepared or reviewed by Borrower that are contained in any selling materials and all other information provided by it and included in such materials.

(i) A Registered Tranche B Loan may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register or comparable register. Any assignment or sale of all or part of such Registered Tranche B Loan may be effected only by registration of such assignment or sale on the Register (or comparable register). Prior to the registration of assignment or sale of any Registered Tranche B Loan, Agent and Borrower shall treat the Person in whose name such Loan is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary. In the event that Tranche B Loan Lender sells participations in a Registered Tranche B Loan, Tranche B Loan Lender shall maintain a register on which it enters the name of all participants in the Registered Tranche B Loan (the “Participant Register”). A Registered Tranche B Loan may be participated in whole or in part only by registration of such participation on the Participant Register. Any participation of such Registered Tranche B Loan may be effected only by the registration of such participation on the Participant Register.

14.8 Tranche B Lender Purchase Option.

(a) Upon the occurrence and during the continuance of a Priority Event, Tranche B Loan Lender shall have the option at any time upon five (5) business days’ prior written notice to Agent to purchase all of the Obligations (other than those already owing to Tranche B Loan Lender) from the Revolving Loan Lenders. Such notice from Tranche B Loan Lender to Agent shall be irrevocable.

(b) On the date specified by Tranche B Loan Lender in such notice (which shall not be less than five (5) business days, nor more than twenty (20) days, after the receipt by Agent of the notice from Tranche B Loan Lender of its election to exercise such option), Revolving Loan Lenders shall sell to Tranche B Loan Lender, and Tranche B Loan Lender shall purchase from Revolving Loan Lenders, the Obligations (other than those already owing to Tranche B Loan Lender), provided that, Lenders shall retain all rights to be indemnified or held harmless by Borrower in accordance with the terms hereof and the other Financing Agreements but shall not retain any rights to the security therefor. Agent hereby represents and warrants that, as to Obligations owing to it as a Lender, as of the date hereof, no approval of any court or other regulatory or governmental authority is required for such sale.

(c) Upon the date of such purchase and sale, Tranche B Loan Lender shall (i) pay to Agent on behalf of Revolving Loan Lenders as the purchase price therefor the full amount of all the Obligations (other than those already owing to Tranche B Loan Lender) then outstanding and unpaid (including principal, interest, fees and expenses, including reasonable attorneys’ fees and legal expenses but excluding the Early Termination Fee), (ii) furnish cash collateral to Agent in a manner and in such amounts as Agent determines is reasonably necessary to secure Agent and Revolving Loan Lenders in connection with any issued and outstanding Letter of Credit Accommodations (but not in any event in an amount greater than one hundred five (105%) percent of the aggregate undrawn face amount of such Letter of Credit Accommodations), (iii) agree to reimburse Agent and Revolving Loan Lenders for any loss, cost, damage or expense (including reasonable attorneys’ fees and legal expenses) in connection with any commissions, fees, costs or expenses related to any issued and outstanding Letter of Credit Accommodations as described above and any checks or other payments provisionally credited to the Obligations (other than those already owing to Tranche B Loan Lender), and/or as to which Agent or any Revolving Loan Lender has not yet received final payment and for any other amounts which Agent may be required to pay to any bank or other financial institution that is a party to a

Deposit Account Control Agreement (and, in each case, all of such payments shall be made without offset, deduction or defense), (iv) agree to reimburse Agent and Revolving Loan Lenders in respect of indemnification obligations of Borrower under this Agreement and the other Financing Agreements as to matters or circumstances known to Tranche B Loan Lender at the time of the purchase and sale which would reasonably be expected to result in any loss, cost, damage or expense (including reasonable attorneys’ fees and legal expenses) to Agent or Revolving Loan Lenders, provided that, in no event will Tranche B Loan Lender have any liability for such amounts in excess of proceeds of Collateral received by Tranche B Loan Lender, (v) agree to indemnify and hold harmless Agent and Revolving Loan Lenders from and against any loss, liability, claim, damage or expense (including reasonable fees and expenses of legal counsel) arising out of any claim asserted by a third party as a direct result of any acts by Tranche B Loan Lender occurring after the date of such purchase and (vi) agree to pay to Agent and Revolving Loan Lenders the Early Termination Fee within three (3) business days after receipt by Tranche B Loan Lender of amounts sufficient to pay such Early Termination Fee, after the payment in full in cash to Tranche B Loan Lender of the Tranche B Loans and the other Obligations purchased by Tranche B Loan Lender pursuant to this Section 14.8, including principal, interest and fees thereon and costs and expense of collection thereof (including reasonable attorneys’ fees and legal expenses), provided, that, the notice of termination or effective date of termination of this Agreement occurs within ninety (90) days after the effective date of the purchase of the Obligations by Tranche B Loan Lender. Tranche B Loan Lender shall not agree to any amendment to the terms hereof with respect to the Early Termination Fee during such ninety (90) day period. Such purchase price and cash collateral shall be remitted by wire transfer in federal funds to such bank account of Agent in New York, New York, as Agent may designate in writing to Tranche B Loan Lender for such purpose. Interest shall be calculated to but excluding the Business Day on which such purchase and sale shall occur if the amounts so paid by Tranche B Loan Lender to the bank account designated by Agent are received in such bank account prior to 1:00 p.m. (New York City time) and interest shall be calculated to and including such business day if the amounts so paid by Tranche B Loan Lender to the bank account designated by Agent are received in such bank account later than 1:00 p.m. (New York City time).

(d) Such purchase shall be expressly made without representation or warranty of any kind by Agent or any Revolving Loan Lender as to the Obligations owing to any of them or otherwise and without recourse to Agent or any Revolving Loan Lender, except that each Revolving Loan Lender shall represent and warrant: (i) the amount of its portion of the Obligations being purchased, (ii) that such Revolving Loan Lender owns its portion of the Obligations free and clear of any Liens or encumbrances and (iii) such Revolving Loan Lender has the right to assign such Obligations and the assignment is duly authorized.

(e) Agent agrees that it will give Tranche B Loan Lender five (5) Business Days’ prior written notice of its intention to commence the exercise of any enforcement right or remedy against the Collateral and/or to accelerate all or any material portion of the Obligations, except that such period of prior written notice may be less (but in any event concurrently with exercise thereof) as to any portion of the Collateral to the extent that in the good faith determination of Agent there are events or circumstances that imminently threaten the value of such Collateral or the ability of Agent to exercise its rights with respect to such Collateral, including the removal, diversion, concealment, abscondment, destruction or waste thereof. In the event that during such five (5) Business Day period (or such lesser period as provided above), Tranche B Loan Lender shall send to Agent the irrevocable notice of Tranche B Loan Lender’s intention to exercise the purchase option given by Revolving Loan Lenders to Tranche B Loan Lender under this Section 14.8, Agent shall not commence any foreclosure or other action to sell or otherwise realize upon the Collateral or accelerate all or any material portion of the Obligations (provided that continuing collection of accounts receivable and other actions permitted under this Agreement and other Financing Agreements shall not be prohibited hereunder), provided, that, the purchase and sale with respect to the Obligations provided for herein shall have closed within five (5) Business Days thereafter and Agent shall have received payment in full of the Obligations as provided for herein within such five (5) Business Day period.

14.9 Entire Agreement. This Agreement, the other Financing Agreements, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written. In the event of any inconsistency between the terms of this Agreement and any schedule or exhibit hereto, the terms of this Agreement shall govern.

14.10 Counterparts, Etc. This Agreement or any of the other Financing Agreements may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement or any of the other Financing Agreements by telefacsimile or other electronic method of transmission shall have the same force and effect as the delivery of an original executed counterpart of this Agreement or any of such other Financing Agreements. Any party delivering an executed counterpart of any such agreement by telefacsimile or other electronic method of transmission shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of such agreement

IN WITNESS WHEREOF, Agent, Lenders and Borrower have caused these presents to be duly executed as of the day and year first above written.

AGENT		BORROWER

WACHOVIA CAPITAL FINANCE CORPORATION (CENTRAL), formerly known as Congress Financial Corporation (Central), as Agent		PEMSTAR INC.

By:	/s/ Brian Hynds	By:	/s/ Greg S. Lea
Title:	VP	Title:	EVP & CFO

REVOLVING LOAN LENDERS		TRANCHE B LOAN LENDER

WACHOVIA CAPITAL FINANCE CORPORATION (CENTRAL), formerly known as Congress Financial Corporation (Central)		ABLECO FINANCE LLC, as Tranche B Loan Lender, on behalf of itself and its affiliates

By:	/s/ Brian Hynds	By:	/s/ Alexander Ornstein
Title:	VP	Title:	Vice President

EXHIBIT A

to

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

Assignment And Acceptance Agreement

This ASSIGNMENT AND ACCEPTANCE AGREEMENT (this “Assignment and Acceptance”) dated as of                     , 200 is made between                                          (the “Assignor”) and                                          (the “Assignee”).

WITNESSETH:

WHEREAS, Wachovia Capital Finance Corporation (Central), formerly known as Congress Financial Corporation (Central), in its capacity as agent pursuant to the Loan Agreement (as hereinafter defined) acting for and on behalf of the financial institutions which are parties thereto as lenders (in such capacity, “Agent”), and the financial institutions which are parties to the Loan Agreement as lenders (individually, each a “Lender” and collectively, “Lenders”) have entered or are about to enter into financing arrangements pursuant to which Agent and Lenders may make Loans and advances and provide other financial accommodations to PEMSTAR Inc. (“Borrower”) as set forth in the Amended and Restated Loan and Security Agreement, dated July 3, 2006, by and among Borrower, Agent and Lenders (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”), and the other agreements, documents and instruments referred to therein or at any time executed and/or delivered in connection therewith or related thereto (all of the foregoing, together with the Loan Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, being collectively referred to herein as the “Financing Agreements”);

WHEREAS, as provided under the Loan Agreement, Assignor committed to making Loans (the “Committed Loans”) to Borrower in an aggregate amount not to exceed $             (the “Commitment”);

WHEREAS, Assignor wishes to assign to Assignee [part of the] [all] rights and obligations of Assignor under the Loan Agreement in respect of its Commitment in an amount equal to $             (the “Assigned Commitment Amount”) on the terms and subject to the conditions set forth herein and Assignee wishes to accept assignment of such rights and to assume such obligations from Assignor on such terms and subject to such conditions;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

1. Assignment and Acceptance.

(a) Subject to the terms and conditions of this Assignment and Acceptance, Assignor hereby sells, transfers and assigns to Assignee, and Assignee hereby purchases, assumes and undertakes from Assignor, without recourse and without representation or warranty (except as provided in this Assignment and Acceptance) an interest in (i) the Commitment and each of the Committed Loans of Assignor and (ii) all related rights, benefits, obligations, liabilities and indemnities of the Assignor under and in connection with the Loan Agreement and the other Financing Agreements, so that after giving effect thereto, the Commitment of Assignee shall be as set forth below and the Pro Rata Share of Assignee shall be              (    %) percent.

(b) With effect on and after the Effective Date (as defined in Section 5 hereof), Assignee shall be a party to the Loan Agreement and succeed to all of the rights and be obligated to perform all of the obligations of a Lender under the Loan Agreement, including the requirements concerning confidentiality and the payment of indemnification, with a Commitment in an amount equal to the Assigned Commitment Amount. Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms hereof are required to be performed by it as a Lender. It is the intent of the parties hereto that the Commitment of Assignor shall, as of the Effective Date, be reduced by an amount equal to the Assigned Commitment Amount and Assignor shall relinquish its rights and be released from its obligations under the Loan Agreement to the extent such obligations have been assumed by Assignee; provided, that, Assignor shall not relinquish its rights under Sections 2.1, 6.4, 6.7 and 6.8 of the Loan Agreement to the extent such rights relate to the time prior to the Effective Date.

(c) After giving effect to the assignment and assumption set forth herein, on the Effective Date Assignee’s Commitment will be $            .

(d) After giving effect to the assignment and assumption set forth herein, on the Effective Date Assignor’s Commitment will be $             (as such amount may be further reduced by any other assignments by Assignor on or after the date hereof).

2. Payments.

(a) As consideration for the sale, assignment and transfer contemplated in Section 1 hereof, Assignee shall pay to Assignor on the Effective Date in immediately available funds an amount equal to $            , representing Assignee’s Pro Rata Share of the principal amount of all Committed Loans.

(b) Assignee shall pay to Agent the processing fee in the amount specified in Section 14.7(a) of the Loan Agreement.

3. Reallocation of Payments. Any interest, fees and other payments accrued to the Effective Date with respect to the Commitment, Committed Loans and outstanding Letter of Credit Accommodations shall be for the account of Assignor. Any interest, fees and other payments accrued on and after the Effective Date with respect to the Assigned Commitment Amount shall be for the account of Assignee. Each of Assignor and Assignee agrees that it will hold in trust for the other party any interest, fees and other amounts which it may receive to which the other party is entitled pursuant to the preceding sentence and pay to the other party any such amounts which it may receive promptly upon receipt.

4. Independent Credit Decision. Assignee acknowledges that it has received a copy of the Loan Agreement and the Schedules and Exhibits thereto, together with copies of the most recent financial statements of Borrower and its Subsidiaries, and such other documents and information as it has deemed appropriate to make its own credit and legal analysis and decision to enter into this Assignment and Acceptance and agrees that it will, independently and without reliance upon Assignor, Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit and legal decisions in taking or not taking action under the Loan Agreement.

5. Effective Date; Notices.

(a) As between Assignor and Assignee, the effective date for this Assignment and Acceptance shall be                             , 200     (the “Effective Date”); provided, that, the following conditions precedent have been satisfied on or before the Effective Date:

(i) this Assignment and Acceptance shall be executed and delivered by Assignor and Assignee;

(ii) the consent of Agent as required for an effective assignment of the Assigned Commitment Amount by Assignor to Assignee shall have been duly obtained and shall be in full force and effect as of the Effective Date;

(iii) written notice of such assignment, together with payment instructions, addresses and related information with respect to Assignee, shall have been given to Borrower and Agent;

(iv) Assignee shall pay to Assignor all amounts due to Assignor under this Assignment and Acceptance; and

(v) the processing fee referred to in Section 2(b) hereof shall have been paid to Agent.

(b) Promptly following the execution of this Assignment and Acceptance, Assignor shall deliver to Borrower and Agent for acknowledgment by Agent, a Notice of Assignment in the form attached hereto as Schedule 1.

[6. Agent. [INCLUDE ONLY IF ASSIGNOR IS AN AGENT]

(a) Assignee hereby appoints and authorizes Assignor in its capacity as Agent to take such action as agent on its behalf to exercise such powers under the Loan Agreement as are delegated to Agent by Lenders pursuant to the terms of the Loan Agreement.

(b) Assignee shall assume no duties or obligations held by Assignor in its capacity as Agent under the Loan Agreement.]

7. Withholding Tax. Assignee (a) represents and warrants to Assignor, Agent and Borrower that under applicable law and treaties no tax will be required to be withheld by Assignee, Agent or Borrower with respect to any payments to be made to Assignee hereunder or under any of the Financing Agreements, (b) agrees to furnish (if it is organized under the laws of any jurisdiction other than the United States of America or any State thereof) to Agent and Borrower prior to the time that Agent or Borrower are required to make any payment of principal, interest or fees hereunder, duplicate executed originals of either U.S. Internal Revenue Service Form W-8BEN or W-8ECI, as applicable (wherein Assignee claims entitlement to the benefits of a tax treaty that provides for a complete exemption from U.S. federal income withholding tax on all payments hereunder) and agrees to provide new Forms 4224 or 1001 upon the expiration of any previously delivered form or comparable statements in accordance with applicable U.S. law and regulations and amendments thereto, duly executed and completed by Assignee, and (c) agrees to comply with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

8. Representations and Warranties.

(a) Assignor represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any security interest, lien, encumbrance or other adverse claim, (ii) it is duly organized and existing and it has the full power and authority to take, and has taken, all action necessary to execute and deliver this Assignment and Acceptance and any other documents required or permitted to be executed or delivered by it in connection with this Assignment and Acceptance and to fulfill its obligations hereunder, (iii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution, delivery and performance of this Assignment and Acceptance, and apart from any agreements or undertakings or filings required by the Loan Agreement, no further action by, or notice to, or filing with, any Person is required of it for such execution, delivery or performance, and (iv) this Assignment and Acceptance has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of Assignor, enforceable against Assignor in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors’ rights and to general equitable principles.

(b) Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Agreement or any of the other Financing Agreements or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement or any other instrument or document furnished pursuant thereto. Assignor makes no representation or warranty in connection with, and assumes no responsibility with respect to, the solvency, financial condition or statements of Borrower or any of its Affiliates, or the performance or observance by Borrower or any other Person, of any of its respective obligations under the Loan Agreement or any other instrument or document furnished in connection therewith.

(c) Assignee represents and warrants that (i) it is duly organized and existing and it has full power and authority to take, and has taken, all action necessary to execute and deliver this Assignment and Acceptance and any other documents required or permitted to be executed or delivered by it in connection with this Assignment and Acceptance, and to fulfill its obligations hereunder, (ii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution, delivery and performance of this Assignment and Acceptance, and apart from any agreements or undertakings or filings required by the Loan Agreement, no further action by, or notice to, or filing with, any Person is required of it for such execution, delivery or performance; and (iii) this Assignment and Acceptance has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of Assignee, enforceable against Assignee in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors’ rights to general equitable principles.

9. Further Assurances. Assignor and Assignee each hereby agree to execute and deliver such other instruments, and take such other action, as either party may reasonably request in connection with the transactions contemplated by this Assignment and Acceptance, including the delivery of any notices or other documents or instruments to Borrower or Agent, which may be required in connection with the assignment and assumption contemplated hereby.

10. Miscellaneous.

(a) Any amendment or waiver of any provision of this Assignment and Acceptance shall be in writing and signed by the parties hereto. No failure or delay by either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof and any waiver of any breach of the provisions of this Assignment and Acceptance shall be without prejudice to any rights with respect to any other for further breach thereof.

(b) All payments made hereunder shall be made without any set-off or counterclaim.

(c) Assignor and Assignee shall each pay its own costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Assignment and Acceptance.

(d) This Assignment and Acceptance may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

(e) THIS ASSIGNMENT AND ACCEPTANCE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF ILLINOIS. Assignor and Assignee each irrevocably submits to the non-exclusive jurisdiction of any State or Federal court sitting in Cook County, Illinois over any suit, action or proceeding arising out of or relating to this Assignment and Acceptance and irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Illinois State or Federal court. Each party to this Assignment and Acceptance hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.

(f) ASSIGNOR AND ASSIGNEE EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS ASSIGNMENT AND ACCEPTANCE, THE LOAN AGREEMENT, ANY OF THE OTHER FINANCING AGREEMENTS OR ANY RELATED DOCUMENTS AND AGREEMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALING, OR STATEMENTS (WHETHER ORAL OR WRITTEN).

IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment and Acceptance to be executed and delivered by their duly authorized officers as of the date first above written.

[ASSIGNOR]

By:
Title:

[ASSIGNEE]

By:
Title:

SCHEDULE 1

NOTICE OF ASSIGNMENT AND ACCEPTANCE

                    , 20

_________________________
_________________________
_________________________

Attn.:	___________________

Re:

Ladies and Gentlemen:

Wachovia Capital Finance Corporation (Central), formerly known as Congress Financial Corporation (Central), in its capacity as agent pursuant to the Loan Agreement (as hereinafter defined) acting for and on behalf of the financial institutions which are parties thereto as lenders (in such capacity, “Agent”), and the financial institutions which are parties to the Loan Agreement as lenders (individually, each a “Lender” and collectively, “Lenders”) have entered or are about to enter into financing arrangements pursuant to which Agent and Lenders may make loans and advances and provide other financial accommodations to PEMSTAR Inc. (“Borrower”) as set forth in the Amended and Restated Loan and Security Agreement, dated July 3, 2006, by and among Borrower, Agent and Lenders (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”), and the other agreements, documents and instruments referred to therein or at any time executed and/or delivered in connection therewith or related thereto (all of the foregoing, together with the Loan Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, being collectively referred to herein as the “Financing Agreements”). Capitalized terms not otherwise defined herein shall have the respective meanings ascribed thereto in the Loan Agreement.

1. We hereby give you notice of, and request your consent to, the assignment by                                      (the “Assignor”) to                                          (the “Assignee”) such that after giving effect to the assignment Assignee shall have an interest equal to                      (    %) percent of the total Commitments pursuant to the Assignment and Acceptance Agreement attached hereto (the “Assignment and Acceptance”). We understand that the Assignor’s Commitment shall be reduced by $                     , as the same may be further reduced by other assignments on or after the date hereof.

2. Assignee agrees that, upon receiving the consent of Agent to such assignment, Assignee will be bound by the terms of the Loan Agreement as fully and to the same extent as if the Assignee were the Lender originally holding such interest under the Loan Agreement.

3. The following administrative details apply to Assignee:

(A)	Notice address:

	Assignee name:	_____________________________________
	Address:	_____________________________________
	Attention:	_____________________________________
	Telephone:	_____________________________________
	Telecopier:	_____________________________________

(B)	Payment instructions:

	Account No.:	_____________________________________
	At:	_____________________________________
	Reference:	_____________________________________
	Attention:	_____________________________________

4. You are entitled to rely upon the representations, warranties and covenants of each of Assignor and Assignee contained in the Assignment and Acceptance.

IN WITNESS WHEREOF, Assignor and Assignee have caused this Notice of Assignment and Acceptance to be executed by their respective duly authorized officials, officers or agents as of the date first above mentioned.

Very truly yours,

[NAME OF ASSIGNOR]

By:

Title:

[NAME OF ASSIGNEE]

By:

Title:

ACKNOWLEDGED AND ASSIGNMENT

CONSENTED TO:

WACHOVIA CAPITAL FINANCE CORPORATION (CENTRAL),

formerly known as Congress Financial Corporation (Central), as Agent

By:

Title:

EXHIBIT C

TO

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

Compliance Certificate

To:	Wachovia Capital Finance Corporation (Central), as Agent
150 South Wacker Drive, Suite 2200
Chicago, Illinois 60606-4401
Attention: Portfolio Manager

Ladies and Gentlemen:

I hereby certify to you pursuant to Section 9.6 of the Loan Agreement (as defined below) as follows:

1. I am the duly elected Chief Financial Officer of PEMSTAR Inc., a Minnesota corporation (“Borrower”). Capitalized terms used herein without definition shall have the meanings given to such terms in the Amended and Restated Loan and Security Agreement, dated July 3, 2006, by and among Wachovia Capital Finance Corporation (Central), formerly known as Congress Financial Corporation (Central) as agent for the parties thereto as lenders (in such capacity, “Agent”) and the parties thereto as lenders (collectively, “Lenders”) and Borrower (as such Loan and Security Agreement is amended, modified or supplemented, from time to time, the “Loan Agreement”).

2. I have reviewed the terms of the Loan Agreement, and have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and the financial condition of Borrower, during the immediately preceding fiscal month.

3. The review described in Section 2 above did not disclose the existence during or at the end of such fiscal month, and I have no knowledge of the existence and continuance on the date hereof, of any condition or event which constitutes a Default or an Event of Default, except as set forth on Schedule I attached hereto. Described on Schedule I attached hereto are the exceptions, if any, to this Section 3 listing, in detail, the nature of the condition or event, the period during which it has existed and the action which Borrower has taken, is taking, or proposes to take with respect to such condition or event.

4. I further certify that, based on the review described in Section 2 above, Borrower has not at any time during or at the end of such fiscal month, except as specifically described on Schedule II attached hereto or as permitted by the Loan Agreement, done any of the following:

Changed its corporate name, or transacted business under any trade name, style, or fictitious name, other than those previously described to you and set forth in the Financing Agreements.

Changed the location of its chief executive office, changed its jurisdiction of incorporation, changed its type of organization or changed the location of or disposed of any of its properties or assets (other than pursuant to the sale of Inventory in the ordinary course of its business or as otherwise permitted by Section 9.7 of the Loan Agreement), or established any new asset locations.

Materially changed the terms upon which it sells goods (including sales on consignment) or provides services, nor has any vendor or trade supplier to Borrower during or at the end of such period materially adversely changed the terms upon which it supplies goods to Borrower.

Permitted or suffered to exist any security interest in or liens on any of its properties, whether real or personal, other than as specifically permitted in the Financing Agreements.

Received any notice of, or obtained knowledge of any of the following not previously disclosed to Agent: (i) the occurrence of any event involving the release, spill or discharge of any Hazardous Material in violation of applicable Environmental Law in a material respect or (ii) any investigation, proceeding, complaint, order, directive, claims, citation or notice with respect to: (A) any non-compliance with or violation of any applicable Environmental Law by Borrower in any material respect or (B) the release, spill or discharge of any Hazardous Material in violation of applicable Environmental Law in a material respect or (C) the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials in violation of applicable Environmental Laws in a material respect or (D) any other environmental, health or safety matter, which has a material adverse effect on Borrower or its business, operations or assets or any properties at which Borrower transported, stored or disposed of any Hazardous Materials.

Become aware of, obtained knowledge of, or received notification of, any breach or violation of any material covenant contained in any instrument or agreement in respect of Indebtedness for money borrowed by Borrower.

5. Attached hereto as Schedule III are the calculations used in determining, as of the end of such fiscal month whether Borrower is in compliance with the covenants set forth in Section 9.17 and Section 9.18 of the Loan Agreement for such fiscal month.

The foregoing certifications are made and delivered this day of                     , 20    .

Very truly yours,

By:

Title:

EXHIBIT D

TO

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

WACHOVIA LETTERHEAD TO GO HERE

Borrowing Base Certificate

Date:

Number:

Pursuant to the Amended and Restated Loan and Security Agreement by and among Wachovia Capital Finance Corporation (Central), formerly known as Congress Financial Corporation (Central), as agent (“Agent”), the parties thereto as lenders(“Lenders”) and PEMSTAR Inc. (“Borrower”), and any amendments thereto (the “Loan Agreement”), Borrower hereby certifies to Agent and Lenders, as of the above date, as follows:

	Rochester	San Jose	Chaska	Taunton	Corp Mexico	Total Pemstar	Pacific	Total Consolidated
Accounts Availability
1 Gross accounts receivable as of prior certificate
2 Gross sales
3 Add: debit adjustments
4 Less: credit adjustments
5 Less: net collections
6 Less: discounts and deductions
7 Less: accounts for terminated customers
8 Total accounts
9 Less: Ineligible accounts (see Schedule 1):
10 Eligible AR
10 Dilution reserve %
11 Dilution reserve
12 Net eligible accounts
13 Accounts receivable advance rate
14 Accounts availability
Inventory availability
15 Gross inventory as of:

(a) Raw materials
(b) Work in process
(c) Finished goods
(d) In transit
Total gross inventory
16 Less: ineligible inventory (see schedule 2)
17 Eligible inventory
18 Inventory advance rate
19 Inventory availability
20 Inventory sublimit

21 Total inventory availability
22 Availability based on accounts and inventory
23 Line limit
24 Gross availability
25 Reserves
(a) Dilution
(b) Other
Total dilution
26 Net availability
Reconciliation of Loan Balance
27 Amount of outstanding loans for prior certificate
28 Less: Net cash collections since date of prior certificate
29 Add: amount of loans and interest charges
30 Current amount of outstanding loans
31 Documentary LC
32 Inverse of inventory advance rate
33 Reverse for documentary LC
34 Standby LC
35 Total loan balance and reserves for LC’s
36 Net availability

As of the date of this Certificate, no Event of Default exists, or has occurred and is continuing. Borrower acknowledges that the Loans and Letter of Credit Accommodations by Agent and Lenders to Borrower are based upon the reliance of Agent and Lenders on this Certificate should not be deemed to limit the right of Agent to establish or revise criteria of eligibility or Reserves or otherwise limit, impair, or affect in any manner the rights of the Agent under the Loan Agreement. In the event of any conflict between the determination of Agent of the amount of the Loans and Letter of Credit Accommodations available to Borrower in accordance with the terms of the Loan Agreement and the determination by Borrower of such amounts, the determination of the Agent shall govern. All capitalized terms used in this certificate shall have the meanings assigned to them in the Loan Agreement.

By:

Title:

SCHEDULE 1

to

BORROWING BASE CERTIFICATE

Ineligible Accounts as of                     , 200

	Pemstar	Pacific	Combined
1 Over 90 DOI trade (weekly)	$	$	$
2 Over 90 DOI interco (weekly)	$	$	$
3 Over 90 Credits (weekly)	$	$	$
4 Contras (weekly)	$	$	$
5 50% > 90 days (weekly)	$	$	$
6 Foreign excluded (weekly)	$	$	$
7 Government (weekly)	$	$	$
8 Intercompany under 90 days (weekly)	$	$	$
9 Deductions/Short Pay under 90 (weekly)	$	$	$
10 Progress billing (weekly)	$	$	$
11 Miscellaneous invoices (audit)	$	$	$
12 Unallocated Cash (weekly)	$	$	$
13 Discontinued Acct Under 90 (weekly)	$	$	$
14 Customer Deposit (weekly)	$	$	$
15 Concentration accounts (weekly)	$	$	$
16 Bill and Hold Weekly	$	$	$
17 Returns, Discounts, Claims, Credits, Allowances (weekly)	$	$	$
18 Legal/bankrupt (weekly)	$	$	$
19 Unreconciled variance (audit)	$	$	$

SCHEDULE 2

to

BORROWING BASE CERTIFICATE

Ineligible Inventory as of                     , 200

	Pemstar	Pacific	Combined
1 Work in Process	$	$	$
2 Inventory at foreign locations	$	$	$
3 Non conforming material: raw	$	$	$
4 Non conforming material: finished	$	$	$
5 Related to Delinquent AR	$	$	$
6 Related to discontinued customers	$	$	$
7 Intercompany	$	$	$
8 Slow Moving/Obsolete	$	$	$
9 Packaging and Supplies	$	$	$
10 Bill and Hold	$	$	$
11 Inventory domestic with no collateral access agreement	$	$	$
12 Bankrupt customers D99 (because Sancastle is bankrupt) goes here	$	$	$
13 G/L Reconciliations	$	$	$
14 Count Variances	$	$	$
15 Subassembly	$	$	$
Total Ineligibles	$	$	$
Eliminated	$	$	$
valuation reserve	$	$	$
reserve for W/O Var -GL	$	$	$
Burden added	$	$	$

EXHIBIT E

TO

AMENDED AND RESTATED LOAN AND SECURITY Agreement

Conditions Precedent to Tranche B Borrowing Base Increase Date

1. Each of the conditions precedent set forth in Section 4.2 of the Loan Agreement shall be true and correct as of the date of the Tranche B Borrowing Base Increase Date.

2. The Tranche B Loan Lender shall be satisfied that the Unadjusted EBITDA (as defined below) of Borrower for the eighteen (18) consecutive month period ending on the last day of the month immediately preceding the Tranche B Borrowing Base Increase Date shall not be less than $44,600,000.

As used herein, “Unadjusted EBITDA” shall mean, as to any Person, with respect to any period, an amount equal to (a) the Consolidated Net Income (as defined below) of such Person for such period, plus (b) depreciation and amortization for such period (to the extent deducted in the computation of Consolidated Net Income of such Person), all in accordance with GAAP, plus (c) Interest Expense for such period (to the extent deducted in the computation of Consolidated Net Income of such Person), plus (d) the Provision of Taxes for such period (to the extent deducted in the computation of Consolidated Net Income of such Person).

As used herein, “Consolidated Net Income” shall mean, with respect to any Person for any period, the net income (loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis and in accordance with GAAP, but excluding from the determination of Consolidated Net Income (without duplication) (a) any extraordinary or non recurring gains or gains from asset dispositions and (b) interest income.

All capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Amended and Restated Loan and Security Agreement to which this is an Exhibit.

SCHEDULE 1

TO

LOAN AND SECURITY AGREEMENT

Commitments

Revolving Loan Commitments

Wachovia Capital Finance Corporation (Central)	$45,000,000

Tranche B Loan Commitment

Ableco Finance LLC	$9,000,000

SCHEDULE 1.33

TO

LOAN AND SECURITY AGREEMENT

List of US Companies with Eligible Accounts of Foreign Subsidiaries

IBM Corporation

Medtronic

Motorola

Johnson & Johnson

Hewlett Packard

Honeywell

Celstica

SCHEDULE 9.17

TO

LOAN AND SECURITY AGREEMENT

Schedule 9.17(a)

From July 1, to July 31, 2005	$(3,364,000)
From July 1, 2005 to August 31, 2005	$(3,273,000)
And thereafter for the three (3) immediately preceding consecutive month period ended:
September 30, 2005	$(1,378,000)
October 31, 2005	$(2,875,000)
November 30, 2005	$(1,934,000)
December 31, 2005	$3,389,000
January 31, 2006	$1,868,000
February 28, 2006	$2,177,000
March 31, 2006	$4,581,000

And for each of the three (3) immediately preceding consecutive month periods ending on the last day of each month thereafter $4,000,000; except, that, for such periods ending as of the last day of January, February, April, May, July, August, October and November of each year, the amount for each of such periods shall be $1,500,000

Schedule 9.17(b)

From July 1, 2005 to July 31, 2005	$(2,912,000)
From July 1, 2005 to August 31, 2005	$(3,121,000)
And thereafter for the three (3) immediately preceding consecutive month period ended:
September 30, 2005	$(2,102,000)
October 31, 2005	$(2,791,000)
November 30, 2005	$(2,273,000)
December 31, 2005	$1,492,000
January 31, 2006	$524,000
February 28, 2006	$459,000
March 31, 2006	$1,218,000

And for each three (3) immediately preceding consecutive month periods ending on the last day of each month thereafter, $1,500,000; except, that, for such periods ending as of the last day of January, February, April, May, July, August, October and November of each year, the amount for each of such periods shall be $500,0000.